UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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Installed Building Products, Inc.

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2023 NOTICE OF ANNUAL MEETING AND PROXY STATEMENT IBP INSTALLED BUILDING PRODUCTS

To Our Stockholders

Installed Building Products, Inc. (“IBP” or the “Company”) achieved yet another record year of financial results. The Company focused on supporting its residential and commercial customers during a challenging period of rapidly rising inflation and interest rates. We ensured our pricing aligned with the value the Company offers its customers, especially difficult during a period of elevated backlog in residential housing. Our record results generated substantial operating cash flow. IBP returned a record amount of cash to shareholders through its dividend and share repurchase programs. As a support system for growth, IBP’s leadership team and Board of Directors practices strong corporate governance and prioritizes our commitment to the betterment of our employees and the communities in which they live.

ACQUISITIONS CONTINUED, OUR DIVIDEND GREW, MARKET VOLATILITY ACCELERATED BUYBACKS

Expanding through acquisition remains the top priority for IBP. We invested $114 million to acquire eight businesses with annual revenue of approximately $109 million in 2022. IBP experienced a unique opportunity to repurchase its shares at attractive levels given the stock market volatility throughout the year. Combining $138 million in share repurchases with $63 million paid in dividends, IBP returned $200 million in capital to shareholders in 2022. This result is a testament to the success of IBP’s asset-light business model, its ability to generate substantial cash flow, and its disciplined approach toward a growth-oriented capital allocation strategy.

In February 2023, IBP’s Board declared a quarterly cash dividend of $0.33 per share, representing a 5% increase to its previous regular quarterly dividend. Additionally, the Board declared a 2023 annual variable dividend of $0.90 per share, in-line with the previous year.

ENVIRONMENTAL STEWARDSHIP

In August 2022, IBP published its second annual Environment, Social, and Governance (“ESG”) report. The report details the Company’s dedication to its ESG policies and emphasizes IBP’s positive impact on the environment, its employees, and its communities by promoting a more sustainable and equitable future.

IBP’s core insulation installation service is one of the best ways to prevent energy waste in most homes and commercial structures. We are in the business of energy efficiency solutions. IBP’s support of greenhouse gas reducing initiatives is also evidenced by its 2022 investment in Energi.ai, a technology company that uses artificial intelligence for sustainability solutions.

PROVIDING EMPLOYEES WITH A SAFE ENVIRONMENT, RESOURCES AND OPPORTUNITIES

As outlined in our latest ESG report, IBP’s aim is for its workplace culture to embody the ideals espoused by the United Nations Guiding Principles on Business and Human Rights and Universal Declaration on Human Rights. IBP offers robust health and safety programs, emotional wellbeing coaching programs, financial literacy and assistance programs. IBP is committed to building an equitable and inclusive workplace with the opportunity for advancement for everyone.

Lead With Safety has been a cornerstone program at IBP and has contributed to a safer work environment for our employees. The tracking and reporting of safety information has been a key factor in minimizing the occurrences of severe injuries and fatalities. Again in 2022, there were no work site fatalities and the incident rate of severe injuries improved approximately 27% from 2021, to less than 0.1 per 100 full time employees. While safety will always be the most important aspect of our culture, our commitment to our employees goes well beyond their physical safety. Since its inception in March 2019, the Installed Building Products Impact initiatives have committed $2.4 million in scholarships to benefit 230 employees and family members in their educational endeavors. We have also given over $280,000 in grants to help employees overcome difficult financial situations. IBP has empowered others, through our financial wellness program, to independently reach financial goals. Additionally, through both our foundation and other corporate giving programs, we have awarded $5 million in grants to support nonprofits focused on housing, education, and strengthening our communities.

DIVERSE BOARD ADDS ANOTHER EXPERIENCED MEMBER

In July 2022, IBP’s board increased to nine members with the appointment of Robert H. Schottenstein as an independent director. As the CEO of one of the country’s leading publicly traded homebuilders, he brings a strong understanding of IBP and a wealth of residential construction and corporate management experience to our Board. Bob also served on IBP’s Board from April 2014 to March 2020.

The skills of our nine-member Board range from extensive knowledge of the insulation industry, manufacturing, technology, and building materials to law, finance, nonprofits, and more. We are proud to have built a diverse Board with 44% of members representing gender, racial, ethnic, or orientation diversity. IBP’s Board is highly engaged and committed to responsible oversight.

ENHANCING OUR DIVERSITY, EQUITY, AND INCLUSION (“DEI”) EFFORTS

With oversight from the Compensation and Human Capital Committee of our Board of Directors, leadership is held accountable with the goal of continually moving IBP toward greater diversity. Our DEI initiatives include management training programs, promoting relationships with minority and women owned vendors and suppliers, building relationships with students attending Historically Black Colleges and Universities to build a diverse hiring pipeline, understanding diversity needs and perceptions throughout the Company, and offering a language training program to remove communication hurdles across our organization.

WE APPRECIATE YOUR SUPPORT AND FEEDBACK

It is our stockholders, management, Board members, branch employees, and support group members working together that enables IBP to achieve great results. We are encouraged by our past success but continue to strive for improvement. IBP is a company that both values and is committed to strong corporate governance and corporate responsibility. We thank you for your continued support, trust, and investment in Installed Building Products.

We encourage you to read the accompanying Proxy Statement carefully and attend our Virtual Annual Meeting on May 25, 2023. Please vote your shares as soon as possible, whether or not you are planning to attend the Annual Meeting. You may vote by telephone or Internet, or by signing, dating and returning the proxy card in the prepaid envelope provided if you requested printed proxy materials.

Margot L. Carter

Presiding Independent Director

Notice of Annual Meeting of Stockholders

The 2023 Annual Meeting of Stockholders (“Annual Meeting”) of Installed Building Products, Inc. (“we,” “us,” “our” or the “Company”) will be held on Thursday, May 25, 2023 at 10:00 a.m. Eastern Time in a virtual format.

Items of Business.

1.	Election of Michael T. Miller, Marchelle E. Moore and Robert H. Schottenstein as directors to serve for three-year terms;

2.	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2023;

3.	Approval, on an advisory basis, of the compensation of our named executive officers;

4.	Vote, on an advisory basis, on the frequency (every year, every two years or every three years) of the advisory vote on the compensation of our named executive officers;

5.	Approval of our 2023 Omnibus Incentive Plan; and

6.	Transaction of any other business that may properly come before the meeting or any adjournment thereof.

Record and Mailing Dates. Stockholders of record at the close of business on March 30, 2023 will be eligible to receive notice of and to vote at the Annual Meeting. On or about April 13, 2023, we will mail a Notice of Internet Availability of Proxy Materials to our stockholders of record on the record date. The notice contains instructions on obtaining internet access to our Proxy Statement and our Annual Report, including our Form 10-K for the 2022 fiscal year. The notice also has instructions on requesting a paper copy of the proxy materials. We are making our proxy materials available to our stockholders electronically instead of mailing a full set of proxy materials. This process allows us to provide you with the information you need in a timely manner, while reducing our impact on the environment and lowering the costs of printing and distributing our proxy materials.

Your vote is important. Please vote your shares as early as possible. For more detailed information on voting and other information about the Annual Meeting, see “Frequently Asked Questions” beginning on page 93.

PROXY SUMMARY

This Proxy Summary provides an overview of our business and highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information you should consider. Please read the entire Proxy Statement carefully before voting.

Proposals

Proposals		Required Vote	Board Recommendation	Page Reference
1.	Election of Michael T. Miller, Marchelle E. Moore and Robert H. Schottenstein as directors to serve for three-year terms	Majority of the votes cast at the Annual Meeting	✓ FOR each nominee	12
2.	Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2023	Majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote	✓ FOR	42
3.	Approval, on an advisory basis, of the compensation of our named executive officers	Majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote	✓ FOR	45
4.	Vote, on an advisory basis, on the frequency (every year, every two years or every three years) of the advisory vote on the compensation of our named executive officers	Whichever choice—every one year, two years or three years—receives the greatest number of votes cast	✓ ONE YEAR	77
5.	Approval of our 2023 Omnibus Incentive Plan	Majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote	✓ FOR	78

Business Overview

Our primary business is the installation of insulation for residential and commercial builders. We also install a diversified range of other building products, including waterproofing, fire-stopping, fireproofing, garage doors, rain gutters, window blinds, shower doors, closet shelving, mirrors and other products. We offer our services from our network of over 230 branch locations serving the 48 continental states and the District of Columbia.

We recently created a distribution platform by acquiring two regional distribution companies that serve the Midwest, Mountain West, Northeast and Mid-Atlantic regions of the United States. We distribute fiberglass, spray foam, metal building and other types of insulation, gutter supplies and building products accessories from the combined 11 locations of our distribution companies.

6	2023 Proxy Statement	Proxy Summary

We also operate a small manufacturing operation located in Bucyrus, Ohio, which produces cellulose insulation with an 85% recycled wastepaper content and other specialty industrial fibers.

Our Growth Strategy

We are continually focused on expanding our geographic footprint, diversifying our products and services and expanding our mix of end markets. Our growth strategy includes acquisition of residential and commercial installers in new markets, acquisitions of businesses offering complementary products, introduction of new product offerings in existing markets, pursuit of new product categories in commercial markets, and leveraging our multi-family sales growth in existing branches.

Revenue from insulation services represented approximately 66% of total revenues in 2018 compared to 61% in 2022, demonstrating our continued success in revenue growth from diversified products. We have decreased our residential new construction end market exposure approximately 3%, from 77% in 2018 compared to 74% in 2022. We have added 55 new branch locations since 2018.

	2022 ($)	2022 (%)	2018 ($)	2018 (%)
Insulation	1,611,037	61	876,118	66

Shower doors, shelving and mirrors	172,979	7	90,352	7

Garage doors	168,800	6	79,539	6

Waterproofing	124,808	5	97,683	7

Rain gutters	114,022	4	44,203	3

Fireproofing / firestopping	63,498	2	-	-

Window blinds	61,295	2	28,981	2

Other building products	197,118	7	-	9

Net revenues, installation	2,513,557	94	1,336,432	100

Other	156,287	6	-	-

Net revenues	2,669,844	100	1,336,432	100

Net revenue for manufacturing operations are included in the “Other” category.

Our Capital Allocation Strategy

Our primary use of capital is acquisitions, which typically contribute to profitability in the first year and assist in achieving product diversification. Our asset-light model generates substantial operating cash flow, which supports acquisition growth.

In 2022, we returned $200.3 million of cash to stockholders, including quarterly and variable dividends of $62.7 million and stock repurchases totaling $137.6 million.

2022 Cash Dividends	=	$62.7M	2022 Stock Repurchases	=	$137.6M

Proxy Summary	2023 Proxy Statement	7

Our Acquisition Strategy

In the 1990s, we began an acquisition strategy with the goal of creating a national platform and have since grown, by our estimate, to become one of the nation’s largest installers of insulation in the residential new construction market. Since 1999, we have successfully completed and integrated over 180 acquisitions. In 2022, we successfully acquired and integrated eight businesses representing approximately $109 million in annual revenues.

◾  Acquisition rationale

○   Expand geographic footprint, product diversification, and market presence

◾  Keys to our approach

○   Target profitable markets

○   Acquire operations with strong reputation and customer base

○   Corporate support allows more local focus on customer service

○   Leverage national buying power

○   Leverage relationships with national homebuilders

2022 Financial Highlights

Our record 2022 financial and operating results reflect the continued success of our key business strategies outlined above. Our 2022 results produced record operating cash flow, which supported our acquisition strategy and capital allocation strategy.

See “Additional Information – Use of Non-GAAP Financial Measures” for a reconciliation of Adjusted EBITDA to the most directly comparable GAAP measure.

Corporate Responsibility

Our Board of Directors and management team recognize the importance of our environmental and social responsibilities and their impact on our stockholders, our customers, our employees and our communities. Good corporate citizenship is important to us and we are committed to promoting a culture of doing what is right and investing in the communities where we live and work. We integrate corporate responsibility every day through making buildings energy efficient, providing for the health, safety and welfare of our employees, advocating volunteerism and empowering philanthropy.

8	2023 Proxy Statement	Proxy Summary

OUR ENVIRONMENT

◾  Jason R. Niswonger is our Chief Administrative and Sustainability Officer

◾  Released second annual Environmental, Social and Governance Report (“Sustainability Report”)

◾  Transitioned a substantial portion of our electricity needs to a carbon free source

◾  Entered into a national waste management program to increase recycling at our branches

OUR PEOPLE

◾  Management training programs to address minority representation in management  and sales positions and gender income equality;

◾  Assessment of suppliers to source products and services from minority and women owned businesses,  where possible;

◾  Building a diverse hiring pipeline;

◾  Employee focus groups to understand diversity needs and perceptions throughout the Company;

◾  Broadcast of our Positive Production Program videos to educate and encourage inclusion; and

◾  Offering both English and Spanish as a Second Language classes to remove communication hurdles.

OUR COMMUNITY

◾  Foundation grants since inception (dollar amounts approximate):

✓ Scholarships - $2.4 million

✓ Charitable Giving Match - $33,810

✓ Employee Financial Assistance - $289,450

✓ Major Grants Program - $3.6 million

◾  Other Corporate giving, including multi-year commitments to : Gary Sinese Foundation RISE Program, Mid-Ohio  Food Collective, YWCA of Central Ohio, Boys and Girls Club of Central Ohio, St. Mary’s Scholarship Endowment,  The Columbus Promise and Besa Community, Inc.

Board of Directors Diversity and Skills

Our Board is expected to represent a broad diversity of geographic, age, gender, racial and ethnic backgrounds and experience. Our goal is to ensure that the Board is comprised of individuals whose backgrounds, skills and expertise, when taken together, provide the Board with the range of skills and expertise necessary to oversee the Company’s strategy, operations and management. The graphics below include all director nominees and continuing directors.

Proxy Summary	2023 Proxy Statement	9

Age	Gender	Race, Ethnicity, Orientation
64 Average Age	33% Women	33% Diverse

2022 Executive Compensation at a Glance

Name	Base Salary ($)(1)	Performance- Based Cash Award Earned ($)	Performance- Based Restricted Stock Award at Grant Date Fair Value ($)	Total ($)
Jeffrey W. Edwards	800,000	1,126,000	3,377,950	5,303,950
Michael T. Miller	425,000	427,880	1,086,542	1,939,422
Jay P. Elliott	462,000	315,280	1,125,880	1,903,160
W. Jeffrey Hire	400,000	168,900	225,217	794,117
Jason R. Niswonger	395,000	197,050	315,119	907,169

(1)	Base salary effective April 1, 2022

10	2023 Proxy Statement	Proxy Summary

Key Compensation Practices for Executives

What We Do

◾  Pay for Performance of a substantial  percentage of compensation on achievement of  objective pre-established performance metrics

◾  Balanced Compensation Mix of salary and  performance-based cash bonuses and restricted  stock awards

◾  Multi-year Vesting of Equity Awards over a  two-year period after the performance target is  met

◾  Limited Perquisites that are not available to  other salaried employees

◾  Competitive Pay targeted near the median of  our peer group

◾  Clawback Policy allowing recovery of incentive  and other compensation under specified  circumstances

◾  Meaningful Equity Ownership Requirements  in a multiple of base salary

◾  Annual Say-on-Pay Vote on executive  compensation

What We Don’t Do

◾  NO Tax Gross-Ups for perquisites or excise  taxes

◾  NO Pension Plans or retirement benefits that  are not available to other salaried employees

◾  NO Hedging or other monetization transactions  involving Company securities

◾  NO Short Sales or other speculative transactions  involving Company securities

◾  NO Option Repricing of underwater stock  options without stockholder approval

◾  NO Single Trigger accelerated vesting of  incentive awards upon a change in control  without a qualifying loss of employment

◾  NO Pledging of Company securities as collateral  or holding Company securities as collateral in a  margin account

    NO Employment Agreements for our executives  other than our Chief Executive Officer

Proxy Summary	2023 Proxy Statement	11

PROPOSAL 1 – ELECTION OF DIRECTORS

Upon the recommendation of the Nominating and Corporate Governance Committee, the Board has nominated and is submitting to a vote of our stockholders a proposal to elect Michael T. Miller, Marchelle E. Moore and Robert H. Schottenstein as Class I directors to serve for three-year terms. Each nominee’s term runs until the 2026 Annual Meeting of Stockholders.

In considering each nominee, the Nominating and Corporate Governance Committee and the Board evaluated the background, experience, qualifications, attributes and skills of each nominee, as well as the years of experience current directors have had working together on the Board and the knowledge of the Company they have developed as a result of such service. The Nominating and Corporate Governance Committee and the Board also considered Board refreshment and each current director’s contributions to the Board and role in the operation of the Board as a whole. See “Information Regarding the Director Nominees and Directors Continuing in Office,” and “Director Qualification and Board Diversity.”

Director nominees are expected to demonstrate leadership and to possess outstanding integrity, values and judgment. The Nominating and Corporate Governance Committee and the Board have determined that each of our nominees possesses the skills, experience and perspectives, collectively with other directors, to comprise a well-rounded, highly effective Board of Directors, and have determined that the nominees add to the overall diversity of the Board by bringing a wide range of experiences.

Messrs. Miller and Schottenstein currently serve on the Board. Ms. Moore is a new director nominee. Vikas Verma, a current director serving in this class, is retiring from the Board at the end of his current term and is not standing for re-election. The Board would like to acknowledge Mr. Verma’s service on the Board.

Each nominee has accepted the nomination and has agreed to serve if elected. If a nominee is unable or unwilling to serve as a director at the time of the Annual Meeting, the persons named as proxies will use their discretion to vote for the election of the remaining nominees and for the election of any substitute nominee nominated and recommended by the Board. Alternatively, the Board may reduce the number of directors constituting the full Board.

Overview of the Board of Directors

Our directors are divided into three classes, as nearly equal in number as possible and designated Class I, Class II and Class III, with one class of directors elected annually for a three-year term. Each director holds office until his or her successor is duly elected and qualified or until his or her earlier death, resignation, retirement, disqualification or removal. Only one class of directors is elected at each annual meeting of stockholders, with the other classes of directors continuing to serve for the remainder of their respective terms.

Our Bylaws provide that the number of directors constituting the Board is fixed from time to time by a majority vote of the directors then in office. No decrease in the authorized number of directors will result in the removal of an incumbent director until that director’s term of office expires. Vacancies may be filled by the Board. Our Board of Directors has fixed the number of directors at nine.

Our directors are classified into the following three classes:

Director Qualifications and Board Diversity

Our Nominating and Corporate Governance Committee is responsible for annually reviewing the composition of the Board and assessing the appropriate skills and characteristics of our directors with a view toward ensuring that the Board is comprised of

12	2023 Proxy Statement	Proposal 1 – Election of Directors

individuals whose particular backgrounds, skills, expertise and tenure, when taken together, provide the Board with the right mix of skills and expertise to oversee the Company’s strategy, culture and risks.

In evaluating the suitability of candidates for director positions, the Nominating and Corporate Governance Committee considers whether there are evolving needs on the Board that may require expertise in a particular field. The entirety of each candidate’s credentials is evaluated, with no specific eligibility requirements or minimum qualifications. The Nominating and Corporate Governance Committee considers numerous factors, including those set forth in the skills matrix below. The skills matrix helps the Nominating and Corporate Governance Committee determine whether a candidate or a Board member possesses one or more of the skill sets and attributes set forth in the matrix that may qualify him or her for service on the Board or a particular committee. Each of our nominees and continuing directors possess valuable skills and qualifications that are not reflected in the matrix.

The Nominating and Corporate Governance Committee also considers whether a director meets applicable criteria for independence and whether the individual will enhance the diversity of views and experiences available to the Board in its deliberations. If the nominee is a current director, the Nominating and Corporate Governance Committee takes into account the director’s individual contributions to the Board, the director’s ability to work collaboratively and the effectiveness of the Board as

Proposal 1 – Election of Directors	2023 Proxy Statement	13

a whole. No specific weight is assigned to any particular factor and, depending on the current needs of the Board, some factors may weigh more or less heavily.

In addition to skills and expertise, the Nominating and Corporate Governance Committee also seeks age, gender and racial and ethnic diversity among members of the Board. While the Nominating and Corporate Governance Committee and the Board do not have a written diversity policy, the Board, as a group, is expected to represent a broad diversity of backgrounds and experience. The Nominating and Corporate Governance Committee and the Board believe that considering diversity is consistent with creating a Board that best serves the Company, its stockholders and its employees and their communities, and is one of the many factors taken into account when considering Board membership. The Nominating and Corporate Governance Committee believes that our director nominees exhibit commitment to long-term value creation for our stockholders, personal and professional ethics, sound business judgment, strategic vision, leadership experience and an appreciation of different perspectives. The graphics below include all director nominees and continuing directors.

Director Skills, Experience and Background

The following biographical information regarding each director nominee and director continuing in office is as of April 13, 2023. In addition to age and tenure as a director, it includes information about each individual’s principal occupation, professional experience, educational background and certain other experience, attributes, qualifications and skills.

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Michael T. Miller (Director Nominee) ∎ Age 58 ∎ Director since 2014 ∎ Class I Director – Term Expires in 2023

Occupation

Our Executive Vice President – Finance (since 2000) and Chief Financial Officer (since 2013)

Education

B.A. in Economics and German, Wake Forest University

Experience

∎	Senior Vice President/Managing Director, Corporate Investment Banking, Huntington Capital Corp., a subsidiary of Huntington Bancshares, Inc., a regional bank holding company

∎	Various positions with Deutsche Bank, Canadian Imperial Bank of Commerce and First Union National Bank, Charlotte, North Carolina

Other Board Service

∎	Dana Kepner Company, LLC (February 2021-present), a private distributor of waterworks infrastructure

∎	BMC Stock Holdings, Inc. (2014 - January 2021), a publicly traded leader in diversified building products, member of audit committee

Qualifications

As our Chief Financial Officer and our Executive Vice President of Finance for more than 20 years, Mr. Miller brings to the Board executive leadership and extensive housing and construction, strategic and operational, capital structure, risk management and M&A experience. His knowledge of financial markets and financing, in addition to his past service on the board and audit committee of a public diversified building products company, contribute to the Board skills in public company financial reporting, internal controls and public board service.

Proposal 1 – Election of Directors	2023 Proxy Statement	15

Robert H. Schottenstein (Director Nominee) ∎ Age 70 ∎ Independent Director since 2022 ∎ Class I Director – Term Expires in 2023

Occupation

Chairman (since 2004), Chief Executive Officer (since 2004) and President (since 1996) of M/I Homes, Inc., one of the largest publicly traded home builders in the U.S.

Education

B.A., Indiana University and J.D., Capital University Law School

Experience

∎	Private practice of law specializing in commercial real estate, corporate and banking transactions (1977-1989)

∎	Central Ohio Building Industry Association “Builder of the Year” Award 2002

∎	“Executive of the Year” for the homebuilding industry by Builder Magazine 2008

Other Board Service

∎	Previously served on our Board (April 2014 – March 2020)

∎

L Brands, a publicly traded leading specialty retailer focused on women’s intimate and other apparel, personal care, beauty and home fragrance categories, member of Audit Committee (August 2017 – May 2022)

∎	The Ohio State University Wexner Medical Center

∎	The Ohio State University Foundation

∎	Chair of The Policy Advisory Board of Harvard University’s Joint Center for Housing Studies

∎	Pelotonia, Chair

Qualifications

Mr. Schottenstein’s more than 25 years of experience in the homebuilding industry bring to the Board expertise and valuable insight into the housing, construction and building materials industries. Mr. Schottenstein’s executive leadership, capital structure experience and service on public company boards are advantageous to the Board in exercising its strategic, operational, risk and human capital management oversight responsibilities.

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Marchelle E. Moore (Director Nominee) ∎ Age 50 ∎ Class I Independent Director Nominee

Occupation

Senior Vice President, External Affairs and Chief Diversity Officer of Encova Mutual Insurance Group, Inc., a mutual insurance holding company providing a comprehensive range of insurance products (December 2022- present), and President of the Encova Foundation of Ohio, its affiliated philanthropic foundation (December 2022-present)

Education

B.A. in English, The Ohio State University and J.D., The Ohio State University Moritz College of Law

Experience

∎	Senior Vice President, Chief Legal Officer & Corporate Secretary, Encova Mutual Insurance Group, Inc. (October 2017-December 2022)

∎	Senior Vice President, Chief Legal Officer & General Counsel, Motorists Insurance Group (now known as Encova Mutual Insurance Group, Inc.) (November 2015-October 2017)

∎	Vice President of Legal and Government Affairs and General Counsel, Central Ohio Transit Authority (May 2011-October 2015)

∎	Interim Vice President of Human Resources and Labor Relations, Central Ohio Transit Authority (May 2009-May 2011)

Other Board Service

∎	The Columbus Foundation/Community Foundations, Inc. (January 2021-present), non-profit community foundation

∎	Encova Foundation of Ohio (formerly The Motorists Insurance Companies Foundation) (April 2018-present); president (December 2022-present), non-profit corporate foundation

∎	CampusParc Management, Inc./OSU Management GP, Inc. (2017-July 2021), corporation created to manage parking system

Qualifications

Ms. Moore’s executive leadership and general counsel experience in the insurance and public transportation industries bring to the Board mergers and acquisitions, corporate governance, risk management and strategic and operational skills. Ms. Moore’s roles as Chief Diversity Officer and Interim Vice President of Human Resources and her service on charitable boards provide valuable insight on community engagement, charitable giving, human capital management and diversity, equity and inclusion.

Proposal 1 – Election of Directors	2023 Proxy Statement	17

Margot L. Carter (Continuing Director)

∎   Age 55

∎   Presiding Independent Director since 2014

∎   Class II Director – Term Expires in 2024

∎   Audit Committee Member, Nominating and Corporate Governance Committee Chair

Occupation

President and Founder, Living Mountain Capital L.L.C., a business advisory consulting firm (1998–present)

Education

B.A. in Economics and History, Binghamton University and J.D., Fordham University School of Law

Experience

∎	Executive Vice President, Chief Legal Officer and Secretary, RealPage, Inc., a leading global software and data analytics company for the real estate industry

∎	Executive Vice President and General Counsel, The Princeton Review, Inc.

∎	Executive Vice President, General Counsel and Managing Director, Soundview Technology Group, Inc.

∎	Assistant General Counsel, Cantor Fitzgerald and eSpeed, Inc.

Other Board Service

∎

Eagle Materials, Inc. (2017–present), a publicly traded leading provider of building materials, member of compensation and corporate governance and nominating committees. Served on audit committee 2017-2019.

∎	North Texas Chapter of National Association of Corporate Directors (2016–present), Chair (July 2022-present)

Qualifications

Ms. Carter’s experience in the technology, real estate and construction industries and her service as a director of a public company in the building materials industry bring to the Board knowledge of the housing and construction industries, corporate governance and technology and cybersecurity. Her experience as general counsel and service on board committees give her insight into the dynamics of a corporate board, risk oversight and human capital and environmental, social and governance issues.

18	2023 Proxy Statement	Proposal 1 – Election of Directors

David R. Meuse (Continuing Director) ∎ Age 77 ∎ Independent Director since 2020 ∎ Class II Director – Term Expires in 2024 ∎ Compensation and Human Capital Committee Member

Occupation

Senior Advisor of Stonehenge Partners, Inc., a privately held provider of financial and advisory resources (2018–present)

Education

B.A. in Political Science and Philosophy, John Carroll University; attended Cleveland Marshall College of Law and Securities Industry Institute, Wharton School of Business

Experience

∎	Principal of Stonehenge Partners, Inc. (1999-July 2018)

∎

Chairman and Chief Executive Officer, Banc One Capital Holdings Corporation, a holding company for the investment banking, merchant banking, securities brokerage, investment advisory and insurance activities of Bank One Corporation

∎	Chairman and Chief Executive Officer, Meuse, Rinker, Chapman, Endres & Brooks, a regional investment banking firm

∎	Chairman of Diamond Hill Investment Group, Inc., a publicly traded company providing investment advisory and fund administration services

Other Board Service

∎

State Auto Financial Corporation (2006-present), a publicly traded casualty insurance holding company engaged in writing personal and business insurance, lead director (May 2015-present) and member of audit, independent and investment and finance committees

∎	Service on non-profit boards, including REV Ventures and The Columbus Foundation

Qualifications

Mr. Meuse’s more than 40 years of experience in the investment banking, merchant banking, securities brokerage and private equity industries bring to the board expertise in financial markets, capital structure and M&A. Mr. Meuse’s executive leadership roles throughout his career and his public company board experience also provide the board with risk management, strategic and operational, and environmental, social and governance skillsets.

Proposal 1 – Election of Directors	2023 Proxy Statement	19

Michael H. Thomas (Continuing Director) ∎ Age 73 ∎ Independent Director since 2014 ∎ Class II Director – Term Expires in 2024 ∎ Audit Committee Member, Compensation and Human Capital Committee Member

Occupation

Former partner, Stonehenge Partners, Inc., a private mezzanine and equity investment firm, where he provided counsel in investment origination, portfolio asset management and disposition of investments (1999–2014)

Education

B.A. in Business Administration, University of Notre Dame

Experience

∎

Executive Vice President and Treasurer, JMAC, Inc., the holding and investment company of the McConnell family of Worthington, Ohio, where he directed investments in the financial services, publishing, health care, real estate and manufacturing sectors and was responsible for the McConnell family’s financial, estate and income tax planning

∎	Manager of Ernst & Young LLP Columbus, Ohio tax practice

Other Board Service

Served as a director of the Company’s predecessor from 2004 to 2011

Qualifications

Mr. Thomas’ significant business and investment experience brings to the Board executive leadership, capital structure, M&A, risk management and human capital skills. His longstanding service as a board member of the Company’s predecessor gives him a broad perspective of the housing industry and the Company’s culture and business strategies.

20	2023 Proxy Statement	Proposal 1 – Election of Directors

Jeffrey W. Edwards (Continuing Director) ∎ Age 59 ∎ Chairman since 1999 ∎ Class III Director – Term Expires in 2025

Occupation

Our President (since 2011), Chief Executive Officer (since 2004) and Chairman (since 1999)

Education

B.S. in Marketing, Miami University

Experience

∎

Officer and strategist for several family-owned companies across a variety of industries, including multi-family and student housing development and management, industrial tool distribution, wholesale building supply, homebuilding, real estate development and real estate brokerage

∎	Commercial real estate development throughout the U.S.

Other Board Service

∎	Columbus Museum of Art

∎	The Salvation Army, Emeritus Board Member

∎	The Policy Advisory Board of Harvard University’s Joint Center for Housing Studies

∎	The Columbus Foundation, governing committee

∎	The Columbus Partnership

∎	The Columbus Downtown Development Corporation

Qualifications

As an industry leader with over 30 years of experience in the building products industry and in his roles as our CEO and Chairman, Mr. Edwards brings to the Board significant senior leadership, housing and construction industry knowledge, and strategic, operational and M&A experience. As founder of the Company, Mr. Edwards has direct knowledge and experience in the Company’s culture, business development, strategy and growth.

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Lawrence W. Hilsheimer (Continuing Director)

∎   Age 65

∎   Independent Director since 2014

∎   Class III Director – Term Expires in 2025

∎   Audit Committee Chair, Nominating and Corporate Governance Committee Member

Occupation

Executive Vice President and Chief Financial Officer, Greif, Inc., a publicly traded global leader in industrial packing products and services (2014–present)

Education

B.A. in Business Administration, Fisher College of Business, The Ohio State University and J.D., Capital University Law School

Experience

∎	Executive Vice President and Chief Financial Officer, The Scotts Miracle-Gro Company, a publicly traded manufacturer of branded consumer lawn and garden products

∎

Executive Vice President and Chief Financial Officer, Nationwide Mutual Insurance Company, a provider of property and casualty insurance and financial services, President and Chief Operating Officer of multiple business units, including Nationwide Direct and Customer Solutions and Nationwide Retirement Plans

∎	Vice Chairman and Regional Managing Partner, Deloitte & Touche USA, LLP

Other Board Service

∎	Root, Inc., the publicly traded parent of Root Insurance Company (October 2021-present), chair of audit committee, lead independent director

∎	Root Insurance Company (2017-present), chair of audit committee (2017-January 2021)

∎	Battelle for Kids (2012–2018), member of finance committee

∎	The Ohio State University Board of Trustees, member of audit and compliance committee (2012–2018) and finance committee (2018–2019)

Qualifications

Mr. Hilsheimer’s broad business background and corporate finance and public accounting roles bring to the Board public company financial reporting, capital structure, public board service, executive leadership and technology experience. Mr. Hilsheimer’s CERT Certificate in Cybersecurity Oversight from the National Association of Corporate Directors aids the Board’s understanding of the cybersecurity threat landscape and assists the Board in overseeing an effective risk management program. Mr. Hilsheimer’s extensive experience as a chief financial officer with responsibility and accountability for corporate finance functions gives him valuable insight as the chair of the Board’s Audit Committee.

22	2023 Proxy Statement	Proposal 1 – Election of Directors

Janet E. Jackson (Continuing Director)

∎   Age 70

∎   Independent Director since 2014

∎   Class III Director – Term Expires in 2025

∎   Compensation and Human Capital Committee Chair, Nominating and Corporate Governance Committee Member

Occupation

Former President and Chief Executive Officer, United Way of Central Ohio, a nonprofit organization and one of the largest United Way affiliates in the U.S. (2003–November 2017)

Education

B.A. in History, Wittenberg University and J.D., National Law Center at The George Washington University

Experience

∎	Columbus City Attorney, Columbus, Ohio

∎	Franklin County Municipal Court Judge

∎	First woman and first African American to hold her position at United Way and to be elected as Columbus City Attorney, and the first African American female judge in Franklin County, Ohio

Other Board Service

∎	Wittenberg University, member of governance and board affairs committee, advancement and alumni relations committee and finance and investments committee

∎	City of Columbus Civilian Police Review Board, chair

Qualifications

Ms. Jackson’s significant leadership experience and extensive background in public service bring to the Board executive leadership, strategic and operational and human capital skills. The Board also benefits from Mr. Jackson’s legal background, judgment and input on community investment and engagement and diversity, equity and inclusion.

Proposal 1 – Election of Directors	2023 Proxy Statement	23

Required Vote and Recommendation of the Board

The affirmative vote of a majority of the total votes cast at the Annual Meeting is required to approve the election of each nominee as a director, which means that the number of shares voted “FOR” a nominee must exceed the number of votes cast “AGAINST” the nominee. “ABSTAIN” votes and broker non-votes will not be counted as votes cast either “FOR” or “AGAINST.”

Our Amended and Restated Bylaws provide that any incumbent director who fails to receive a majority of votes cast in an uncontested election is required to promptly tender his or her resignation to the Board, which will become effective only upon its acceptance by the Board. The Nominating and Corporate Governance Committee will recommend to the Board whether to accept or reject the resignation, and the Board will act upon such resignation and publicly disclose its decision within 90 days from the date of the certification of the election results.

Unless otherwise instructed, the persons named as proxies will vote “FOR” each nominee.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF MICHAEL T. MILLER, MARCHELLE E. MOORE AND ROBERT H. SCHOTTENSTEIN AS DIRECTORS, EACH TO SERVE A THREE-YEAR TERM.

24	2023 Proxy Statement	Proposal 1 – Election of Directors

CORPORATE GOVERNANCE

Board Structure and Responsibilities

Our business strategy, operations and management are overseen by our Board of Directors. Management is responsible for the day-to-day management of the Company’s operations and risk exposure, with the Board providing oversight and independent business judgment on the issues most important to the Company. The Board’s responsibilities include oversight of:

◾	Company performance and business strategies;
◾	Compliance with legal and regulatory requirements;
◾	Integrity of the Company’s financial statements;
◾	Practices for identifying, managing and mitigating key enterprise risks, including cybersecurity risk;
◾	Management’s performance and succession planning;
◾	Executive and director compensation;
◾	Human capital management, including employee retention, safety and welfare and diversity, equity and inclusion (“DEI”); and
◾	Corporate governance and sustainability matters, including our Environmental, Social and Governance (“ESG”) programs and initiatives.

The Board and management regularly confer on emerging industry and macroeconomic trends, the Company’s long-term strategic plans, the status of key strategic initiatives and the primary risks relating to our business. The Board also annually discusses and approves our budget and capital allocation plans, which are linked to our strategic plans and priorities.

Our corporate governance practices continue to evolve in response to changing regulatory requirements and best practices. The experience of our Directors on other public company boards helps to provide insight into developing governance practices. A summary of our governance practices and policies include the following:

✓	Independent Board	78% of our directors are independent (including our director nominees).

✓	Independent Board committees	Board committees consist solely of independent directors, which operate under written charters approved by the Board.

✓	Active Board oversight	Board and committee oversight of our business strategy, enterprise and cybersecurity risk management, and DEI and ESG initiatives.

✓	Presiding Independent Director	We have a Presiding Independent Director with duties set forth in our Corporate Governance Guidelines, including leading regular executive sessions of the Board, where independent directors meet without management present after every regular Board meeting.

✓	Annual Board and committee self-assessment	The Board conducts an annual self-assessment of both the Board and its committees to assess the functioning and effectiveness of the Board, the committees and the directors.

✓	Stockholder engagement	We regularly engage with our stockholders for feedback and to better understand their perspectives.

✓	Code of Business Conduct and Ethics	Our Code of Business Conduct and Ethics applies to all directors, officers and employees, and reinforces our culture of ethical conduct and accountability.

✓	Clawback policy	We maintain a clawback policy applicable to our executive officers, which provides for the recoupment of incentive and other compensation in the event of a financial restatement under specified circumstances.

✓	Equity ownership requirements	Each executive officer is required to hold Company stock with a value equal to a multiple of his salary, and each non-employee director is required to hold Company stock having a fair market value equal to the greater of $210,000 or three times annual cash retainer (excluding committee and Presiding Independent Director retainers).

✓	Prohibition on hedging and pledging	Our officers, directors and designated significant employees are prohibited from entering into hedging and pledging transactions involving Company stock.

Corporate Governance	2023 Proxy Statement	25

Board Leadership Structure

Mr. Edwards serves as our President, Chief Executive Officer and Chairman. The Board regularly evaluates our governance structure and has concluded that the Company and its stockholders are best served by not having a formal policy regarding whether the same individual should serve as both Chairman and Chief Executive Officer. This approach allows the Board flexibility to exercise its business judgment in determining the most appropriate leadership structure in light of the prevailing facts and circumstances, including the composition and tenure of the Board, the tenure of the Chief Executive Officer, the strength of the Company’s management team, the Company’s recent financial performance, the Company’s strategic plan and the industry environment, among other factors. The positions of Chairman and Chief Executive Officer have historically been combined at our Company.

We believe that a combined Chairman and Chief Executive Officer role helps provide strong and consistent leadership for our management team and Board of Directors. In reviewing our leadership structure, the Board has considered that Mr. Edwards:

◾	has over 30 years of experience in our industry;

◾	demonstrates the leadership and vision necessary to lead the Board and the Company in challenging industry environments;

◾	exercises exceptional leadership that has generated strong operational performance;

◾	has demonstrated a commitment to advancing a culture of corporate responsibility and employee well-being;

◾	is viewed by our customers, stockholders, suppliers and business partners as a leader in our industry; and

◾	has a strong working relationship with the Board.

Based on the demonstrated success of our structure, both in terms of the functioning of the Board and the growth and performance of the Company, and the continued benefits of retaining Mr. Edwards’ strategic perspective in the position of Chairman, the Board believes that having a combined position is the appropriate leadership structure for the Company at this time.

To support our leadership structure, we have established a Presiding Independent Director position. Our Presiding Independent Director is elected annually by the independent directors. Ms. Carter, a director since 2014, currently serves as our Presiding Independent Director. Ms. Carter works with management to determine information to be provided to the Board, provides input on agenda items for Board and committee meetings, chairs regular executive sessions of the independent directors and serves as a liaison between management and the Board, as well as among independent directors. She regularly attends the meetings of all Board committees. The Board further exercises independent oversight through executive meetings of the independent directors after every regular Board meeting without the presence of management.

The Board believes that having a combined Chief Executive Officer and Chairman position, together with a Presiding Independent Director and a Board comprised of two-thirds of independent directors, provides the best leadership structure for our Company at the present time. The Board recognizes that no leadership model is appropriate for all companies at all times, and will continue to evaluate our leadership structure to choose the appropriate structure that it believes is in the best interest of our stockholders.

Role of the Board in Risk Oversight

The Board is responsible for oversight of the Company’s identification, assessment, prioritization and monitoring of risks and the development of comprehensive policies and procedures to effectively mitigate risk and manage compliance. The Board fulfills its responsibility both directly and through its standing committees pursuant to their charters. See “Board Committees and Risk Oversight.” Risk assessment and oversight are an integral part of our corporate governance and management processes. Our Board of Directors encourages management to promote a culture that incorporates risk management into both our overall corporate strategy and our day-to-day business operations.

It is management’s responsibility to identify material risks facing the Company, to evaluate and prioritize these risks, and to develop plans to monitor, manage and mitigate the risks. These risks may include strategic and business risk, financial risk, operational risk, legal and regulatory risk, cybersecurity risk and ESG risk. It is the Board’s responsibility to oversee our risk management processes and to ensure that management is taking appropriate action to manage material risks. The Board also

26	2023 Proxy Statement	Corporate Governance

has responsibility for oversight of leadership succession for our most senior executives, including the Chief Executive Officer, and reviews short-term and long-term succession plans on an annual basis.

Management regularly discusses strategic and operational risks, including through regular meetings of the operations committee, SOX steering committee, information security committee and enterprise risk safety committee. In addition, our risk assessment practices, including auditing procedures, internal controls over financial reporting, whistleblower program and other compliance policies and programs, are designed to help inform management about our material risks. Throughout the year, management reviews these risks with the Board and its committees as part of presentations that focus on particular business functions, operations or strategies. At quarterly meetings, management advises the Board concerning major risk exposure and the steps taken to monitor, mitigate or eliminate material risks.

Cybersecurity Risk Management Oversight

We recognize the need to continually assess cybersecurity risk in the face of a rapidly changing environment. Pursuant to its charter, the Audit Committee has responsibility for oversight of the Company’s cybersecurity risk management program. Our Director of Internal Audit and our Chief Information Officer report to the Audit Committee at each quarterly meeting, and more frequently if necessary. Quarterly presentations include reports of cybersecurity incidents and assessments of cybersecurity controls, processes and systems used to identify, prevent, detect, respond and recover from cybersecurity incidents. Mr. Hilsheimer, the chair of our Audit Committee, has earned a CERT Certificate in Cybersecurity Oversight from the National Association of Corporate Directors, which aids the Audit Committee’s understanding of the cybersecurity threat landscape and assists the Audit Committee in overseeing an effective risk management program.

We have established policies and procedures designed to identify and protect against misappropriation, infiltration and corruption of our information technology systems and data, based upon aspects of the Center for Internet Security framework. Our information security committee is responsible for developing and monitoring our cybersecurity risk management program. The committee, which is co-chaired by our Director of Internal Audit and our Chief Information Officer and which includes members of our executive team, identifies and evaluates cybersecurity risks and works to ensure that appropriate controls, protections and training are designed and implemented. A third-party information technology firm conducts periodic audits and recommends changes or upgrades to our system. We perform simulations and tabletop exercises, incorporating external resources as needed, and conduct regular cybersecurity awareness training and testing.

We follow an internal Incident Response, Reporting and Management Policy that provides a documented framework for awareness and mitigation of potential information security incidents. We have experienced no material information security breaches in the last three years, and have not incurred significant expenses in connection with addressing information security breaches, nor have we incurred any penalties or settlements related to a breach. We carry cybersecurity insurance to help mitigate any financial exposure and notification costs.

ESG Oversight

Oversight of Company ESG programs and initiatives is performed both broadly by the Board and on a more granular level by the Board committees. Pursuant to its charter, the Nominating and Corporate Governance Committee is responsible for the oversight of our ESG programs, except to the extent reserved to the full Board or another Board committee. The Nominating and Corporate Governance Committee directly oversees the Company’s corporate governance, environmental and sustainability practices. The Compensation and Human Capital Committee oversees our Foundation activities and human capital practices, including DEI, talent development initiatives, employee retention and employee compensation practices. As described in more detail in “Board Committee Oversight,” each Committee receives quarterly reports on the areas within its oversight function and reports on each of these areas to the Board at each quarterly Board meeting. The Board also directly receives periodic sustainability, cybersecurity, DEI and Foundation reports from Company team leaders at its regular meetings. See also “Corporate Responsibility” below.

Corporate Governance	2023 Proxy Statement	27

Board Committee Oversight

The Board currently has three standing committees: Audit, Compensation and Human Capital, and Nominating and Corporate Governance. The Board has delegated certain risk management oversight to its committees in their areas of responsibility. The Board is kept informed of each committee’s risk oversight activities through reports to the Board presented at every regular Board meeting. The risk oversight functions described below do not represent a complete list of all enterprise risks and Company practices that are considered and addressed from time to time by the Board and its committees.

Audit Committee
Chair: Lawrence A. Hilsheimer Other Members: Margot L. Carter Michael H. Thomas

The Audit Committee oversees our financial statement integrity and the quality and integrity of our accounting and financial reporting processes. Its responsibilities include:

∎  selecting our independent registered public accounting firm and evaluating the firm’s qualifications, independence and performance;

∎  overseeing the adequacy and effectiveness of our accounting and financial reporting processes, internal controls over financial reporting and financial statement audits, which includes reporting by internal and external auditors at every regular meeting;

∎  overseeing operational and strategic risks related to the Company’s financial affairs and strategies for managing financial exposure;

∎  overseeing complaints on accounting, internal accounting controls and auditing matters;

∎  overseeing ethics, investment, derivatives and related-party transaction policies; and

∎  overseeing cybersecurity and information technology risks, controls and procedures, including privacy and network security and risks affecting adequacy of internal controls, which includes reporting on cybersecurity at every meeting.

Meetings in 2022: 4

✓  All members are independent under the Securities and Exchange Commission (“SEC”) and New York Stock Exchange (“NYSE”) rules and are “financially literate” under NYSE rules

✓ Mr. Hilsheimer is an “audit committee financial expert” under SEC rules

Compensation and Human Capital Committee
Chair: Janet E. Jackson Other Members: David R. Meuse Michael H. Thomas

The Compensation and Human Capital Committee oversees the design and administration of our compensation plans, policies and programs, including our performance-based compensation programs for executive management and human capital management. Its responsibilities include:

∎  determining the compensation and benefits of our executive officers;

∎  approving annual incentive metrics and compensation targets of our executive officers and evaluating achievement of the targets;

∎  administering our Omnibus Incentive Plan;

∎  annual review of compliance with stock ownership policies;

∎  overseeing potential risks related to the design and administration of our compensation plans in order to promote appropriate incentives that do not encourage executive officers or employees to take unnecessary or excessive risk;

∎  evaluating and recommending non-employee director compensation;

∎  overseeing human capital management, including DEI, talent development initiatives, employee retention and employee compensation practices; and

∎  overseeing the activities of the Company’s Foundation.

Meetings in 2022: 5 ✓ All members are independent under NYSE rules; and “non-employee directors” under SEC rules

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Compensation and Human Capital Committee Interlocks and Insider Participation

During 2022 (i) no officer, former officer or employee of the Company served as a member of our Compensation and Human Capital Committee, and (ii) none of our executive officers served as a member of the board of directors or the compensation committee of any entity whose executive officers served on our Board or Compensation and Human Capital Committee.

Nominating and Corporate Governance Committee
Chair: Margot L. Carter Other Members: Lawrence A. Hilsheimer Janet E. Jackson

The Nominating and Corporate Governance Committee oversees our corporate governance practices and processes and environmental and sustainability initiatives. Its responsibilities include:

∎  reviewing and establishing criteria for director candidates to ensure Board expertise and diversity;

∎  recommending director nominees, considering experience, skills, industry knowledge, financial expertise, existing commitments, independence and the extent to which the candidate fills a present need on the Board;

∎  recommending composition, size and leadership structure of the Board;

∎  monitoring the structure and operation of Board committees and qualifications and criteria for membership;

∎  overseeing the Board’s annual self-assessment;

∎  assessing the adequacy of our Corporate Governance Guidelines and Code of Business Conduct and Ethics Policy;

∎  overseeing Company environmental and sustainability practices and initiatives, which includes reporting on ESG topics at every regular meeting; and

∎  overseeing succession planning for senior executives.

Meetings in 2022: 4 ✓ All members are independent under NYSE rules

Director Independence

Based upon information provided by each director concerning his or her background, education, employment, experience and affiliations, our Nominating and Corporate Governance Committee and Board of Directors have determined that Mmes. Carter, Jackson and Moore and Messrs. Hilsheimer, Meuse, Schottenstein and Thomas have no material relationship with the Company or its subsidiaries, either directly or indirectly, that would interfere with the exercise of their independent judgment, and that each qualifies as an “independent director” as defined in the rules of the NYSE and the rules promulgated by the SEC.

When determining whether a director qualifies as independent, the Board broadly considers all relevant facts and circumstances to determine whether the director has any material relationship with the Company, either directly or indirectly, that would interfere with the exercise of independent judgment. In the course of determining the independence of Mr. Meuse, the Board considered that Mr. Meuse’s son is an employee of Blackrock, Inc., which holds more than 10% of our common stock. Based on the fact that Mr. Meuse’s son is not an executive officer, director or control person of Blackrock, Inc., the Board does not believe that this relationship impairs the independence of Mr. Meuse. In the course of determining the independence of Mr. Schottenstein, the Board considered that Mr. Schottenstein is the Chief Executive Officer of M/I Homes, Inc., a single-family homebuilding company with which we conduct transactions in the ordinary course of our business. Based on the aggregate annual value of these transactions (less than 1% of the annual revenues of each of the Company and M/I Homes, Inc. in 2022) and the nature of the transactions (which is the sale and installation of building products in new residential homes in the ordinary course of business of both companies), the Board does not believe that this relationship impairs the independence of Mr. Schottenstein or that Mr. Schottenstein has any material interest in any transaction between the Company and M/I Homes, Inc. Upon careful consideration, the Board of Directors has determined that our Board is comprised of a majority of independent directors, and that each Board committee is comprised entirely of independent directors. There are no family relationships among our executive officers and our directors.

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In making its independence recommendations, the Nominating and Corporate Governance Committee evaluates the commercial, charitable and employment relationships that exist between the Company and the directors and entities with which they or members of their immediate families are affiliated (including charitable institutions to which we have given donations if the director is affiliated with such institutions). The Nominating and Corporate Governance Committee also considers other relevant facts and circumstances regarding the nature of these transactions and relationships to determine whether other factors, regardless of the independence standards, might compromise a director’s independence.

Annual Board and Committee Self-Assessments

Pursuant to NYSE requirements, our Corporate Governance Guidelines and the charters of each of the Board committees, the Board and each of its committees conduct an annual self-assessment. The self-assessment is intended to determine whether the Board and the committees are functioning effectively and to provide them with an opportunity to improve. The self-assessment enables directors to provide confidential feedback on topics including the effectiveness of Board oversight of management, business strategy and enterprise risk; Board and committee composition, structure, diversity, skills and function; Board and management culture; Board resources and processes; and the effectiveness of individual directors. A summary of the results is presented to the Nominating and Corporate Governance Committee, which is responsible for oversight of the process. The Nominating and Corporate Governance Committee reports the results of the self-assessments to the Board, which considers ways in which Board and committee effectiveness may be improved. This process helps identify opportunities to consider implementing new practices and procedures as appropriate. While the formal self-evaluation is conducted on an annual basis, the directors share perspectives, feedback and suggestions throughout the year.

Meetings of the Board and Director Attendance

The Board of Directors held six meetings during 2022. Each director attended, in person or by telephone, at least 75% of the total number of meetings of both the Board and the committees on which he or she served during the year. Board members frequently attend meetings of committees on which they are not members. Board agendas are set in advance by management with the assistance of the Presiding Independent Director and the committee chairs to ensure that appropriate subjects are covered. Any member of the Board may request that an item be included on the agenda. Directors are provided with materials in advance of meetings and are expected to review these materials before each meeting to ensure that time in Board and committee meetings is focused on active discussions versus lengthy presentations. Although we do not have a formal policy requiring Board members to attend annual meetings of our stockholders, our directors are expected to make every effort to attend. All of our directors attended the Annual Meeting of Stockholders in 2022.

Executive Sessions of the Board

The Board holds regularly scheduled executive sessions in which the independent directors meet without the presence of management. These meetings allow the independent directors to discuss the business and affairs of the Company, as well as matters concerning management, without any member of management present. Ms. Carter, as the Presiding Independent Director, chairs the meetings and acts as liaison among the independent directors and the other Board members and management. As part of the executive sessions, the independent directors may meet with our Chief Executive Officer, our management team members and representatives of our independent registered public accounting firm as they deem necessary or appropriate. The independent directors held four meetings in executive session during 2022.

Insider Trading Policy and Hedging and Pledging Prohibition

Our insider trading policy prohibits all directors, officers, employees and their family members from directly or indirectly purchasing or selling any security, whether the issuer of that security is our Company or another company, while aware of material non-public information relating to the issuer. The policy also prohibits providing any such material non-public information to any other person who may trade in the securities while aware of such information.

Our insider trading policy prohibits all directors, officers and employees from engaging in the following transactions in Company stock:

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Speculating	Speculating in securities of the Company, including buying with the intention of quickly reselling the securities, or selling Company securities with the intention of quickly buying the securities.
Short Sales	Directly or indirectly selling any equity security of the Company if the person does not own the security, including a “sale against the box” (a sale with delayed delivery).
Hedging	Engaging in, directly or through family members or other persons or entities, any hedging or monetization transactions involving Company securities, including through the use of financial instruments such as puts, calls, publicly-traded options, swaps, forwards, warrants and any other derivative or similar instruments.

The policy also prohibits our directors, officers and certain other designated employees from engaging in the following transactions in Company stock:

Pledges and Margin Accounts	Pledging Company securities as collateral for a loan or holding Company securities as collateral in a margin account. Any person who engages in a hedging transaction involving Company securities, pledges Company securities as collateral for a loan or holds Company securities as collateral in a margin account is not eligible for election or re-election as a director.

Our Insider Trading Policy has procedures that require transactions in our stock by executive officers, directors and other designated employees, and each of their family members and members of their households, only be made during open trading windows after satisfying mandatory pre-clearance requirements. None of our directors or executive officers has any shares of Company stock pledged as collateral for personal loans or other obligations.

Director Compensation

The Board of Directors annually reviews and determines the compensation of our non-employee directors, taking into account the recommendations of the Compensation and Human Capital Committee. In connection with this review, the Board and the Compensation and Human Capital Committee consider the compensation paid to the non-employee directors of our peer group (which is the same peer group used in reviewing the compensation of our executive officers) and current circumstances relating to our business. The Board believes that non-employee director compensation should be competitive to ensure that we attract and retain qualified non-employee directors and should include a combination of cash and equity-based compensation to align the long-term interests of our non-employee directors with those of our stockholders. The Board does not have a pre-established policy or target for allocation between cash and equity-based compensation and determines the mix of compensation based on what it believes is most appropriate under the circumstances. In 2020, the Compensation and Human Capital Committee engaged Meridian Compensation Partners, LLC, an independent executive compensation consulting firm (“Meridian”), to review our non-employee director compensation program and to conduct market comparisons similar to those performed for our executive officer compensation program. See “Our Executive Compensation Process – Role of Compensation Consultants” and “Peer Group Analysis.” The Compensation and Human Capital Committee evaluates director compensation primarily on the basis of peer group data, and intends to engage Meridian or a similar firm to review our director compensation program approximately every two years.

2022 Elements of our Annual Non-Employee Director Compensation

Board retainer	$75,000
Compensation and Human Capital Committee chair retainer	$17,500
Nominating and Corporate Governance Committee chair retainer	$15,000
Audit Committee chair retainer	$20,000
Presiding Independent Director retainer	$20,000
Service on Audit Committee (non-chair)	$10,000
Service on Compensation and Human Capital Committee (non-chair)	$10,000
Service on Nominating and Corporate Governance Committee (non-chair)	$7,500
Grant of restricted stock (fair market value on grant date)	$100,000

Corporate Governance	2023 Proxy Statement	31

Annual equity awards are awarded automatically on the date of the Annual Meeting of Stockholders based on the closing market price of our common stock on the date of the annual meeting. Directors appointed to the Board at other times during the year receive a pro rata equity award. Our incentive plan provides that non-employee director compensation, including aggregate cash compensation and the grant date fair value of shares of the Company’s common stock, may not exceed $400,000 in any fiscal year for each individual.

All directors are entitled to reimbursement for their reasonable expenses to attend Board meetings and meetings of committees on which they serve, but do not receive fees for meeting attendance. Directors who are employees of the Company receive no additional compensation for their service as directors. We maintain directors’ and officers’ liability insurance and have entered into indemnification agreements with each of our directors.

Director Compensation Table

The following table presents the total compensation paid in 2022 (i) to each non-employee director and (ii) to Mr. Verma, who is an employee of the Company and was a director in 2022, but who received no compensation for his Board service, as noted below. Directors’ fees are paid quarterly.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	All Other Compensation ($)	Total ($)
Margot L. Carter	120,000	100,000	-	220,000
Lawrence A. Hilsheimer	102,500	100,000	-	202,500
Janet E. Jackson	100,000	100,000	-	200,000
David R. Meuse	85,000	100,000	-	185,000
Robert H. Schottenstein(4)	15,285	85,532	-	100,817
Michael H. Thomas	95,000	100,000	-	195,000
Vikas Verma(5)	-	166,014	409,000	575,014

(1)

The amounts in this column represent all earned retainers. Ms. Carter and Messrs. Hilsheimer and Thomas agreed in advance to waive $7,500, $10,000 and $4,000, respectively, in order to assist the Company in funding awards under our Foundation.

(2)

Represents an annual grant of restricted stock having a fair value of $100,000 on the grant date (May 26, 2022), computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation-Stock Compensation (“FASB ASC Topic 718”), based on the closing price of our common stock ($93.72) on the grant date. Mr. Schottenstein was granted restricted stock upon his appointment to the Board prorated for the director compensation cycle based on the effective date of his appointment through the date of the 2023 Annual Meeting having a value of $85,532 on the grant date (July 18, 2023) with the number of shares determined based on the closing price of our common stock ($79.07) on the grant date. The restricted stock awards vest on the earlier to occur of (i) the one year anniversary of the grant date, (ii) immediately prior to the annual meeting of the Company’s stockholders occurring after the grant date, or (iii) the director’s death, subject in the cases of (i) and (ii) to the director’s continued service through the vesting date. See footnote (4) for a summary of Mr. Verma’s employee restricted stock award.

(3)	None of the directors held stock options as of December 31, 2022.

(4)	Mr. Schottenstein was appointed to the Board on July 18, 2022.

(5)

As an employee of the Company, Mr. Verma is paid no compensation for his Board service. The amount under the “Stock Awards” column represents a time-based employee restricted stock award having a fair value of $166,014 on the grant date (April 13, 2022) computed in accordance with FASB ASC Topic 718 based on the closing price of our common stock ($80.55) on the grant date. The restricted stock vests in three equal installments (rounded to the nearest whole share) on each of April 20, 2023, April 20, 2024 and April 20, 2025. The amount specified under the “All Other Compensation” column reflects the following compensation paid to Mr. Verma as an employee in 2022: (i) a salary of $400,000, a portion of which was deferred under our non-qualified deferred compensation plan and (ii) other compensation consisting of Company-paid club dues of $9,000.

32	2023 Proxy Statement	Corporate Governance

Director Stock Ownership Policy

Pursuant to our Stock Ownership Policy for Directors established by the Board and the Compensation and Human Capital Committee to align each director’s interests with the long-term interests of our stockholders, each non-employee director and each employee director who is not otherwise subject to the Company’s stock ownership policy for executive officers is required to beneficially own our common stock having a fair market value equal to at least the greater of $210,000 or three times the annual cash retainer paid to non-employee directors (excluding committee and Presiding Independent Director retainers). If a director chooses to meet this requirement by holding vested or unvested shares of common stock granted in connection with our director compensation program, the shares are valued at the greater of the closing price on the grant date or on the date on which ownership is to be measured. A director has five years from (a) the date of his or her appointment or election, or (b) if later, the date of an increase in the amount of common stock required to be held to meet this requirement. If a director fails to meet the ownership requirement on a measurement date, the director is prohibited from selling any Company stock and 50% of any annual cash retainer (or, for an employee director, an equivalent amount from any annual cash bonus) will be paid in the form of stock in lieu of cash. All of our directors, other than our executive officers who are subject to a different policy, met the stock ownership requirement as of December 31, 2022, except for Mr. Schottenstein, who has five years from the date of his appointment on July 18, 2022 to meet the requirement.

Stockholder Engagement

Developing and fostering long term relationships with our stockholders is a key priority. We actively engage with our stockholders regarding our business strategy, operations, industry trends and conditions, growth opportunities and financial performance. Throughout the year, members of our Investor Relations team and management seek input and feedback through telephone and video calls and in-person meetings with our stockholders to stay informed on their perspectives and to increase their understanding of our business and industry. Feedback received from our stockholder engagement activities informs our decision-making on our business strategy, capital allocation, corporate responsibility, executive compensation, and ESG initiatives.

During 2022, we participated in 16 sell-side events, hosted quarterly discussions with our largest stockholders and participated in ESG conversations with both existing and potential investors. We engaged with holders representing approximately 25% of our shares, including 36% of our top 25 institutional stockholders.

2022 Engagement Topics:
∎ Macro housing trends in the United States

∎ Core business operations, including supply chain disruptions, material cost and pricing trends

∎ Our ESG initiatives and reporting

∎ Supporting our communities and people through our Foundation

∎ The importance of our primary product, insulation, in reducing greenhouse gas emissions of homes and other structures

Communication with Directors

Stockholders and other interested parties wishing to communicate with the Board of Directors or to any particular director, including the Presiding Independent Director, may do so by writing to the following address: c/o Corporate Secretary, Installed Building Products, Inc., 495 South High Street, Suite 50, Columbus, Ohio 43215. The Board has directed the Corporate Secretary’s office to forward to the appropriate director(s) all correspondence, except for items unrelated to the functions of the Board, business solicitations and advertisements.

Corporate Governance	2023 Proxy Statement	33

Stockholder Nominations of Director Candidates

In identifying potential candidates for Board membership, the Nominating and Corporate Governance Committee may rely on recommendations from directors, stockholders, management and others. The Nominating and Corporate Governance Committee reviews all candidates in the same manner, regardless of the source of the recommendation.

Stockholders who wish to recommend or nominate a director candidate must comply with certain procedures. If you desire to nominate a director candidate for the 2024 Annual Meeting of Stockholders, you must comply with the procedures for nomination set forth in the section entitled “Stockholder Proposals for the 2024 Annual Meeting.” Stockholders may recommend a director candidate for consideration at any time by giving written notice of the recommendation to our Corporate Secretary at Installed Building Products, Inc., 495 South High Street, Suite 50, Columbus, Ohio 43215. The recommendation must include the candidate’s name, age, business address, residence address and principal occupation or employment, as well as a description of the candidate’s qualifications, attributes and other skills. The Nominating and Corporate Governance Committee may require additional information before considering the candidate. A written consent from the candidate consenting to serve as a director, if elected, must accompany the recommendation. These procedural requirements are intended to ensure that the Nominating and Corporate Governance Committee has sufficient time and a basis upon which to assess potential director candidates and are not intended to discourage or interfere with stockholder nominations.

Corporate Governance Materials

The following corporate governance materials are published on our website at

http://investors.installedbuildingproducts.com/corporate-governance:

∎	Audit Committee Charter

∎	Amended and Restated Bylaws

∎	Amended and Restated Certificate of Incorporation

∎	Code of Business Conduct and Ethics

∎	Compensation and Human Capital Committee Charter

∎	Corporate Governance Guidelines

∎	Disclosure Committee Charter

∎	Insider Trading Policy – All Employees

∎	Insider Trading Policy – Covered Persons

∎	Nominating and Corporate Governance Committee Charter

∎	Reg FD Policy

∎	Related-Party Transactions Policy

∎	Whistleblower Policy

34	2023 Proxy Statement	Corporate Governance

CORPORATE RESPONSIBILITY

Our Board of Directors and management team recognize the importance of ESG issues and their impact on our stockholders, our customers, our employees and our communities. Good corporate citizenship is important to us and we are committed to promoting a culture of doing what is right and investing in the communities where we live and work. We integrate corporate responsibility every day through making buildings energy efficient, providing for the health, safety and welfare of our employees, advocating volunteerism and empowering philanthropy.

As we move forward, we will continue to deepen our corporate responsibility efforts. As part of that effort, in 2022, we named Jason R. Niswonger, one of our executive officers, as our Chief Administrative and Sustainability Officer. Mr. Niswonger is responsible for leading and coordinating our ESG initiatives. In 2022 we released our second annual Environmental, Social and Governance Report (“Sustainability Report”), which can be found on our website at https://installedbuildingproducts.com/sustainability/.

The Nominating and Corporate Governance Committee is responsible for the oversight of our ESG programs, except to the extent reserved to the full Board or another Board committee. The Compensation and Human Capital Committee oversees our Foundation activities and human capital policies and practices, including DEI, talent development initiatives, employee retention and employee compensation practices. Updates on our ESG programs and initiatives are provided to the Board committees each quarter. The Board also directly receives periodic reports on sustainability, cybersecurity, DEI and Foundation initiatives from Company team leaders at its regular meetings.

Our Environment

We play a direct role in creating a sustainable future through our day-to-day business operations by installing products that promote energy efficiency. Insulation and air sealing play a critical role in reducing energy consumption and carbon emissions. According to the Office of Energy Efficiency & Renewable Energy, over $400 billion is spent each year to power residential and commercial buildings that consume 75% of all electricity used in the United States and approximately 40% of all energy consumed in the United States. Inadequate insulation and air leakage are the leading causes of energy waste in most structures. According to the Alliance to Save Energy, energy efficiency is the single most effective strategy for reducing carbon emissions. Insulated homes and commercial buildings reduce both energy consumption and greenhouse gas emissions.

In addition to the contribution that our insulation and air barrier installations make to energy conservation throughout the United States, we are searching for ways to reduce our own carbon footprint. We have transitioned a substantial portion of our electricity needs to a carbon free source and have entered into a national waste management program to increase recycling at our branches nationwide. Our future environmental goals may be found in our Sustainability Report.

Corporate Responsibility	2023 Proxy Statement	35

Fiberglass Insulation Installation Services. The most common type of insulation we install is fiberglass, which is comprised of up to 80% recycled material. A 2018 survey conducted by the North American Insulation Manufacturers Association (“NAIMA”) found that U.S. fiberglass manufacturers utilized 2.2. billion pounds of recycled glass in the production of fiberglass insulation. Our insulation and air barrier installation services provide the critical link between manufacturer inventory and builders and homeowners who desire to promote energy efficiency or meet increasingly stringent building codes. Our installation professionals receive extensive training through programs developed by NAIMA, including thermal performance, moisture prevention, air infiltration and ventilation, so that we can employ the latest techniques and technologies to improve energy efficiencies.

Loosefill Insulation Installation Services. One type of fiberglass insulation we install is loosefill, or blown-in, insulation. We have a production facility in Shelbyville, Indiana that retrieves manufacturers’ waste fiberglass material that would otherwise be sent to a landfill and produces loosefill insulation suitable for blowing into attics. In 2022, we reclaimed 2.7 million pounds of scrap material that would otherwise have been placed in a landfill and insulated over 4.7 million square feet of space (to an R value of R30) using this recycled material.

Cellulose Insulation Manufacturing. Another product we install is cellulose insulation, which is installed in the walls, ceilings and attics of new homes. In 2022, we produced 51,588 tons of cellulose products consisting of at least 85% post-consumer recycled waste paper and cardboard from our manufacturing plant located in Bucyrus, Ohio. In the manufacturing of our cellulose products, we processed approximately 49,500 tons of recycled wastepaper to make our finished products which might have otherwise decomposed in a landfill, releasing methane and carbon dioxide gases. The manufacturing process does not directly emit atmospheric gases or use water; however, it is a significant user of electricity – approximately 30% of our electricity usage in 2020. In May 2021, the Bucyrus plant transitioned its electricity supply to a carbon-free source, significantly reducing our environmental impact.

HERS Raters. The Home Energy Raters System (“HERS”) is the industry standard for measuring a home’s energy efficiency. We employ over 15 accredited HERS raters, and have an affiliation with approximately 10 others. Our professional home energy raters complete rigorous training and education programs and are accredited by Residential Energy Services Network (RESNET), an association of builders, lenders, utilities and government agencies. HERS raters are the primary means by which homes are qualified for the U.S. Environmental Protection Agency’s Energy Star for Homes Program, as well as for federal energy tax credits.

36	2023 Proxy Statement	Corporate Responsibility

HERS raters review insulation levels, window efficiency, HVAC system efficiency and water heating systems. They also do performance testing such as blower door tests to examine air and duct leakage.

Our People

We believe that our success and our future are directly attributable to the recruitment, development and retention of exceptional employees. Our people are our best assets, so we consider workforce safety, mental health and wellness paramount. We believe that employees who are engaged and committed for the long term are critical to our long-term strategy. The Compensation and Human Capital Committee oversees our human capital management and receives quarterly updates on our culture and people-oriented initiatives. The experience of the committee members in support of social initiatives and in human capital management strengthens the Board’s oversight and assures that our business strategy and long-term value creation are achieved within a responsible business model. Our culture of family unifies our diverse workforce of approximately 10,300 employees in more than 230 locations across the United States.

Below is certain key demographic data of our workforce:

Ethnicity	Workforce (%)	Age	Workforce (%)	Gender	Workforce (%)

Hispanic / Latinx	47	16-20	3	Male	89

Caucasian	40	21-30	26	Female	11

African American	6	31-40	28

Not Specified	5	41-50	23

Asian	1	51-60	14

Native Hawaiian / Pacific Islander	1	60+	6

Two or more	*

Native American or Alaska Native	*

  * Less than 1%

We have developed a number of initiatives to help attract, develop and retain employees, which reduces turnover and training costs, increases productivity, enhances employee engagement, encourages customer loyalty and promotes community engagement. We believe that these retention efforts have reduced turnover levels across our installer base to approximately 23% below the industry average, based on statistics reported by the Bureau of Labor Statistics.

Diversity, Equity and Inclusion. Our vision is to build an empathetic organization where employees are valued, heard and have the opportunity to thrive. In 2020, we began to develop our DEI initiative. The initiative is overseen by the Compensation and Human Capital Committee, who reviews and discusses the development of our DEI programs at each regular meeting.

Our DEI program has five pillars:

◾	Training and development, including a management development program and language training;
◾	Employee well-being, including our Positive Production Program and partnering with Care.com;
◾	Supplier diversity, including seeking minority-owned suppliers of our products;
◾	Philanthropy and community engagement, including regionalized DEI committees and development of DEI-related metrics for grantmaking and volunteerism; and

Corporate Responsibility	2023 Proxy Statement	37

◾	Workforce and leadership diversity, including diversity recruiting.

Our current DEI initiatives include:

◾	Management training programs to address minority representation in management and sales positions and gender income equality;
◾	Assessment of suppliers to source products and services from minority and women owned businesses where possible;
◾	Building a diverse hiring pipeline;
◾	Employee focus groups to understand diversity needs and perceptions throughout the Company;
◾	Broadcast of our Positive Production Program videos to educate and encourage inclusion; and
◾	Offering both English and Spanish as a Second Language classes to remove communication hurdles.

Benefits. Offering competitive pay and benefits helps us attract and retain talented employees. We offer a full range of benefits to qualifying employees, including medical, dental and vision insurance, prescription drug coverage, flexible spending accounts, 401(k) retirement programs with matching contributions, paid vacations and holidays, short- and long-term disability insurance, life insurance and group accident and critical illness insurance.

Safety. Employee safety is a core business objective. Our installers engage in physically strenuous, and at times, hazardous work. We have detailed safety policies and each year significant staffing, funding and resources are allocated to safety and risk management. We have strong workplace safety measures that we call Lead with Safety, a continuing education program focused on creating a safer working environment for our employees and other jobsite personnel through year-round education and training. We have regional safety managers who are OSHA 500 certified outreach trainers who conduct intensive courses on OSHA safety training.

We track all incidents that occur on our job sites that could result in injury, including minor incidents that may not require first aid or medical treatment. We use this information to refine our safety training programs. We believe our safety programs are having a positive impact. Total hours worked increased 10% from 2021 to 2022, while OSHA-defined incidents declined by 15% during the same period, resulting in a decline in incident rate per 100 hours worked of 22%. We also reported a 27% decrease in severe incidents from 2021 to 2022 with eight severe incidents in 2022, representing a 34% decline in the severe incident rate per 100 hours worked compared to 2021. We had zero fatalities in 2020, 2021 and 2022.

Our safety programs include drugs and alcohol, confined space, fall protection, hazardous chemicals communication, respiratory protection, hand and portable power tools, personal protection, carbon monoxide, weather safety, cell phone usage, drywall storage safety, driver safety and fleet safety. Each installer receives initial safety training upon hire and may receive specialty training depending upon duties. Safety training continues with weekly toolbox talks, quarterly safety initiatives, annual refresher training and safety excellence awards. Our safety program employs more than 35 training videos, including ladder and scaffold safety, electrical safety and forklift safety. Our spray polyurethane foam protocol includes trucks and equipment, storage and disposal, sales and installer training, preventative maintenance and technical support and quality control.

Financial Wellness Program. We offer a financial wellness education program to our employees called Momentum on Up to increase education and encourage responsible personal financial decision-making. The program educates participants on key personal financial topics, including budgeting, credit scores, debt reduction, saving and giving back to the community. One of the key components of this program is encouraging employees to establish personal savings accounts, which the Company matches dollar for dollar up to $1,000. Since inception of the program, we have matched over $5.5 million in employee personal savings. We believe this valuable program not only helps address employee retention, but represents the right thing to do in order to help educate and inform our employees about their financial position and security.

Longevity Awards. Our longevity award program rewards employees who do not otherwise receive awards under another Company stock program for their long-time dedicated service to the Company. Eligible employees are awarded grants of restricted stock units for each ten years of continuous service to the Company, including service for companies that we acquire. Provided the Company meets a revenue target established in advance by the Compensation and Human Capital Committee, employees are awarded restricted stock units based on a percentage of wages that convert one year later into shares of our common stock (for 2022 awards, the target was $2.16 billion trailing 12-month revenue from July 1, 2021 to June 30, 2022).

38	2023 Proxy Statement	Corporate Responsibility

Through December 31, 2022, we have awarded approximately 141,000 restricted stock units to approximately 1,500 employees with tenures ranging from 10 to 48 years. We believe the program rewards employees for valued service, assists in retention of our highly valued long-term employees and results in a highly motivated and engaged workforce.

Positive Production Program. The Positive Production Program is a custom well-being program developed for our employees by Positive Foundry to provide personal development learning opportunities. The program is based on the science of positive psychology, human behavior and neuroscience. The goals of the program are:

◾	To provide opportunities to build strong relationships among employees and connect with each other while learning.
◾	To build strong teams and work environments with engaged employees.
◾	To provide opportunities for employees to learn and grow.
◾	To improve employee well-being by building awareness and sharing best practices.

The elements of the Positive Production Program include videos and emails, supplemented by online sessions, with topics including understanding unconscious bias; managing energy through eating, moving and sleeping; and reflection. Through the Positive Production Program, we hope to assist our employees in developing mindsets and behaviors that can have a lasting impact on well-being, including:

Our Communities

Volunteerism. We are committed to investing in the communities where our employees live and work. We have numerous community engagement programs and we encourage our employees to volunteer at nonprofit organizations in their local communities. Our employees contribute their time, passion and money to a wide variety of philanthropic organizations and we are proud to partner with them in their efforts.

Corporate Responsibility	2023 Proxy Statement	39

Installed Building Products Foundation.

In 2019, we established the Installed Building Products Foundation (“Foundation”) in partnership with the Columbus Foundation. The Foundation Advisory Board consists of non-executive employees representing all of our geographic regions in a wide range of job categories. The Foundation is overseen by the Compensation and Human Capital Committee. The Foundation sponsors four programs:

Since Inception(1)
Scholarship Program. The Building for Tomorrow Scholarship Program awards renewable scholarships of up to $5,000 to employees and their dependents attending accredited vocational or trade schools and universities or colleges. Selection criteria include academic performance, financial need and character reference letters. Preference is given to construction-related fields of study.	$2.4 Million Awarded	230 Grants

Charitable Giving Match. Our Foundation matches cash gifts	Since Inception(1)
by employees of up to $500 or volunteer time of up to 25 hours ($20 per hour). Eligible organizations include tax-exempt public charities, nonprofit colleges, universities, hospitals and medical facilities and community service programs.	$33,810 Matched	99 Cash Gifts

Employee Financial Assistance. Our Employee Financial	Since Inception(1)
Assistance Program provides for awards of up to $2,000 for food, shelter and other basic needs for employees who experience a qualifying event, such as a natural disaster or other acts of nature, house fire, accident, domestic abuse, crime, short term illness, death of a spouse, partner or dependent or military deployment.	$289,450 Awarded	236 Employees

Major Grants Program. Our Foundation’s Major Grants Program provides grants to 501(c)(3) organizations involved in building or renovating homes or providing shelter for those in need.	$3.6 Million	74 Grants

(1) Dollar amounts are approximate.

40	2023 Proxy Statement	Corporate Responsibility

Corporate Giving. We recognize that as a good corporate citizen, we have a responsibility to support our communities. In addition to the Foundation, we have a robust corporate giving program that includes both national and local charities to which we have collectively contributed $1.4 million. We have entered into multi-year commitments with Gary Sinese Foundation RISE Program, Mid-Ohio Food Collective, YWCA of Central Ohio, Boys and Girls Club of Central Ohio, St. Mary’s Scholarship Endowment, The Columbus Promise and Besa Community, Inc. Through our Foundation and corporate giving programs, we are committed to contribute at least 1% of our EBITDA annually to support our local communities with initiatives focused on education and housing.

For the third consecutive year, IBP participated in Habitat for Humanity – MidOhio’s Annual Playhouse Blitz. A team of IBP employees worked to custom design and assemble a playhouse for a local family. The playhouse provided five-year old Maddison and four-year old Jonathan with a safe place to play while raising money towards affordable housing efforts.

The Foundation was proud to provide a $40,000 grant to the Texas Ramp Project, an organization that provides free wheelchair ramps to low-income older adults and those with disabilities, to build over 35 accessibility ramps at homes throughout Texas.

Corporate Responsibility Materials

The following corporate responsibility materials are published on our website at

https://investors.installedbuildingproducts.com/corporate-governance:

◾	Environmental Policy
◾	Human Rights Policy Statement
◾	Safety Policy
◾	Supplier Code of Conduct

Corporate Responsibility	2023 Proxy Statement	41

PROPOSAL 2 – RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Overview

Our Audit Committee is responsible for the appointment and oversight of our independent registered public accounting firm. The Audit Committee conducts an annual evaluation of the firm, considering whether the firm should be rotated and the advisability and potential impact of selecting a different auditing firm. In evaluating and selecting the Company’s independent registered public accounting firm, the Audit Committee considers a number of factors, including:

◾	historical and recent performance of the firm;

◾	an analysis of known significant legal or regulatory proceedings against the firm and the firm’s internal quality control procedures;

◾	audit quality and efficiency , including the performance of the audit partner and audit team and their audit approach;

◾	the quality of the firm’s communications with the Audit Committee;

◾	the independence and integrity of the firm; and

◾	appropriateness of the firm’s fees.

The Audit Committee has appointed, and the Board has ratified the appointment of, Deloitte & Touche LLP (“Deloitte”) to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2023. Deloitte has served as our independent registered public accounting firm since 2013.

Based on its assessment of Deloitte’s performance, the Audit Committee believes that the retention of Deloitte as our independent registered public accounting firm is in the best interests of the Company and our stockholders, and we are asking our stockholders to ratify the selection of Deloitte as our independent registered public accounting firm for 2023. Although stockholder ratification is not required, the Board is submitting the selection of Deloitte to our stockholders for ratification because we value our stockholders’ views on our independent registered public accounting firm. If our stockholders fail to ratify the appointment of Deloitte, the Audit Committee will reconsider whether or not to retain Deloitte and may retain that firm or another firm without resubmitting the matter to our stockholders. Even if the selection of Deloitte is ratified, the Audit Committee may, in its discretion, select a different firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

A representative of Deloitte is expected to be present at the Annual Meeting, will be given an opportunity to make a statement and will be available to respond to appropriate questions from stockholders.

Fees Paid to Deloitte

The following table sets forth the aggregate fees we paid to Deloitte in 2022 and 2021, respectively:

	2022	2021
Audit Fees(1)	$2,395,889	$2,129,009
Audit-Related Fees(2)	111,930	–
Tax-Related Fees(3)	–	–
All Other Fees(4)	2,037	2,037
Total	$2,509,856	$2,131,046

42	2023 Proxy Statement	Proposal 2 – Ratification of the Appointment of our Independent Registered Pubic Accounting Firm

(1)

Fees for professional services rendered in connection with the audit of our annual consolidated financial statements and internal control over financial reporting, review of our quarterly consolidated financial statements and services that are normally provided in connection with statutory and regulatory filings or engagements.

(2)	Fees for permissible advisory services in connection with environmental, social, and governance compliance and assurance readiness.

(3)	Fees for professional services rendered in connection with tax consultation services.

(4)	Fees for permissible work performed by Deloitte that does not fit within the above categories. The fees under this category are related to technical subscriptions.

Pre-Approval of Services

The Audit Committee has established a policy requiring pre-approval of all audit and non-audit services provided by our independent registered public accounting firm. On an ongoing basis, management submits to the Audit Committee specific projects and services to be performed by Deloitte for which it seeks advance approval. The Audit Committee reviews these requests and determines whether to approve the requested engagement. Periodically management reports to the Audit Committee the actual spending for such projects and services compared to the approved amounts. All services provided by Deloitte in 2022 were pre-approved by the Audit Committee in accordance with this policy.

Report of the Audit Committee

Management is responsible for the preparation and presentation of the Company’s financial statements, the effectiveness of internal controls over financial reporting and procedures that are reasonably designed to assure compliance with accounting standards and applicable law. The Company’s independent registered public accounting firm, Deloitte & Touche LLP (“Deloitte”), is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”).

The Audit Committee’s responsibility is to monitor and oversee these processes. In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed with management and Deloitte the Company’s audited consolidated financial statements for the fiscal year ended December 31, 2022, the fair and complete presentation of the Company’s results and the assessment of the Company’s internal controls over financial reporting. The Audit Committee discussed significant accounting policies applied in the Company’s financial statements, and, when applicable, alternative accounting treatments. Management represented to the Audit Committee that the financial statements were prepared in accordance with accounting principles generally accepted in the United States. The Audit Committee has also discussed with Deloitte the matters required to be discussed with the independent registered public accounting firm by the applicable requirements of the PCAOB and the Securities and Exchange Commission.

In addition, the Audit Committee reviewed and discussed with Deloitte its independence from the Company and management. As part of that review, the Audit Committee received the written disclosures and the letter from Deloitte required by the PCAOB, and the Audit Committee considered and discussed Deloitte’s independence, including whether the firm’s provision of non-audit services to the Company is compatible with its independence. The Audit Committee concluded that Deloitte is independent from the Company and its management.

The Audit Committee discussed with the Company’s Internal Audit Department and Deloitte the overall scope of and plans for their respective audits. The Audit Committee meets with the Director of Internal Audit and representatives of Deloitte, in regular and executive sessions, to discuss the results of their examinations, the evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting and compliance programs.

Based on these reviews and discussions, the Audit Committee has recommended to the Board that the audited consolidated financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022. The Audit Committee has selected, and the Board of Directors has ratified the selection of, Deloitte as the Company’s independent registered public accounting firm for 2023.

Audit Committee

Lawrence A. Hilsheimer (Chair)

Margot L. Carter

Michael H. Thomas

Proposal 2 – Ratification of the Appointment of our Independent Registered Public Accounting Firm	2023 Proxy Statement	43

Required Vote and Recommendation of the Board

The affirmative vote of a majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote is required to ratify the appointment of Deloitte as our independent registered public accounting firm for 2023. Brokers have discretion to vote on this proposal in the absence of voting instructions. Abstentions will have the same effect as votes “AGAINST” this proposal. Broker non-votes will have no effect on the outcome of this proposal. Unless otherwise instructed, the persons named as proxies will vote “FOR” this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2023.

44	2023 Proxy Statement	Proposal 2 – Ratification of the Appointment of our Independent Registered Pubic Accounting Firm

PROPOSAL 3 – NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

Overview

As required by Section 14A of the Securities Exchange Act of 1934 (the “Exchange Act”) and as a matter of good corporate governance, we are seeking stockholder approval of our executive compensation program. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the executive compensation program and practices described in this Proxy Statement.

Stockholders are being asked to vote on the following advisory resolution:

“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation of the Company’s named executive officers for 2022, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and related disclosures.”

We have a pay for performance philosophy that forms the foundation of our decisions regarding payment of executive compensation. We believe that this philosophy and the compensation structure established by the Compensation and Human Capital Committee are central to our ability to attract, retain and motivate individuals who can achieve superior financial results in the best interests of the Company and our stockholders. We link pay to performance by weighting a significant portion of the target compensation of our NEOs in variable, or “pay at risk,” compensation elements. We also align our NEOs’ financial interests with those of our stockholders by awarding a substantial portion of total compensation in the form of equity.

We urge you to read “Executive Compensation – Compensation Discussion and Analysis” below, which describes in detail how our executive compensation program operates and is designed to achieve our compensation objectives, as well as the accompanying compensation tables and narratives that provide detailed information on the compensation of our NEOs.

As discussed in more detail in the Compensation Discussion and Analysis, we believe our executive compensation program is competitive and focused on pay for performance principles, emphasizing compensation opportunities that reward results. Our stock ownership requirements and use of stock-based incentives strongly align the interests of our executives with those of our long-term stockholders. The Compensation and Human Capital Committee believes that our executive compensation program is consistent with our compensation philosophy, supports our long-term strategic objectives, encourages appropriate sensitivity to risk and increases stockholder value, and that executive compensation for 2022 was reasonable, appropriate and justified by the performance of the Company.

This advisory vote, commonly referred to as a “say-on-pay” advisory vote, is non-binding. However, the outcome of the vote will provide valuable information to the Compensation and Human Capital Committee regarding stockholder sentiment about our compensation program, which the Compensation and Human Capital Committee will carefully review and consider when making future decisions regarding the compensation of our NEOs. Our executive compensation program was strongly supported by our stockholders in 2022, with approximately 95% of the votes cast at the 2022 annual meeting voting in favor. We have held a similar stockholder vote every year since 2017 and expect to hold a similar vote at the 2024 Annual Meeting.

Proposal 3 – Non-Binding Advisory Vote on Executive Compensation	2023 Proxy Statement	45

Required Vote and Recommendation of the Board

The affirmative vote of a majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote is required for approval of this advisory resolution. Abstentions will have the same effect as votes “AGAINST” this proposal. Broker non-votes will have no effect on the outcome of the proposal. Unless otherwise instructed, the persons named as proxies will vote “FOR” this proposal.

THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE NON-BINDING ADVISORY RESOLUTION APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.

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EXECUTIVE OFFICERS AND CERTAIN

SIGNIFICANT EMPLOYEES

The following biographical information regarding our executive officers and certain significant employees is as of April 13, 2023:

Executive Officers

Jeffrey W. Edwards Age 59 President, Chief Executive Officer and Chairman	Mr. Edwards is our President, Chief Executive Officer and Chairman and has held these positions since 2011, 2004 and 1999, respectively. Mr. Edwards’ position allows him to advise the Board on management’s perspective over a full range of issues affecting the Company. Prior to joining us, Mr. Edwards acted as an officer and strategist for several companies that he and his family started, acquired or invested in over more than 40 years across a variety of industries, including multi-family and student housing development and management, industrial tool distribution, wholesale building supply, homebuilding, land and real estate development and real estate brokerage. Since 1988, Mr. Edwards has been involved in the launch of many business ventures as well as commercial real estate developments in central Ohio and elsewhere. He holds a B.S. in Marketing from Miami University.
Michael T. Miller Age 58 Executive Vice President, Chief Financial Officer and Director	Mr. Miller has served as our most senior financial officer since he joined us in 2000 as our Executive Vice President – Finance. He has been our Chief Financial Officer since 2013 and a director since 2004. Prior to joining the Company, Mr. Miller held the position of Senior Vice President/Managing Director responsible for Corporate Investment Banking at Huntington Capital Corp., a subsidiary of Huntington Bancshares, Inc., a regional bank holding company. Before joining Huntington in 1991, Mr. Miller held various positions with Deutsche Bank and Canadian Imperial Bank of Commerce in New York. Mr. Miller began his career at First Union National Bank in Charlotte, North Carolina. He holds a B.A. from Wake Forest University. Mr. Miller previously served on the Board of BMC Stock Holdings, Inc. from 2014 to January 2021.
Jay P. Elliott Age 61 Chief Operating Officer	Mr. Elliott has been our Chief Operating Officer since 2013. He joined the Company in April 2002 as our Regional Operations and Business Integrations Manager. Prior to joining us, Mr. Elliott worked with E&Y Corporate Finance, LLC in restructuring advisory services. Mr. Elliott’s experience includes ten years with Owens Corning in several roles, including new business development, market management and corporate strategic planning. Mr. Elliott spent three years with IBM and began his career with Westinghouse Electric Corp. He earned an M.B.A. from Cornell University Johnson Graduate School of Management, a B.E. from Dartmouth College Thayer School of Engineering, and an A.B. from Colgate University.
Todd R. Fry Age 57 Chief Accounting Officer	Mr. Fry has been our Chief Accounting Officer since April 2014 and our Treasurer since March 2015. He was Chief Financial Officer of Champion Industries, Inc., a commercial printer, business form manufacturer and supplier of office products and office furniture, from 1999 to April 2014, where his responsibilities included SEC reporting, Sarbanes-Oxley compliance, mergers & acquisitions, corporate governance, risk management and debt negotiation. From 1997 to 1999, Mr. Fry served as Chief Financial Officer of Broughton Foods Company, where he led both the initial public offering and subsequent sale of the company. Mr. Fry served in various positions at Coopers & Lybrand L.L.P. from 1991 to 1997. Mr. Fry holds a B.S. from The Ohio State University. Mr. Fry has served as a director of Summit State Bank since 2000.
W. Jeffrey Hire Age 71 President of External Affairs	Mr. Hire joined the Company in 2008 and was named President of External Affairs in 2013. His responsibilities include working with our largest customers, our major suppliers and industry associations. Prior to joining us, from 1978 to 2008, Mr. Hire held numerous management positions at Owens Corning. From 2006 to 2008, he served as Director of Products and Programs for the Insulating Systems Business, developing product innovations and value-added customer programs. For 11 years prior to that, Mr. Hire was General Manager of the Insulation Contractor Segment of the Residential Insulation Division. He earned a B.S. in Philosophy from University of Mount Union in Alliance, Ohio and an M.B.A. specializing in General Management from The University of St. Thomas Opus College of Business in St. Paul, Minnesota. He serves on the Board of the Insulation Contractors Association of America, and has served twice as its President. Mr. Hire has served as a Committee Chairman for the North American Insulation Manufacturers Association. Mr. Hire received the Insulation Contractors Association of America’s “Key Man” award for his leadership and dedication to the industry.

Executive Officers and Certain Significant Employees	2023 Proxy Statement	47

Jason R. Niswonger Age 50 Chief Administrative and Sustainability Officer	Mr. Niswonger has been our Chief Administrative and Sustainability Officer since March 1, 2022. Previously Mr. Niswonger served as our Senior Vice President, Finance and Investor Relations from March 2015 to February 2022 and our Director of Investor Relations from January 2014 until March 2015. Prior to joining the Company, he served from 2011 to 2013 as the Director, Financial Reporting for Edwards Industries, a national property development and management company. From 2006 to 2011, Mr. Niswonger held multiple positions, including the Director, Finance for the Seating Systems Division of Commercial Vehicle Group, Inc., a supplier of integrated system solutions for the global commercial vehicle market. From 2004 to 2006, he was the Director, Financial Reporting for Installed Building Products, LLC. Prior to joining Installed Building Products, LLC, Mr. Niswonger served as the Director of Global Accounting and Financial Reporting at Sterling Commerce, Inc., a global provider of EDI services, B2B integration software solutions and consulting, where he worked from 2000 to 2004. Prior to joining Sterling, he held positions in financial reporting at Express, a division of The Limited, and Exel Logistics. Mr. Niswonger earned an M.B.A. from Otterbein College and a B.A. from Ohio University.

Certain Significant Employees

Randy Hall Age 61 President, Aster Contractors Holdings, LLC	Mr. Hall has been President of Aster Contractors Holdings, LLC, one of our subsidiaries, since October 2020. Mr. Hall joined the Company in 1995 and has held a number of positions, including regional manager (January 2017—October 2020), regional operations performance manager (May 2016- January 2017), manager of our Cornerstone Energy Conservation Service operations and manager of our Edwards/Mooney & Moses branch operations. Prior to joining the Company, Mr. Hall served as the Vice President of Operations and Vice President of Finance at Pipeliner Systems, Inc., and as an accountant at Bolon, Hart & Buehler, Inc. He received a B.S. in Accounting from Franklin University in Columbus, Ohio. Mr. Hall is a current member of RESNET, the Central Ohio Green Building Initiative and Building Industry Association of Central Ohio.
William W. Jenkins Age 66 Senior Vice President, Purchasing and Supply Chain	Mr. Jenkins has been our Senior Vice President, Purchasing and Supply Chain since March 2015 and served as our Director of Internal Audit from September 2013 until March 2015. From 2011 to 2013, he served as a Regional President and served as our President from 1998 to 2011. Prior to joining the Company, Mr. Jenkins held senior management positions with Midwest Wholesale Building Materials, a building products wholesaler and BuyOhio Realtors. Mr. Jenkins began his career with Ernst & Young LLP, where he progressed to become a Senior Manager. He graduated from The Ohio State University with a B.S. and became a licensed CPA in the State of Ohio.
R. Scott Jenkins Age 67 Regional President	Mr. Jenkins has been a Regional President since 2006 when we acquired OJ Insulation, Inc., which he co-founded in 1984. Since joining us, Mr. Jenkins has been responsible for the management of operations in several states, including Minnesota, Idaho, Washington and California. During his 22-year tenure at OJ Insulation as owner and chief executive officer, Mr. Jenkins was responsible for numerous strategic acquisitions and significant company growth. He received a B.A. in Social Science from the University of California at Irvine and was an active member of Vistage International CEO Organization for over 15 years.
Shelley A. McBride Age 66 General Counsel and Secretary	Ms. McBride joined the Company in 2005 as General Counsel and Secretary. Prior to joining the Company, she worked as an attorney at the law firm of Calfee, Halter & Griswold, representing corporate and institutional clients in the areas of mergers and acquisitions, secured credit transactions, subordinated debt financings, common and preferred equity investments, organizational restructuring and general corporate matters. Before joining Calfee, Halter & Griswold in 2001, Ms. McBride served as legal counsel for Nationwide Mutual Insurance Company in the Nationwide Enterprise Office of Investments and also served as legal counsel for various investment funds at Banc One Capital. Her experience includes representing corporate and institutional clients at the law firms of Squire Patton Boggs and Kegler, Brown, Hill & Ritter. From 1983 to 1989, Ms. McBride served as a law clerk to the Honorable John D. Holschuh and the Honorable Mark R. Abel in the United States District Court for the Southern District of Ohio. Ms. McBride earned a J.D. and a B.A. from The Ohio State University.
Matthew J. Momper Age 62 Regional President	Mr. Momper has been a Regional President since 2008. Since joining us, Mr. Momper has been responsible for the management of operations in several states, including Wisconsin, Indiana, Ohio and Illinois. Prior to joining the Company, he served as President of Momper Insulation Inc., a family business, which he joined in 1984. Mr. Momper was responsible for significant growth of Momper Insulation Inc., and the strategic decision to join that company with us in 1998. He received a B.S. from Ball State University and an M.B.A. from Drake University. Mr. Momper currently serves on the Board of Trustees for Ball State University and the Board for the Allen County Building Department.

48	2023 Proxy Statement	Executive Officers and Certain Significant Employees

Warren W. Pearce Age 64 Regional President	Mr. Pearce has been a Regional President since 2011. Since joining the Company, Mr. Pearce has been responsible for the management of operations in several states, including Ohio, North Carolina, Virginia and Maryland. From 2004 to 2011, he was Vice President of Operations for Masco Corporation, a manufacturer of home products, distributor of building products and installer of building products, where he held various other positions beginning in 1984. Mr. Pearce began his career at Carroll Insulation and later served as branch manager at American Aluminum Insulation. He received from Kent Votech his Electrical Apprenticeship certification.
Vikas Verma Age 70 President, Commercial Development	In January 2019, Mr. Verma became our President of Commercial Development. His responsibilities include commercial acquisition sourcing, new commercial product development and organic growth of our commercial business. Mr. Verma founded the Alpha companies, installers of commercial waterproofing, insulation, fireproofing and fire stopping, where he served as the Chief Executive Officer (1982 – 2020) and President (1982 - 2012), responsible for business and market development, marketing, finance, insurance and bonding. Mr. Verma was the President of Alamo Insulation Co., a residential insulation company with offices in San Antonio and Corpus Christi, Texas from 1977 to 1982. Mr. Verma is a member of the boards of directors of the National Association of Minority Contractors, and has served on the board of and Cobb Boys and Girls Club and advisory boards for Synovus (previously Charter Bank), Owens Corning & Johns Manville. He holds a B.A. in Engineering and an Associate’s Degree in International Marketing and Marketing Management from University of Bombay. He also held the position of President for Georgia Walls & Ceilings Association and is a graduate of Leadership Atlanta.
Brad A. Wheeler Age 48 Regional President	Mr. Wheeler has been a Regional President since January 2015. He joined the Company in 2010 as Regional Manager and was responsible for the management of operations in several states. Since joining the Company, Mr. Wheeler has been responsible for the management of operations in several states, including Colorado, Texas, Florida and Georgia. In June, 2022, Mr. Wheeler was named President of the Alpha companies. Prior to joining us, Mr. Wheeler was a District and Branch Manager for Masco Contractor Services, an installer of building products, from 2001 to 2010. From 1996 to 2001, he held various positions at Cary Corporation, which was purchased by Masco Contractor Services. He attended Radford University and has been an active member of Vistage International CEO Organization since 2011.
Randall S. Williamson Age 61 Regional President	Mr. Williamson has been a Regional President since 2001. Since joining us, Mr. Williamson has been responsible for the management of operations in several states, including Massachusetts, New Jersey, New York and Michigan. He began his career in 1981 at Monroe Insulation and Gutter Company Incorporated, or Monroe, where he progressed to become Vice President in 1992. In 1996, Mr. Williamson purchased Monroe and merged it with other companies to form American Building Systems, Inc., where he served as President until 2001. American Building Systems, Inc. merged with us in 2001. He attended Colorado State University and serves on the board of governors for U.S. Grown Foods.

Executive Officers and Certain Significant Employees	2023 Proxy Statement	49

COMPENSATION DISCUSSION AND ANALYSIS

Compensation and Human Capital Committee Report

The Compensation and Human Capital Committee has reviewed the Compensation Discussion and Analysis (“CD&A”) included in this Proxy Statement and has discussed the CD&A with members of the management team involved in the compensation process. Based on such review and discussions, the Compensation and Human Capital Committee recommended to the Board of Directors that the CD&A be included in this Proxy Statement and incorporated in the Company’s Annual Report on Form 10-K for the year ended December 31, 2022.

Compensation and Human Capital Committee

Janet E. Jackson (Chair)

David R. Meuse

Michael H. Thomas

CD&A Table of Contents

50	2023 Proxy Statement	Compensation Discussion and Analysis

Section 1 – Executive Summary

Our Growth Strategy

We are continually focused on expanding our geographic footprint, diversifying our products and services and expanding our mix of end markets. Our growth strategy includes acquisition of residential and commercial installers in new markets, acquisitions of businesses offering complementary products, introduction of new product offerings in existing markets, pursuit of new product categories in commercial markets, and leveraging our multi-family sales growth in existing branches.

Revenue from insulation services represented approximately 66% of total revenues in 2018 compared to 61% in 2022, demonstrating our continued success in revenue growth from diversified products. We have decreased our residential new construction end market exposure approximately 3%, from 77% in 2018 compared to 74% in 2022. We have added 55 new branch locations since 2018.

	2022 ($)	2022 (%)	2018 ($)	2018 (%)

Insulation	1,611,037	61	876,118	66

Shower doors, shelving and mirrors	172,979	7	90,352	7

Garage doors	168,800	6	79,539	6

Waterproofing	124,808	5	97,683	7

Rain gutters	114,022	4	44,203	3

Fireproofing / firestopping	63,498	2	-	-

Window blinds	61,295	2	28,981	2

Other building products	197,118	7	-	9

Net revenues, installation	2,513,557	94	1,336,432	100

Other	156,287	6	-	-

Net revenues	2,669,844	100	1,336,432	100

Net revenue for manufacturing operations are included in the “Other” category.

Our Capital Allocation Strategy

Our primary use of capital is acquisitions, which typically contribute to profitability in the first year and assist in achieving product diversification. Our asset-light model generates substantial operating cash flow, which supports acquisition growth.

In 2022, we returned $200.3 million of cash to stockholders, including quarterly and variable dividends of $62.7 million and stock repurchases totaling $137.6 million.

2022 Cash Dividends	=	$62.7M	2022 Stock Repurchases	=	$137.6M

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Our Acquisition Strategy

In the 1990s, we began an acquisition strategy with the goal of creating a national platform and have since grown, by our estimate, to become one of the nation’s largest installers of insulation in the residential new construction market. Since 1999, we have successfully completed and integrated over 180 acquisitions. In 2022, we successfully acquired and integrated eight businesses representing approximately $109 million in annual revenues.

◾   Acquisition rationale

○   Expand geographic footprint, product diversification, and market presence

◾   Keys to our approach

○   Target profitable markets

○   Acquire operations with strong reputation and customer base

○   Corporate support allows more local focus on customer service

○   Leverage national buying power

○   Leverage relationships with national homebuilders

2022 Financial Highlights

Our record 2022 financial and operating results reflect the continued success of our key business strategies outlined above. Our 2022 results produced record operating cash flow, which supported our acquisition and capital allocation strategies.

See “Additional Information – Use of Non-GAAP Financial Measures” for a reconciliation of Adjusted EBITDA to the most directly comparable GAAP measure.

Pay for Performance

Our executive compensation philosophy is to provide a competitive compensation package weighted toward Company performance and aligned with our stockholders’ long-term interests. A significant percentage of our executive compensation is in the form of performance-based awards. The Compensation and Human Capital Committee believes that our executive compensation program drives performance and increases stockholder value.

The Compensation and Human Capital Committee believes that total compensation for the Company’s named executive officers should align with the Company’s financial and strategic objectives and sustained growth, as well as individual performance, level of responsibility and experience. Consistent with that philosophy, in 2022 approximately 83.3% of our Chief Executive Officer’s and an average of 67.1% of our other named executive officers’ total target compensation reflected our continued emphasis on variable at-risk compensation linked with the Company’s operational and financial performance. Any performance-based cash or restricted stock award earned by our NEOs depends upon the Company’s achieved Adjusted EBITDA during the performance period as compared against the target set by the Compensation and Human Capital Committee. The value of the performance-based restricted stock awards actually received by our NEOs can differ substantially from the grant date values reported in the

52	2023 Proxy Statement	Compensation Discussion and Analysis

Summary Compensation Table because performance-based restricted stock is awarded as a number of shares rather than a fixed dollar amount, so the value of the restricted stock award fluctuates with our stock price during the performance period and the additional two year vesting period.

2022 Say-on-Pay Voting Results

Our executive compensation program received strong support from our stockholders in 2022, with 95% of the votes cast at the 2022 annual meeting voting in favor. The Compensation and Human Capital Committee believes that this level of support is indicative of our stockholders’ strong support of our compensation philosophy and goals, and influenced its decision to retain the core elements of our executive compensation program, policies and decisions.

2022 Named Executive Officers

Jeffrey W. Edwards	Michael T. Miller	Jay P. Elliott	W. Jeffrey Hire	Jason R. Niswonger
President, Chief Executive Officer and Chairman	Executive Vice President and Chief Financial Officer	Chief Operating Officer	President, External Affairs	Chief Administrative and Sustainability Officer

2022 Executive Compensation at a Glance

Name	Base Salary ($)(1)	Performance- Based Cash Award Earned ($)	Performance- Based Restricted Stock Award at Grant Date Fair Value ($)	Total ($)

Jeffrey W. Edwards	800,000	1,126,000	3,377,950	5,303,950

Michael T. Miller	425,000	427,880	1,086,542	1,939,422

Jay P. Elliott	462,000	315,280	1,125,880	1,903,160

W. Jeffrey Hire	400,000	168,900	225,217	794,117

Jason R. Niswonger	395,000	197,050	315,119	907,169

(1) Base salary effective April 1, 2022

2022 Target Compensation Mix

Our executive compensation program for 2022 consisted of three components: base salary, performance-based cash awards and performance-based restricted stock awards. The illustration below reflects the mix of target executive compensation for 2022 and highlights the at-risk portion of total target compensation:

Compensation Discussion and Analysis	2023 Proxy Statement	53

Key Compensation Practices for Executives

✓ What We Do	× What We Don’t Do

Pay for Performance – A substantial percentage of executive compensation is based on achievement of objective pre-established performance metrics	No Tax Gross-Ups – We do not provide for tax gross-ups for perquisites or for excise taxes on golden parachute payments

Balanced Compensation Mix – NEOs receive a mix of salary and performance-based cash bonuses and restricted stock awards	No Pension Plans – We do not have pension plans or retirement benefits for executives that are unavailable to other employees

Multi-year Vesting of Equity Awards – Earned restricted stock vests over two years after achievement of the performance target, promoting retention and enforcing a culture of long-term success	No Hedging – Our Insider Trading Policy prohibits hedging and other monetization transactions involving Company securities

Limited Perquisites – NEOs receive minimal perquisites that are unavailable to salaried employees	No Short Sales – We do not permit short sales or other speculative transactions in Company securities

Competitive Pay – An independent consultant provides market data to assess program competitiveness and compensation is targeted near the median of the peer group	No Option Repricing – Our Omnibus Incentive Plan prohibits repricing underwater stock options without stockholder approval

Robust Clawback Policy – Our clawback policy allows recovery of incentive and other compensation under specified circumstances	No Single Trigger on a Change in Control– We do not automatically accelerate vesting of incentive awards upon a change in control without a qualifying loss of employment

Stock Ownership Requirements – NEOs are required to hold Company stock in multiples of base salary, aligning their interests with stockholders	No Pledging – Our Insider Trading Policy prohibits pledging our common stock as collateral and holding our common stock as collateral or in a margin account

Annual Say-on-Pay Vote – We value stockholder input and seek an annual advisory vote on executive compensation	No Employment Agreements – We do not have employment agreements with executives other than our Chief Executive Officer

Section 2 – How We Determine Pay

Our Compensation Philosophy

Our executive compensation philosophy is to provide a competitive compensation package weighted toward Company performance and aligned with our stockholders’ long-term interests. Our executive compensation program is both reflective of the strategic value of the individual’s position and designed to ensure long-term retention and motivation.

54	2023 Proxy Statement	Compensation Discussion and Analysis

Goals of Our Compensation Program

◾	To attract, motivate and retain exceptional executives who are critical to successful execution of the Company’s growth strategy, long-term Company performance and the creation of stockholder value.
◾

To align the interests of our executives with those of our stockholders by tying a significant amount of executive compensation to the achievement of performance metrics related to our short and long-term business strategy and financial performance and to the price of the Company’s stock.

◾

To motivate our executives to perform at the highest level, to achieve our financial, operational and strategic goals and to reinforce our commitment to high-quality service, which is primarily responsible for the strength of our long-standing relationships with our customers and suppliers.

Guiding Principles of Our Compensation Philosophy

◾

Pay for Performance. We reward our executives’ achievements by linking a significant portion of their compensation to the Company’s financial and operational performance. Our incentive compensation program is subject to a pre-established objective performance metric that reflects strategic and operational objectives. Incentive compensation varies based on the extent to which the objective is met - if the target is not achieved at a level of at least 80%, then no incentive compensation is payable, while if the target is exceeded, executives have an opportunity to earn above-target incentive compensation.

◾	Competitive Pay. Our compensation program is designed to attract, retain, motivate and reward top talent through pay elements that are flexible and competitive with our peers.

◾

Internal Pay Equity. We believe that internal pay equity is an important factor in ensuring fairness and encouraging a collaborative environment among our executive team. The Compensation and Human Capital Committee reviews each NEO’s pay components and levels relative to other NEOs, considering experience, leadership role, seniority and level of responsibility.

◾

Aligned with Stockholders. A significant portion of our executives’ compensation is in the form of at-risk performance-based cash awards and performance-based equity awards that, if earned, vest over an additional two years after the end of the performance period. We award restricted stock based on a number of shares, rather than a dollar value, so the value of an executive’s equity-based award fluctuates with the price of our common stock during the performance period and the vesting period, which aligns the long-term interests of our executives and our stockholders. In furtherance of this principle, our NEOs are required to maintain levels of ownership of our common stock based upon a multiple of their salaries.

The Compensation and Human Capital Committee considers the overall mix of cash and equity compensation, annual and long-term incentives and fixed and variable pay in determining our executive compensation program. The Compensation and Human Capital Committee does not follow any pre-established policies, guidelines or formulas for allocating compensation mix, instead retaining flexibility by determining annually what it believes is the appropriate mix of compensation elements.

Our Executive Compensation Process

Role of the Compensation and Human Capital Committee. Our Compensation and Human Capital Committee, comprised solely of independent directors, is responsible for the oversight, establishment, implementation and administration of our executive compensation program. During its regular first quarter meeting, the Compensation and Human Capital Committee, in consultation with our Chief Executive Officer and Chief Financial Officer, determines incentive compensation earned by our NEOs based on the prior year’s performance and finalizes performance metrics and target incentive compensation levels for the current year. Later in the year, the committee reviews materials relating to peer group composition and other information that forms the basis for future decisions. The Compensation and Human Capital Committee sets compensation consistent with our compensation philosophy and competitive with our peers, considering a balance of information, among other things, the experience, leadership, level of responsibility and performance of the executive team, retention, internal equity considerations and industry competitiveness. While the Compensation and Human Capital Committee consults with management and its independent compensation consultant in determining our compensation program, final authority for our program and performance objectives rests solely with the committee. For more information regarding the Compensation and Human Capital Committee, see “Corporate Governance – Board Committees – Compensation and Human Capital Committee.”

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Role of Executives. In the course of determining executive compensation, the Compensation and Human Capital Committee solicits input from management. The committee believes this input is valuable because of the Chief Executive Officer’s and Chief Financial Officer’s comprehensive knowledge of our business, operations and financial and strategic goals. Our Chief Executive Officer and Chief Financial Officer (i) provide data, analysis and recommendations to the Compensation and Human Capital Committee regarding the Company’s executive compensation programs, (ii) annually evaluate the performance of our named executive officers (“NEOs”) (other than themselves) based on each individual’s performance, length of service, experience, level of responsibility and achievement of Company strategic goals, and (iii) propose to the committee the performance metrics to be used to determine target awards under our performance-based incentive programs based on the budget approved by the Board. The Compensation and Human Capital Committee retains sole authority to determine all elements of executive compensation, but from time to time delegates certain administrative duties to management and the human resources department.

Role of Compensation Consultants. The Compensation and Human Capital Committee engages Meridian Compensation Partners, LLC, (“Meridian”), to provide market data with respect to publicly-traded companies similar in size and industry in connection with executive and non-employee director compensation. Meridian reports directly to the committee. In January and October 2022, the Compensation and Human Capital Committee engaged Meridian to perform a review of our executive compensation program and to conduct market comparisons to assist the committee in its responsibilities. The Compensation and Human Capital Committee and management worked with Meridian to develop an appropriate peer group and Meridian provided an independent review of the executive compensation practices in our peer group, including an analysis of overall competitiveness to market. The committee considered Meridian’s advice in structuring our compensation program. The Compensation and Human Capital Committee intends to engage Meridian to update its review of our executive compensation and non-employee director compensation programs at least biannually. In connection with the engagement of Meridian, the committee considered and assessed all relevant factors, including those set forth in applicable SEC and NYSE rules, that could give rise to a potential conflict of interest with respect to Meridian. Based upon this review, the Compensation and Human Capital Committee determined that engaging Meridian did not raise any conflict of interest.

Competitive Positioning

Meridian, in consultation with our management and Compensation and Human Capital Committee, compiles a report of compensation data for executive officers and non-employee directors in our peer group. The data includes base salary, target cash incentive compensation, long-term incentive awards, target total compensation and variable pay mix. Meridian compiles this data from the proxy disclosures of the peer group and from published surveys.

The Compensation and Human Capital Committee reviews Meridian’s report summarizing the target total cash compensation (base salary plus target annual incentive) and target total compensation (base salary plus target annual incentive plus long-term incentive) for each of our NEOs against benchmarks at the 25th, median and 75th percentiles of the market for positions comparable to those held by each of our NEOs. For retention, motivation and competitive considerations, the Compensation and Human Capital Committee targets each NEO’s total cash compensation and total direct compensation levels at approximately the median of the peer group.

Using the information provided by Meridian, the Compensation and Human Capital Committee reviews executive compensation data at peer companies to gauge the reasonableness and competitiveness of our executive compensation program. Comparison to our peer group is one of several factors considered by the committee, but is not determinative. While the Compensation and Human Capital Committee does not establish executive pay based solely on peer group data, it believes that our pay levels and practices should be within a range of competitiveness.

In determining our peer group, Meridian recommended that the Compensation and Human Capital Committee consider a number of factors for each potential peer company, including industry classification and business-specific characteristics (scope and products and services), size (revenue and market capitalization) and frequency of inclusion in the peer groups of other peers of the Company. The committee believes our selected peer group includes an appropriate representation of industry competitors and companies with which we compete for executive talent.

For 2022, the Compensation and Human Capital Committee selected the following 16 companies as our peer group. Certain peers are periodically replaced or eliminated due to acquisition or size changes to maintain a balance of appropriate size, revenues, industry and presence as a competitor for executive talent.

56	2023 Proxy Statement	Compensation Discussion and Analysis

Peer Group	Market Cap(1) ($ in Millions)	Peer Group	LTM Revenue(1) ($ in Millions)
TopBuild Corp.	5,003	TopBuild Corp.	5,009
Eagle Materials Inc.	4,895	Tri Pointe Homes, Inc.	4,349
Trex Co., Inc.	4,645	M/I Homes, Inc.	4,131
Simpson Manufacturing Co., Inc.	3,777	Griffon Corporation	2,906
Armstrong World Industries, Inc.	3,132	Masonite International Corporation	2,892
The AZEK Company Inc.	3,069	Skyline Champion Corporation	2,753
Skyline Champion Corporation	2,932	Installed Building Products, Inc.	2,670
Installed Building Products, Inc.	2,448	LGI Homes, Inc.	2,304
LGI Homes, Inc.	2,157	Cavco Industries, Inc.	2,172
Griffon Corporation	2,042	Simpson Manufacturing Co., Inc.	2,116
Cavco Industries, Inc.	2,016	Eagle Materials Inc.	2,091
Tri Pointe Homes, Inc.	1,876	PGT Innovations, Inc.	1,492
Masonite International Corporation	1,796	Apogee Enterprises, Inc.	1,425
Gibraltar Industries, Inc.	1,421	Gibraltar Industries, Inc.	1,390
M/I Homes, Inc.	1,267	The AZEK Company Inc.	1,312
PGT Innovations, Inc.	1,078	Armstrong World Industries, Inc.	1,233
Apogee Enterprises, Inc.	988	Trex Co., Inc.	1,106
Peer Group Median	2,157	Peer Group Median	2,172
Peer Group 75th Percentile	3,116	Peer Group 75th Percentile	2,857

(1)	As of December 31, 2022 or the most recently reported period as of March 2023.

Advisory Stockholder Vote on Executive Compensation

Our executive compensation program received substantial stockholder support at the 2022 annual meeting, with more than 95% of the votes cast by our stockholders voting in favor. The Compensation and Human Capital Committee believes that this level of support is indicative of our stockholders’ strong support of our executive compensation philosophy and goals. Say-on-pay votes provide valuable information regarding stockholder sentiment about our compensation program, which the Compensation and Human Capital Committee carefully reviews and considers when making future decisions. Upon consideration of the 2022 say-on-pay vote, the Compensation and Human Capital Committee maintained a similar compensation structure for 2023. In accordance with the preference expressed by our stockholders in our most recent say-on-frequency vote in 2017 and as a matter of good corporate governance, our Board has committed to having an annual say-on-pay vote. Our stockholders will have a new opportunity to vote on say-on-frequency at this Annual Meeting.

Risk Assessment and Management

The Compensation and Human Capital Committee monitors the risks associated with the components of our compensation program, with the aid of periodic risk analyses performed by Meridian. We believe the design of our compensation program mitigates any incentive for short-term risk-taking by executives that could be detrimental to the long-term best interests of the Company and its stockholders. The Compensation and Human Capital Committee believes that any risks arising from our compensation programs are minimal and are not reasonably likely to have a material adverse effect on the Company. The Compensation and Human Capital Committee believes that the following features of our executive compensation program appropriately mitigate potential risks:

Performance Metrics. Pre-established performance metrics used to determine incentive award opportunities are designed to reward success without encouraging excessive risk taking.

◾

Equity Vesting. Our executives are awarded performance-based restricted stock awards that, if earned, vest over two years after satisfaction of performance goals based on continued service, rewarding stability and sustained performance.

Compensation Discussion and Analysis	2023 Proxy Statement	57

◾	Equity Retention. Our stock ownership policy requires our executives to beneficially own our common stock with a fair market value equal to a multiple of base salary.

◾

No Hedging or Pledging. NEOs are prohibited from engaging in any hedging or monetization transactions involving Company securities, pledging any Company securities as collateral for a loan and holding Company securities as collateral in a margin account.

◾

Clawback Policy. The Compensation and Human Capital Committee has the ability to recoup compensation paid to an executive officer in the event of a restatement of our financial statements, or if an executive has engaged in grossly negligent or intentional misconduct that is a significant contributing factor to an accounting restatement, any significant increase in the value of such executive’s incentive compensation or any substantial financial or reputational harm to the Company.

◾	Other Factors. Other mitigating factors include benchmarking compensation, oversight by a committee of independent directors and a mix of fixed and variable incentive compensation.

Section 3 – Elements of our Compensation Program

Compensation Components

Our executive compensation program is designed to be simple, competitive and link pay to performance. We design our executive compensation program to reward financial and operational performance and to promote effective strategic leadership. Our approach to executive compensation for the 2022 fiscal year was substantially the same as the approach approved by our stockholders at the 2022 annual meeting.

Our executive compensation program includes the following three key elements:

Element	Design	Purpose
Base Salary	◾ Fixed cash compensation. ◾ Reviewed annually and adjusted as appropriate, based on level of responsibility, performance, internal pay equity and competitiveness.	◾ Provides a fixed source of income to attract and retain executives with proven skills and leadership abilities. ◾ Rewards scope of responsibility, experience and individual performance.
Performance-Based Cash Incentives	◾ At-risk cash compensation based on achievement of objective pre-established corporate financial performance goals. ◾ Earned only if at least 80% of target goal is achieved.	◾ To motivate and reward executives to achieve performance objectives that are key to our annual financial and strategic goals, without creating an incentive to take excessive risk.
Performance-Based Equity Incentives

◾  At-risk equity compensation based on achievement of pre-established corporate financial performance goals.

◾  Granted as shares of restricted stock.

◾  Earned only if at least 80% of target goal is achieved.

◾  Vests over two years of continued service after satisfaction of performance goals.

◾  To motivate and reward executives for focusing on sustained long-term growth and financial success, aligned with stockholder value.

◾  Enhances retention of key talent.

◾  Aligns compensation with stockholder value.

Our executive compensation includes both fixed components (base salary and benefits) and variable components (short- and long-term incentive awards) that are directly tied to our financial and operational performance. The Compensation and Human Capital Committee annually considers the mix of compensation and may make adjustments after giving consideration to evolving circumstances, the individuals involved and their responsibilities and performance. The Compensation and Human Capital Committee believes this mix of components is appropriate because it incentivizes our NEOs to focus on both short- and long-term

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success and aligns their interests with those of our stockholders. The committee also believes that this mix is consistent with companies in our peer group. The Compensation and Human Capital Committee strives to achieve an appropriate balance among the elements of our compensation program, but does not apply any set formula in allocating the components. We do not provide perquisites or other special benefits to our executive officers that are not generally available to our salaried employees, other than auto leases or allowances (including insurance) and cell phones. We provide no pension plans or other retirement benefits to our executive officers other than our 401(k) plan, which is generally available to all of our employees, and our non-qualified deferred compensation plan, which allows our executive officers and other highly compensated employees to defer a portion of their eligible compensation above 401(k) plan limits.

Base Salary. We provide base salaries to our NEOs to compensate them for performing day-to-day responsibilities and to provide competitive fixed pay to balance at-risk compensation. Base salary is intended to provide a fundamental level of compensation so that our executives do not feel pressured to take unnecessary or excessive risks or to focus on the price of our common stock. The Compensation and Human Capital Committee reviews base salaries no less than annually, usually in the first quarter of each year, and takes into consideration the scope of the executive’s responsibilities, skills, experience, individual contribution, competitive market salary levels, internal pay equity and overall mix of compensation elements. Salary adjustments, if any, typically become effective on April 1 of each year. Our Chief Executive Officer’s employment agreement provides for a minimum annual base salary of $600,000, but does not provide for any guaranteed salary increases. See “Employment Agreement with Jeffrey W. Edwards” below for more information.

Performance-Based Cash Incentives. We provide our NEOs with annual performance-based cash incentive opportunities, which are designed to reward achievement of short-term performance goals. Incentive award opportunities are tied to the achievement of an objective pre-determined performance metric that is directly related to our financial and strategic goals for the year. In February of each year, the Compensation and Human Capital Committee, after considering the recommendations of management, sets an annual financial performance target for the year based primarily on the Company’s Board-approved budget for the year and establishes for each NEO a target cash bonus expressed as a fixed dollar amount. The cash bonus earned may be above or below target, based on the degree to which the performance metric is met. The executive generally must remain employed through the end of the performance period to be eligible for any cash bonus. Termination of employment for any reason prior to the actual payment date (except in the case of death) generally results in forfeiture of the incentive cash bonus.

In setting performance goals each year, the Compensation and Human Capital Committee uses a one-year performance metric so that performance targets reflect current industry conditions, upon which the Company is heavily dependent. This approach takes into account that the Company operates in the residential and commercial construction industry, which is cyclical, seasonal and highly sensitive to macroeconomic and housing market factors over which our executives have no control, including interest rates; inflation; employment levels; housing demand; affordability; material prices; availability and pricing of mortgage financing; financial, political system and credit market stability; consumer confidence and general economic conditions.

The Compensation and Human Capital Committee currently uses Adjusted EBITDA as our performance metric because the committee believes that it serves as the best measure of the success of our growth strategies, provides an effective incentive to maximize operating profitability and aligns management awards with the financial interests of our stockholders. The Compensation and Human Capital Committee believes Adjusted EBITDA is the most useful measure of profitability and operating performance as it measures changes in pricing decisions, cost controls and other factors that impact operating performance and removes the effect of our capital structure, asset base, items outside our control and volatility related to the timing and extent of activities such as asset impairments and non-core income and expenses. The annual performance target set by the Compensation and Human Capital Committee is based on the budget approved by the Board and the annual and long-term business plan established at the beginning of each fiscal year and is intended to be challenging but fair. The budget and business plan are based upon certain assumptions and estimates of the housing and commercial markets, Company growth objectives and macroeconomic conditions. The performance target established by the Compensation and Human Capital Committee in the first quarter is periodically adjusted throughout the year to account for the impact of completed acquisitions. The Compensation and Human Capital Committee expects to continue to re-assess the performance metric selection and goal setting processes annually, including the potential addition of DEI and ESG factors. See “Additional Information – Use of Non-GAAP Financial Measures” for a reconciliation of Adjusted EBITDA to the most directly comparable GAAP measure.

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Performance-Based Equity Incentives. A substantial component of our executive compensation program consists of rewards for long-term growth and enhancement of stockholder value through the use of performance-based incentive equity awards. The Compensation and Human Capital Committee believes that long-term incentive compensation is an effective way to retain a strong executive team and provide them with incentives to focus on the Company’s long-term success.

The Compensation and Human Capital Committee grants target incentive awards of restricted stock to our NEOs that are performance-based over a one year performance period and which, if earned, vest over two years of continued service after the performance goal is met. The Compensation and Human Capital Committee has determined to use a one-year performance metric of Adjusted EBITDA for the reasons outlined in “Performance-Based Cash Incentives” above. In order to achieve a balance between the advisability of setting an annual performance metric and our desire to align the interests of our NEOs with the long-term interests of our stockholders, the Compensation and Human Capital Committee added the time-vesting component to the performance-based awards. Performance-based restricted stock targets are based on a fixed number of shares, rather than a dollar amount, so that the value of the executive’s award fluctuates with the price of our common stock during the performance period, the vesting period and thereafter. Performance-based restricted stock awards actually earned may be above or below the target award, based on the degree to which the performance metric is met. If the performance metric is achieved at a minimum of 80%, the restricted stock is earned and vests in equal installments over the next two years, generally subject to the NEO’s continued employment on the applicable vesting date.

The Compensation and Human Capital Committee believes that the additional two-year vesting period serves as a valuable retention incentive for our NEOs, whose skills and experience are sought after within the industry. The committee also believes that granting long-term restricted stock awards aligns the executive officers’ interests directly with those of our stockholders, as the executive officers will realize greater or lesser value based on our stock price during the performance and vesting period, which will parallel that of our stockholders over the same period. The Compensation and Human Capital Committee further believes the restricted stock awards focus our NEOs on our long-term performance and discourages excessive risk-taking in the short-term.

In the event of a “change in control” (as defined in our 2014 Omnibus Incentive Plan), the Compensation and Human Capital Committee may cause any unvested shares of restricted stock to be continued or assumed, to have new rights substituted therefor, to entitle the NEOs to receive the same distribution as other shares of common stock in the change in control transaction or to be cancelled in exchange for cash. The committee may also determine to accelerate vesting in connection with a change in control. If a named executive officer engages in a “detrimental activity” (as defined in the 2014 Omnibus Incentive Plan), prior to or one year following vesting of any restricted stock, the Compensation and Human Capital Committee may direct that all unvested restricted stock be forfeited and that the executive pay to the Company the fair market value of vested restricted stock (valued as of the vesting date).

Section 4 – What We Paid in 2022

2022 Base Salary

The table below sets forth the base salaries for our NEOs as of December 31, 2022:

Name	2022 Base Salary ($)	Increase ($)	Percentage Increase in Base Salary (%)	Percentage of Total Compensation (%)

Jeffrey W. Edwards	800,000	50,000	6.7%	15.0%

Michael T. Miller	425,000	50,000	13.3%	21.8%

Jay P. Elliott	462,000	22,000	5.0%	24.1%

W. Jeffrey Hire	400,000	25,000	6.7%	48.8%

Jason R. Niswonger	395,000	40,000	11.3%	43.5%

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The Compensation and Human Capital Committee determined to increase the base salaries of our NEOs as a result of their increasing responsibilities, strong individual performance and peer practices. Base salary adjustments are also reflective of the reorganization of responsibilities among our executive officers.

2022 Performance-Based Incentive Cash Awards

In consultation with our Chief Executive Officer and Chief Financial Officer, in February 2022 the Compensation and Human Capital Committee considered corporate goals and objectives for our named executive officers for the 2022 fiscal year. Based on management’s strategic and operational goals and considering management’s short- and long-term budgets and projections, the Compensation and Human Capital Committee established an Adjusted EBITDA target of $379,319,000 as the 2022 performance metric for our NEOs’ performance-based incentive awards, to be adjusted throughout the year for the impact of acquisitions. The committee determined that the performance goal would be challenging, but reasonable, given macroeconomic uncertainty and projections for our industry.

The Compensation and Human Capital Committee set target performance-based incentive cash awards for each NEO as set forth in the table below. The target awards were increased for 2022 to bring compensation levels into better alignment with the Company’s peers, to compensate our officers based on their increasing responsibilities due to Company growth and to encourage our executive team to continue to focus its efforts on further increasing Company growth and creating stockholder value. The amount of each NEO’s earned incentive cash award was equal to the NEO’s target award multiplied by the percentage of the Adjusted EBITDA target achieved. No incentive award would be earned if the Company’s actual Adjusted EBITDA during 2022 was less than 80% of the target, as adjusted for acquisitions. No maximum amount was established; however, even if target performance was achieved, the Compensation and Human Capital Committee retained the discretion to reduce the amount of the award. Unless otherwise determined by the committee, payment of any incentive cash award is generally subject to the NEO remaining employed through the payment date. Incentive cash awards are subject to clawback under the terms of our recoupment policy.

In February 2023, the Compensation and Human Capital Committee met to review the results of the Company’s performance against the target Adjusted EBITDA performance metric. The Company’s final Adjusted EBITDA target, as adjusted for the impact of acquisitions during the year, was $390,115,000. Actual Adjusted EBITDA was $439,284,000, or approximately 112.6% of target, demonstrating our NEOs’ successful execution of our growth, capital allocation and acquisition strategies in the face of economic uncertainty and uncertain industry conditions.

The following table reflects each NEO’s 2022 target cash incentive award, earned cash incentive award and earned cash incentive award as a percentage of total compensation:

Name	Target Cash Incentive ($)	Earned Cash Incentive ($)	Earned Cash Incentive as a Percentage of Total Compensation (%)

Jeffrey W. Edwards	1,000,000	1,126,000	21.1%

Michael T. Miller	380,000	427,880	22.0%

Jay P. Elliott	280,000	315,280	16.4%

W. Jeffrey Hire	150,000	168,900	20.6%

Jason R. Niswonger	175,000	197,050	21.7%

The performance-based incentive cash awards earned by our NEOs for 2022 are included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table below.

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2022 Performance-Based Incentive Equity Awards

In February 2022, the Compensation and Human Capital Committee met to consider and finalize the performance metric for our 2022 performance-based incentive equity awards. The committee determined, for the reasons outlined in “Section 3 – Elements of Our Compensation Program – Performance-Based Cash Incentives” above, to use a one-year performance metric of Adjusted EBITDA. The target chosen by the Compensation and Human Capital Committee for the incentive equity award program was the same as that chosen for the incentive cash award program. In order to achieve a balance between setting an annual performance metric and its desire to align the interests of our NEOs with the long-term interests of our stockholders, the Compensation and Human Capital Committee added a time-vesting component to the performance-based equity awards. The performance-based restricted stock awards actually earned by an executive may be above or below the target award, based on the degree to which the performance metric is met. If the performance metric is achieved at a minimum of 80%, the restricted stock is earned and vests in equal installments over two years, generally subject to the NEO’s continued employment on each vesting date. Target awards are based on a number of shares rather than a dollar amount, so that the potential value of the award fluctuates with the price of our common stock during both the performance period and the vesting period.

In February 2023, the Compensation and Human Capital Committee met to review the results of the Company’s financial performance against the target performance metric. Consistent with the incentive cash award program, the Company’s final Adjusted EBITDA target, as adjusted for the impact of acquisitions during the year, was $390,115,000. Actual Adjusted EBITDA was $439,284,000, or approximately 112.6% of target.

The following table reflects each NEO’s 2022 target incentive equity award, earned incentive equity award and the fair values of the awards at the grant date and award date:

Name	Target Restricted Stock (#)	Target Restricted Stock Potential Payout Grant Date Fair Value ($)(1)	Earned Restricted Stock (#)	Earned Restricted Stock Payout Fair Value ($)(2)

Jeffrey W. Edwards	29,131	2,999,910	32,802	3,600,348

Michael T. Miller	9,370	964,923	10,551	1,158,078

Jay P. Elliott	9,710	999,936	10,933	1,200,006

W. Jeffrey Hire	1,942	199,987	2,187	240,045

Jason R. Niswonger	2,718	279,900	3,060	335,866

(1)	The grant date fair value was determined by multiplying the closing price of the Company’s common stock on February 22, 2022 ($102.98) by the number of target shares.

(2)

The earned fair value was determined by multiplying the closing price of the Company’s common stock on February 17, 2023 ($109.76) (the date the performance metric was determined to be achieved) by the number of shares awarded. The restricted stock that is earned vests in equal installments over two years (subject to continued employment). The actual value on the vesting date will be based on the closing price of the Company’s common stock on that date.

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Compensation Changes after December 31, 2022

2023 Base Salary Increases. The Compensation and Human Capital Committee made the following adjustments to the base salaries of our named executive officers, effective April 1, 2023, to more closely align the compensation of our executives with those of our peers and taking into account a reorganization of responsibilities within the NEO group:

Name	2022 Base Salary ($)	2023 Base Salary ($)	Increase ($)	Increase (%)
Jeffrey W. Edwards	800,000	840,000	40,000	5.0%
Michael T. Miller	425,000	445,000	20,000	4.7%
Jay P. Elliott	462,000	485,000	23,000	5.0%
W. Jeffrey Hire	400,000	420,000	20,000	5.0%
Jason R. Niswonger	395,000	425,000	30,000	7.6%

2023 Performance-Based Cash Compensation. The Compensation and Human Capital Committee continued our performance-based incentive cash program for 2023 on substantially the same terms as the program approved by our stockholders in 2022, except that for both cash and restricted stock awards (i) if the target is not achieved at a level of at least 50%, then no incentive compensation is payable and (ii) the maximum performance-based awards that may be awarded are capped at 200% of target. Target awards for 2023 were increased according to market pay practices and to reward our NEOs for the financial and operational success of the Company.

Name	2022 Target Cash Bonus ($)	2023 Target Cash Bonus ($)	Increase / Decrease ($)	2022 Target Cash Bonus as Percentage of Total Target Compensation (%)
Jeffrey W. Edwards	1,000,000	1,150,000	150,000	20.6%
Michael T. Miller	380,000	430,000	50,000	21.1%
Jay P. Elliott	280,000	325,000	45,000	16.2%
W. Jeffrey Hire	150,000	200,000	50,000	23.0%
Jason R. Niswonger	175,000	265,000	90,000	24.1%

2023 Performance-Based Equity Compensation. The Compensation and Human Capital Committee determined that each NEO is eligible to receive the target number of shares of restricted stock set forth in the table below, based on the achievement of performance goals. The performance metric and terms of the equity awards are the same as those used for incentive cash awards. If any restricted stock is earned, it will vest in two equal installments on April 20, 2025 and April 20, 2026, generally subject to the NEO’s continued employment on each vesting date. The restricted stock vests in full in the event of an NEO’s death. The Compensation and Human Capital Committee has discretion to adjust any award, even if fully earned.

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Name	2022 Target Restricted Stock Target (#)	2022 Target Restricted Stock Fair Market Value on Grant Date ($)	2023 Target Restricted Stock Target (#)	2023 Target Restricted Stock Fair Market Value on Grant Date ($)(1)	2023 Target Restricted Stock Grant Date Fair Value as a Percentage of Total Target Compensation (%)
Jeffrey W. Edwards	29,131	2,999,910	32,798	3,599,908	64.4
Michael T. Miller	9,370	964,923	10,568	1,159,944	57.0
Jay P. Elliott	9,710	999,936	10,932	1,199,896	59.7
W. Jeffrey Hire	1,942	199,987	2,277	249,924	28.7
Jason R. Niswonger	2,718	279,900	3,735	409,954	37.3

(1)	The grant date fair value was determined by multiplying the closing price of the Company’s common stock on February 17, 2023 ($109.76) by the number of target shares.

Section 5 – Other Compensation and Policies

Executive Benefits and Perquisites

The Company offers no perquisites to our NEOs that are not generally available to salaried employees, other than auto leases or allowances (including insurance) and cell phones. Such perquisites do not play a significant role in our executive compensation program. The perquisites and other benefits provided to our named executive officers are set forth in the “All Other Compensation” column of the Summary Compensation Table below. From time to time, our NEOs may travel by Company-paid chartered aircraft services to facilitate travel that is directly related to the performance of their duties.

Post-Termination Compensation

We do not have severance or change-in-control arrangements with our named executive officers, except for Mr. Edwards. If a NEO’s employment is terminated due to retirement or disability, the Compensation and Human Capital Committee may, in the exercise of its discretion, determine to accelerate vesting of restricted stock awards and to waive any limitations placed on performance-based incentive cash awards. If an NEO’s employment is terminated due to the executive’s death, all earned but unvested restricted stock awards automatically vest in full.

The Company has entered into an employment agreement with Mr. Edwards, the terms of which are more fully described below in “Employment Agreement with Jeffrey W. Edwards.” Under the terms of his employment agreement, Mr. Edwards is entitled to certain severance benefits in the event his employment is terminated by the Company without “Cause” or by Mr. Edwards for “Good Reason,” as defined in the employment agreement. These benefits include salary continuation, a lump sum cash payment and payment of earned but unpaid or unissued performance-based incentive awards. Details of the arrangement with Mr. Edwards are described in more detail in “Potential Payments Upon Termination or Change in Control” below. We have entered into non-compete agreements with each of our named executive officers, which also contain confidentiality provisions.

Retirement / Post-Employment Benefits

The Company does not provide retirement programs or similar benefits to its NEOs other than our 401(k) program, which is generally available to all of our qualifying employees, and our non-qualified deferred compensation plan, which allows our executive officers and other highly compensated employees to defer a portion of their eligible compensation above 401(k) plan limits.

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Equity Grant Practices

The Compensation and Human Capital Committee’s practice has been to grant equity awards to our NEOs during the first quarter of each year. We do not engage in the practice of timing grants with the release of non-public information. In 2022, we did not grant any stock options or other stock-based compensation other than incentive restricted stock described herein.

Tax Gross Ups and Other Considerations

We do not provide tax gross-ups for perquisites provided to our NEOs or for excise tax applied pursuant to Section 280G of the Code, and none of our NEOs received a tax gross-up for any benefits in 2022.

The Compensation and Human Capital Committee believes that its responsibility is to provide a compensation program that attracts, retains and rewards executives essential to our success, and that compensation for our executive officers should be managed in accordance with the objectives outlined in our compensation philosophy and in the best overall interests of our stockholders. The Compensation and Human Capital Committee considers income tax and other consequences of compensation elements when analyzing the overall level of compensation and mix of compensation elements. The Compensation and Human Capital Committee may determine to award compensation that is not tax deductible, balancing the purposes and needs of our executive compensation program against potential tax and other implications.

Stock Ownership Guidelines

Position	Stock Ownership Level

Chief Executive Officer	5 times base salary

Chief Financial Officer	3 times base salary

Chief Operating Officer	3 times base salary

Chief Accounting Officer and Treasurer	1 times base salary

President, External Affairs	1 times base salary

Chief Administrative and Sustainability Officer	1 times base salary

The following shares qualify for purposes of the ownership requirement: shares owned by the executive or held jointly with a spouse; shares held in a trust established for the benefit of the executive or his or her family; and shares of unvested restricted stock, excluding performance-based shares for which the performance metric has not been met. If an executive chooses to meet the ownership requirement using unvested shares of common stock issued under the Company’s incentive plan, the stock is valued for purposes of meeting the requirement at the greater of the closing price on the grant date or the closing price on the date on which ownership is measured (the last trading day of the year of measurement), unless the Compensation and Human Capital Committee determines that the closing price on the measurement date is not representative. Once an executive has satisfied the ownership requirement, a decrease in share price absent a sale of shares by the executive will not result in noncompliance with the policy. An executive has five years from the date being named as an executive officer, or if later, the date of an increase in the number of shares required to be held (e.g., due to an increase in salary), to meet this requirement. If an executive officer does not meet the ownership requirement at a measurement date, the executive is prohibited from selling any of our common stock, and fifty percent (50%) of his or her annual incentive bonus will be paid in the form of common stock in lieu of cash. All of our executive officers currently own shares in excess of the requirements.

Clawback Policy

The Board of Directors has adopted a compensation recoupment policy, or “clawback” policy, the purpose of which is to deter our executives from taking actions that could potentially harm the Company and our stockholders. The clawback policy applies to all incentive cash and equity compensation awards (and all other compensation) granted on or after the effective date of the policy to any current or former executive officer. Under the policy, if we are required to restate our financial statements due to material noncompliance with financial reporting requirements under the securities laws where the restatement was caused, or substantially caused, by the intentional misconduct of the executive officer, then the amount, if any, of the incentive-based cash and equity compensation paid during the three-year period preceding the restatement in excess of what would have been paid under the restatement is subject to recoupment.

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In addition, if the Compensation and Human Capital Committee reasonably determines that an executive officer has engaged in grossly negligent or intentional misconduct that was a significant contributing factor to an accounting restatement, any significant increase in the value of such executive’s incentive compensation or any substantial financial or reputational harm to the Company, the committee may (i) recover any incentive-based compensation awards or other compensation of any kind paid prior to the date of determination, (ii) cancel any compensation of any kind not paid or otherwise settled prior to the date of the determination, and (iii) withhold or eliminate any compensation of any kind that could be paid or awarded after the date of determination. The Compensation and Human Capital Committee may also dismiss the executive officer, authorize legal action against the executive for breach of fiduciary duty or other violation of law, and/or take such other action as the committee may deem appropriate.

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EXECUTIVE COMPENSATION

Executive Compensation Tables

Summary Compensation Table

The following table contains information regarding the compensation paid to or earned by each of our named executive officers during the three most recently completed fiscal years:

Name and Principal Position	Year	Salary ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)

Jeffrey W. Edwards President, Chief Executive Officer and Chairman	2022	786,731	3,377,950	1,126,000	40,353	5,331,034
	2021	741,692	2,703,051	878,514	28,020	4,351,277
	2020	720,539	2,502,713	862,650	11,473	4,097,375

Michael T. Miller Executive Vice President and Chief Financial Officer	2022	411,731	1,086,542	427,880	23,111	1,949,264
	2021	370,500	931,559	342,717	22,693	1,667,470
	2020	353,731	875,969	335,475	22,486	1,587,661

Jay P. Elliott Chief Operating Officer	2022	456,162	1,125,880	315,280	21,901	1,919,223
	2021	435,385	1,003,948	429,603	15,961	1,884,897
	2020	423,846	938,488	419,344	17,062	1,798,740

W. Jeffrey Hire President, External Affairs	2022	393,365	225,217	168,900	31,511	818,994
	2021	367,154	144,778	125,502	31,172	668,605
	2020	335,038	140,804	119,813	30,389	626,044

Jason R. Niswonger Chief Administrative and Sustainability Officer	2022	384,385	315,119	197,050	12,153	908,706
	2021	346,692	144,778	125,502	15,330	632,302
	2020	313,423	134,622	119,813	16,442	584,300

(1)

Amounts in this column for 2022 represent the aggregate grant date fair value of performance-based restricted stock awards granted February 22, 2022 based on 2021 performance, computed in accordance with FASB ASC Topic 718. The grant date fair value was determined by multiplying the number of shares of common stock by the closing price of $102.98 on the grant date. See “2022 Performance-Based Incentive Equity Awards” above, “Grants of Plan-Based Awards for 2022” and “Potential Payments Upon Termination or Change in Control” below for more information concerning the restricted stock awarded in 2022.

(2)

Amounts in this column represent the performance-based cash incentives earned in the applicable fiscal year. The amounts reported for 2020 were not actually paid to Messrs. Edwards, Miller and Elliott, who agreed in advance to waive their performance-based cash awards in that year to assist funding awards made by our Foundation.

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(3)	The following table describes each component of the “All Other Compensation” column for 2022:

Name	Company Car ($)	Company Paid Car Insurance ($)	Company Paid Parking ($)	401(K) Match ($)	Company Paid Mobile Phone ($)	All Other Compensation ($)

Jeffrey W. Edwards	30,399	2,721	-	1,534	5,698	40,353

Michael T. Miller	15,451	2,721	-	4,204	735	23,111

Jay P. Elliott	12,074	2,721	1,920	3,991	1,195	21,901

W. Jeffrey Hire	21,103	2,721	1,920	5,125	643	31,511

Jason R. Niswonger	4,152	2,721	1,920	1,960	1,400	12,153

Grants of Plan-Based Awards for 2022

The following table contains information regarding grants of plan-based incentive awards granted to each of our NEOs for 2022 under our 2014 Omnibus Incentive Plan:

		Estimated Future Payments Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payments Under Equity Incentive Plan Awards(2)			Grant Date Fair Value of Stock Awards ($)(3)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)

Jeffrey W. Edwards	—	800,000	1,000,000	—

Performance-Based	2/22/2022				23,305	29,131	—	3,377,950

Michael T. Miller	—	304,000	380,000	—

Performance-Based	2/22/2022				7,496	9,370	—	1,086,542

Jay P. Elliott	—	224,000	280,000	—

Performance-Based	2/22/2022				7,768	9,710	—	1,125,880

W. Jeffrey Hire	—	120,000	150,000	—

Performance-Based	2/22/2022				1,554	1,942	—	225,217

Jason R. Niswonger	—	140,000	175,000	—

Performance-Based	2/22/2022				2,174	2,718	—	315,119

(1)

The amounts shown reflect the threshold and target amounts that each NEO was eligible to receive for 2022 based on achievement of the Adjusted EBITDA performance target established by the Compensation and Human Capital Committee. No maximum award was established. Actual payouts are reported in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation” column. The material terms of the 2022 non-equity incentive awards are described above under “2022 Performance-Based Incentive Cash Award.” A reconciliation of Adjusted EBITDA to the most directly comparable GAAP measure may be found under the heading “Additional Information – Use of Non-GAAP Financial Measures.”

(2)

The amounts shown reflect the threshold and target amounts that each NEO was eligible to receive for 2022 based on achievement of the Adjusted EBITDA performance target established by the Compensation and Human Capital Committee. No maximum award was established. Actual payouts are reported in footnote 2 to the Summary Compensation Table. The material terms of the 2022 equity incentive awards are described above under “2022 Performance-Based Incentive Equity Awards.” A reconciliation of Adjusted EBITDA to the most directly comparable GAAP measure may be found under the heading “Additional Information – Use of Non-GAAP Financial Measures.”

(3)	The grant date fair value was determined by multiplying the closing price of the Company’s common stock on February 22, 2022 ($102.98) by the number of shares awarded.

68	2023 Proxy Statement	Executive Compensation

Outstanding Equity Awards Table

The following table contains information regarding outstanding equity awards held by each of our NEOs as of December 31, 2022:

			Stock Awards
Name		Grant Date	Number of Shares or Units of Stock that Have Not Vested (#)	Market Value of Shares or Units of Stock that Have Not Vested ($)(1)	Equity Incentive Plan Awards: Number of Unearned Shares or Units of Stock that Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares or Units of Stock that Have Not Vested (#)(1)

Jeffrey W. Edwards	(2)	2/19/2020	16,192	1,386,035

	(3)	2/22/2021	21,919	1,876,266

	(4)	2/22/2022			32,802	2,807,851

Michael T. Miller	(2)	2/19/2020	5,667	485,095

	(3)	2/22/2021	7,554	646,622

	(4)	2/22/2022			10,551	903,166

Jay P. Elliott	(2)	2/19/2020	6,071	519,678

	(3)	2/22/2021	8,141	696,870

	(4)	2/22/2022			10,933	935,865

W. Jeffrey Hire	(2)	2/19/2020	910	77,896

	(5)	11/03/2020	10,596	907,018

	(3)	2/22/2021	1,174	100,494

	(4)	2/22/2022			2,187	187,207

Jason R. Niswonger	(2)	2/19/2020	871	74,558

	(6)	4/16/2020	13,694	1,172,206

	(3)	2/22/2021	1,174	100,494

	(4)	2/22/2022			3,060	261,936

(1)	The market value of unvested stock was determined by multiplying the closing price of the Company’s common stock on December 31, 2022 ($85.60) by the number of shares.

(2)	Although the performance criteria was satisfied for the 2020 performance period, the shares remain subject to a vesting schedule. The shares vest April 20, 2023.

(3)

Although the performance criteria was satisfied for the 2021 performance period, the shares remain subject to a vesting schedule. The shares vest in two equal installments (rounded to the nearest whole share) on April 20, 2023 and April 20, 2024.

(4)

In February 2023, the Compensation and Human Capital Committee determined that the performance criteria was satisfied for the 2022 performance period, the shares remain subject to a vesting schedule. The shares vest in two equal installments (rounded to the nearest whole share) on April 20, 2024 and 2025.

(5)	Shares awarded November 3, 2020, which vest April 20, 2023.

(6)	Shares awarded April 16, 2020, which vest April 20, 2023.

Executive Compensation	2023 Proxy Statement	69

Stock Vested as of December 31, 2022

The following table contains information on equity awards held by our NEOs that vested in 2022:

	Stock Awards

Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Jeffrey W. Edwards	38,140	3,235,416
Michael T. Miller	13,350	1,132,481
Jay P. Elliott	14,303	1,213,323
W. Jeffrey Hire	2,173	184,336
Jason R. Niswonger	2,077	176,192

(1)	The value realized on vesting was determined by multiplying the closing price of our common stock on the vesting date of April 20, 2022 ($84.83) by the number of shares vested.

Pension Benefits

We do not provide any qualified or non-qualified defined pension benefit plans for our NEOs. The Compensation and Human Capital Committee may elect to adopt such plans in the future if it determines that doing so best serves the interests of the Company and our stockholders.

Non-Qualified Deferred Compensation

Effective January 1, 2020, we adopted an unfunded non-qualified deferred compensation plan to allow our executive officers and other highly compensated employees to defer a portion of their eligible compensation above the limits in our 401(k) plan. The Company adopted a “rabbi trust” to fund benefits under the plan, which is an irrevocable trust, but is subject to the claims of the Company’s creditors. Under the terms of the plan, eligible individuals, including our named executive officers, may annually elect to defer a portion of eligible compensation, primarily base salary, commission and cash bonuses. Deferral elections are irrevocable once made and remain in effect for the calendar year of the election. The Company may elect to provide a discretionary matching contribution or a discretionary non-elective contribution in any year. Participants are immediately vested in contributions and earnings from contributions. Company matches and non-elective contributions and associated earnings vest after three years of service (except in the event of a change in control or when the participant reaches age 65, in which case both Company matches and non-elective contributions vest immediately). Participants may elect among a number of distribution options, including (i) either lump sum or payments over two to ten years upon separation from service; and (ii) lump sum or payments over two to ten years of all or a portion of the amount deferred in a given year, after at least three years following the year of deferral.

Name	Executive Contributions in Last Fiscal Year ($)(1)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Jeffrey W. Edwards	–	–	–	–	–
Michael T. Miller	–	–	–	–	–
Jay P. Elliott	–	–	–	–	–
W. Jeffrey Hire	–	–	–	–	–
Jason R. Niswonger	38,377	–	(14,858)	–	77,428

(1)	Mr. Niswonger’s contribution of $38,377 is included in the “Base Salary” column of the Summary Compensation Table.

70	2023 Proxy Statement	Executive Compensation

Employment Agreements, Severance and Change in Control Benefits

Employment Agreement with Jeffrey W. Edwards

On November 1, 2013, we entered into an employment agreement with Mr. Edwards pursuant to which he agreed to serve as our Chief Executive Officer and President for an initial employment term through November 1, 2016, with automatic one-year renewals, unless either party provides at least 90 days’ prior notice of non-renewal. The agreement provides Mr. Edwards with a minimum annual base salary of $600,000, subject to adjustment by the Compensation and Human Capital Committee, and an opportunity to participate in our annual incentive programs, as well as our employee benefit plans and programs in effect from time to time.

The agreement has been amended and restated, most recently on April 15, 2021, to extend Mr. Edwards’ employment term to April 15, 2024, to provide that Mr. Edwards must give 180 days’ prior written notice of a voluntary termination of employment without “Good Reason” (as defined in the employment agreement), to provide for a reduction in severance payments that would exceed tax laws governing parachute payments and to modify certain of Mr. Edwards’ severance payments.

Mr. Edwards is required to devote the amount of his business time necessary to conduct Company business and affairs, and to use his best efforts to perform faithfully his duties and responsibilities as our Chief Executive Officer and President. However, to the extent such activities do not create a conflict of interest or substantially interfere with the performance of Mr. Edwards’ duties and responsibilities to the Company, he may (i) manage his personal and family financial and legal affairs, (ii) participate in charitable, civic, educational, professional, community and industry affairs (including serving on boards or committees of such entities), (iii) serve on the boards of the Salvation Army and the Columbus Museum of Art and (iv) continue to engage in non-competitive operational activities for a real estate development business in which he participated prior to entering into his employment agreement.

Mr. Edwards is entitled to receive certain severance benefits in the event of termination of his employment by us without “Cause” or if Mr. Edwards terminates his employment for “Good Reason,” in each case as defined in the employment agreement. See “Potential Payments Upon Termination or Change in Control” below for a summary of these severance benefits. In the event of Mr. Edwards’ termination for any reason, we are required to pay him for his accrued and unpaid vacation as of the date of termination.

While employed and for two years after termination of his employment, Mr. Edwards is subject to non-competition, customer and employee non-solicitation and confidentiality restrictions that last during his employment and thereafter.

Potential Payments Upon Termination or Change in Control

None of our named executive officers other than Mr. Edwards are entitled to benefits (other than vested benefits and awards) upon a resignation, termination or a change in control, except that if an NEO’s employment is terminated due to retirement or disability, the Compensation and Human Capital Committee may, in the exercise of its discretion, determine to accelerate vesting of restricted stock awards and to waive any limitations placed on performance-based cash awards. If an NEO’s employment is terminated due to the executive’s death, all earned but unvested restricted stock awards automatically vest in full. Our 2014 Omnibus Incentive Plan does not provide for automatic acceleration of vesting of any incentive-based awards in the event of a change in control without another qualifying event.

Payments upon Termination of Mr. Edwards without Cause or Resignation for Good Reason

If we terminate Mr. Edwards without Cause or Mr. Edwards terminates his employment for Good Reason, then subject to his compliance with certain restrictive covenants and upon his signing a release of claims, we are required to pay Mr. Edwards (i) base salary continuation payments for 18 months; (ii) any earned but unpaid or unissued annual incentive cash bonus or restricted stock award with respect to the performance year prior to the year of termination; and (iii) a lump sum cash payment equal to 1.5 times the dollar value of the total target incentive cash award (“Target Award”) established by the Compensation and Human Capital Committee for the year of termination. If termination occurs within two years following a change in control (other than as a result of a sale of all of Mr. Edwards’ equity interests in the Company), then Mr. Edwards is entitled to receive the severance benefits described in the foregoing sentence, except that base salary continuation payments will be made for 24 months and the lump sum cash payment is 2.0 times the Target Award.

Executive Compensation	2023 Proxy Statement	71

“Cause” generally means: (i) conviction of or a plea of guilty to a felony; (ii) willful commission of an act of fraud, dishonesty or other willful misconduct in the course of Mr. Edwards’ duties having a significant adverse effect on the Company; (iii) willful failure to perform prescribed duties after the Company has delivered a written demand for performance; or (iv) any material breach by Mr. Edwards of the employment agreement that remains uncured for 30 days.

“Good Reason” generally means any of the following events with respect to Mr. Edwards occurring without his consent: (i) a material diminution in base salary; (ii) a material diminution in duties, authorities or responsibilities; (iii) a relocation of a primary work location by more than 50 miles; or (iv) any material breach by the Company of the employment agreement.

The following table shows the value of the termination payments Mr. Edwards would receive if (i) we terminated him without Cause or he terminated his employment for Good Reason, and (ii) we terminated him without Cause or he terminated his employment for Good Reason following a change in control, in each case on December 31, 2022, excluding distributions under our 401(k) plan and any additional benefits generally available to our salaried employees:

Name	Termination Without Cause or for Good Reason ($)	Termination Without Cause or for Good Reason in Connection with Change in Control ($)
Jeffrey W. Edwards
Base Salary Continuation	1,200,000	1,600,000
Target Cash Incentive	1,500,000	2,000,000
Total	2,700,000	3,600,000

Payments to NEOs upon Death, Retirement or Disability

The following table summarizes the value of unvested restricted stock that would vest in the event of an NEO’s death, assuming such death occurred on December 31, 2022. The value was determined by multiplying the closing price of our common stock on December 31, 2022 ($85.60) by the number of shares that would have vested on such date.

Name	Unvested Restricted Stock ($)
Jeffrey W. Edwards	6,070,153
Michael T. Miller	2,034,883
Jay P. Elliott	2,152,412
W. Jeffrey Hire	1,272,615
Jason R. Niswonger	1,609,194

If an NEO’s employment is terminated due to death, retirement or disability, the Compensation and Human Capital Committee may also, in the exercise of its discretion, determine to waive any limitations placed on performance-based incentive cash awards.

Chief Executive Officer Pay Ratio

In accordance with SEC rules, we are providing the ratio of the annual total compensation of our chief executive officer to the annual total compensation of our median employee.

For 2022:

•	the annual total compensation of our median employee was $57,594;

•	the annual total compensation of our CEO was $5,331,034; and

72	2023 Proxy Statement	Executive Compensation

•	the ratio of the annual total compensation of our CEO to the annual total compensation of our median employee was approximately 93 to 1.

The methodology and the material assumptions, adjustments, and estimates that we used for this calculation were as follows:

We determined that, as of our testing date of December 31, 2022, our employee population consisted of 10,014 employees, including our CEO. After taking into consideration the adjustments permitted by SEC rules (by excluding 92 employees, 91 of whom were hired after the final pay period in December 2022 and one of whom was paid from multiple subsidiaries), our measurable employee population was 9,921 individuals. All of our employees are located in the United States.

With respect to the annual total compensation used to determine our “median employee,” we used a consistently applied compensation measure, which we applied separately for salaried and hourly employees. For salaried employees, we used base salary rate. For hourly employees, we estimated annual wages based on hourly wage rate and normal weekly schedule. For piece rate employees, we used earned production wages. For salespersons, wages included commissions. We annualized the compensation of employees who were employed on our December 31, 2022 testing date, but who worked less than a full year.

Once we identified our median employee, we combined all of the elements of the employee’s compensation for 2022 in accordance with SEC rules, resulting in annual total compensation of $57,594. For the annual total compensation of our CEO, we used the amount reported in the “Total” column of the Summary Compensation Table.

Because the SEC rules for identifying the median employee and calculating the pay ratio allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their varied compensation practices, the pay ratio reported by other companies may not be comparable to our reported pay ratio, as other companies have differing employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their pay ratios.

Executive Compensation	2023 Proxy Statement	73

Pay Versus Performance
The following disclosures have been prepared in accordance with the SEC’s pay versus performance rules in Item 402(v) of Regulation
S-K
under the 1934 Act .The tables and related disclosures contain information about the relationship between executive compensation actually paid (as defined by SEC rules) and certain Company financial performance measures. The Compensation and Human Capital Committee did not consider this pay versus performance disclosure when making its executive compensation decisions in 2022 or in setting target compensation in 2023. For further information about how we align executive compensation with Company performance, see
“Compensation Discussion and Analysis.”
The amounts in the table below are calculated in accordance with SEC rules and do not represent amounts actually earned or realized by our PEO or
Non-PEO
Named Executive Officers.

					Value of initial Fixed $100 Investment Based On
Year	Summary Compensation Table Total for PEO ($)(1)	Compensation Actually Paid to PEO ($)(2)	Average Summary Compensation Table Total for Non-PEO Named Executive Officers ($)(3)	Average Compensation Actually Paid to Non-PEO Named Executive Officers ($)(4)	Total Shareholder Return ($)	Peer Group Total Shareholder Return ($)(5)	Net Income ($)(6)	Adjusted EBITDA ($)(7)
2022	5,331,034	696,971	1,399,047	84,150	129	110	223,428,000	439,284,000
2021	4,351,277	7,666,457	1,213,319	2,139,501	205	138	118,763,000	285,440,000
2020	4,097,375	5,547,911	1,149,186	2,089,937	148	120	97,239,000	245,570,000

(1)	Jeffrey W. Edwards, our Chief Executive Officer, served as our principal e xecutive officer (“PEO”) for each of 2022, 2021 and 2020.

(2)
Compensation actually paid to our PEO in each of 2022, 2021 and 2020 reflects the amounts in the
Summary Compensation Table
Totals for PEO in the table above, adjusted as set forth in the table below, determined in accordance with SEC rules.

PEO	2022 ($)	2021 ($)	2020 ($)
Summary Compensation Table (SCT) Total Compensation	5,331,034	4,351,277	4,097,375
- Aggregate change in actuarial present value of pension benefits	-	-	-
+ Service cost of pension benefits	-	-	-
+ Prior service cost of pension benefits	-	-	-
- Stock award values reported in the SCT for the covered year	3,377,950	2,703,051	2,502,713
- Option award values reported in the SCT for the covered year	-	-	-
+ Year end fair value for equity awards granted in the covered year that were outstanding and unvested at year end	2,807,851	3,062,523	3,301,003
+/- Year-over-year change in fair value of equity awards granted in prior years that are outstanding and unvested as of the covered years	(2,062,567)	2,053,206	1,850,633
+ Vesting date fair value of equity awards granted and vested in the covered year	-	-	-
+/- Year-over-year change in fair value of equity awards granted in prior years that vested in the covered year	(2,093,505)	892,293	(1,198,387)
- Fair value as of prior-year end of equity awards granted in prior years that failed to vest in the covered year	-	-	-
+ Dollar value of dividends/earnings paid on equity awards that vested in the covered year	92,108	10,209	-
+ Excess fair value for equity award modifications	-	-	-
Compensation Actually Paid to PEO	696,971	7,666,457	5,547,911

(3)	Our Non-PEO Named Executive Officers were Jay Elliott, Jeffrey Hire, Michael Miller and Jason Niswonger for each of 2022, 2021 and 2020.

(4)
Average compensation actually paid to our
non-PEO
NEOs in each of 2022, 2021 and 2020 reflects the amounts in the
Summary Compensation Table
Totals for
non-PEO
NEO’s in the third column of the table above, adjusted as set forth in the table below, determined in accordance with SEC rules.

74	2023 Proxy Statement	Executive Compensation

Average for Non-PEO NEOs	2022 ($)	2021 ($)	2020 ($)
Average Summary Compensation Table (SCT) Total Compensation	1,399,047	1,213,319	1,149,186
- Aggregate change in actuarial present value of pension benefits	-	-	-
+ Service cost of pension benefits	-	-	-
+ Prior service cost of pension benefits	-	-	-
- Stock award values reported in the SCT for the covered year	688,190	556,266	522,471
- Option award values reported in the SCT for the covered year	-	-	-
+ Year end fair value for equity awards granted in the covered year that were outstanding and unvested at year end	547,498	630,242	1,308,093
+/- Year-over-year change in fair value of equity awards granted in prior years that are outstanding and unvested as of the covered years	(755,678)	658,604	393,249
+ Vesting date fair value of equity awards granted and vested in the covered year	-	-	-
+/- Year-over-year change in fair value of equity awards granted in prior years that vested in the covered year	(437,789)	191,413	(238,121)
- Fair value as of prior-year end of equity awards granted in prior years that failed to vest in the covered year	-	-	-
+ Dollar value of dividends /earnings paid on equity awards that vested in the covered year	19,261	2,190	-
+ Excess fair value for equity award modifications	-	-	-
Average Compensation Actually Paid to Non-PEO NEOs	84,150	2,139,501	2,089,937

(5)
For each of the three fiscal years presented in the table, total shareholder return was calculated in accordance with Item 201(e) and Item 402(v) of Regulation
S-K.
For purposes of this pay versus performance disclosure, the peer group used consists of two published industry indices: the Russell 2000 Index and the S&P 600 Building Products Sub Industry GICS Level 4 Index.

(6)	Net income is rounded to the nearest hundred thousand.

(7)
The Compensation and Human Capital Committee has selected Adjusted EBITDA as the most important financial performance measure used to link our executive compe nsation
to Company pe
rforman
ce. See “
Additional Information – Use of
Non-GAAP
Financial Measures
” for a reconciliation of Adjusted EBITDA to the most directly comparable GAAP measure.

The following graphs describe the relationships between executive compensation actually paid as listed in the pay versus performance table to Company Adjusted EBITDA, Net Income and Total Shareholder Return and
the
relationship between Company Total Shareholder Return to Peer Group Total Shareholder Return.

Executive Compensation	2023 Proxy Statement	75

See “
Additional Information – Use of
Non-GAAP
Financial Measures
” for a rec
onciliation
of Adjusted EBITDA to the most directly comparable GAAP measure.
The following table lists the financial performance measure that we believe represents the most important financial measure used to link compensation actually paid to our executives to Company performance:

Performance-based incentive cash awards	Adjusted EBITDA
Performance-based incentive equity awards	Adjusted EBITDA

76	2023 Proxy Statement	Executive Compensation

PROPOSAL 4 – ADVISORY VOTE ON

THE FREQUENCY OF ADVISORY

VOTES ON EXECUTIVE

COMPENSATION

Overview

As required by Section 14A of the Exchange Act and as a matter of good corporate governance, we are asking our stockholders for a non-binding advisory vote on whether future advisory votes on executive compensation (such as the one reflected in Proposal 3) should occur every year, every two years or every three years.

The vote on Proposal 4 is advisory and non-binding on the Board of Directors. Stockholders may specify one of four choices for Proposal 4: one year, two years, three years or abstain. While this vote is advisory and not binding on the Board, the Compensation and Human Capital Committee will carefully consider the voting results as a reflection of stockholder sentiment. Notwithstanding the Board’s recommendation and the outcome of the stockholder vote on this proposal, the Board may in the future decide to conduct advisory votes on a more or less frequent basis and may vary its practice based on factors such as discussions with our stockholders and the adoption of material changes to our executive compensation programs. The next required vote on the frequency of future stockholder advisory notes on executive compensation will occur no later than the 2029 Annual Meeting of Stockholders.

The Board of Directors has determined that holding an advisory vote on executive compensation every year is the most appropriate policy for the Company at this time, and recommends that stockholders vote for future advisory votes on executive compensation to occur every year. While our executive compensation program is designed to promote a long-term connection between pay and performance, the Board recognizes that executive compensation decisions are made annually. Holding an annual advisory vote on executive compensation provides us with more direct and immediate feedback from our stockholders on our executive compensation program. We believe that an annual advisory vote on executive compensation is consistent with our practice of seeking input and engaging in dialogue with our stockholders on corporate governance matters and our executive compensation philosophy, policies and practices.

Required Vote and Recommendation of the Board

This advisory vote regarding the frequency of future stockholder advisory votes on executive compensation will be determined by whichever of the options—every one year, two years or three years—receives the greatest number of votes cast. Abstentions and broker non-votes will have no effect on the outcome of this proposal. Unless otherwise instructed, the persons named as proxies will vote for a frequency of every “ONE YEAR” for future advisory votes on executive compensation.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE “ONE YEAR” FREQUENCY OPTION FOR A STOCKHOLDER ADVISORY VOTE ON EXECUTIVE COMPENSATION.

Proposal 4 – Advisory Vote on Frequency of Advisory Votes on Executive Compensation	2023 Proxy Statement	77

PROPOSAL 5 – APPROVAL OF OUR

2023 OMNIBUS INCENTIVE PLAN

Background

Subject to stockholder approval, the Board adopted the Installed Building Products, Inc. 2023 Omnibus Incentive Plan (the “2023 Plan”) on March 14, 2023, upon the recommendation of the Compensation and Human Capital Committee. The Company believes that the 2023 Plan is necessary because the Installed Building Products, Inc. 2014 Omnibus Incentive Plan (the “2014 Plan”) is set to expire in early 2024. If stockholders do not approve the 2023 Plan, it will not be implemented and the Company will not be able to grant equity or equity-based compensation under a stockholder approved plan after the 2014 Plan expires. The Board is therefore recommending that stockholders approve the 2023 Plan to ensure that the Board and the Compensation and Human Capital Committee will be able to make the types of awards desirable to meet the Company’s compensatory needs going forward. The purpose of the 2023 Plan is to enhance the profitability and value of the Company for the benefit of its stockholders by enabling the Company to offer eligible employees, consultants and non-employee directors incentive awards to attract, retain and reward such individuals and strengthen the mutuality of interests between such individuals and the Company’s stockholders.

The 2023 Plan is intended to replace the 2014 Plan. If stockholders approve the 2023 Plan, no further grants will be made under the 2014 Plan on the day immediately following the date the 2023 Plan is approved by the Company’s stockholders (i.e., the 2014 Plan will terminate on the Effective Date of the 2023 Plan). See “Effective Date” below. All outstanding awards under the 2014 Plan will continue in accordance with the 2014 Plan and any award agreement executed in connection with such outstanding awards.

Stockholder approval of the 2023 Plan is also necessary to ensure that the 2023 Plan meets the requirements under section 422 of the Internal Revenue Code for issuing incentive stock options and the NYSE approval requirements for equity compensation plans.

Historical Equity Granting Practices

Some stockholders view the burn rate as a useful measure to compare the rates at which peer companies have granted equity. The more equity that a company grants in relation to the total number of its shares of common stock outstanding, the higher that company’s burn rate will be. Over the past three years, our average burn rate has been 0.62% for 2022, 0.45% for 2021, and 0.82% for 2020.

As of March 30, 2023, 374,686 shares were subject to awards outstanding under the 2014 Plan, none of which were subject to options or SARs, and 1,620,316 million shares were available for awards under the 2014 Plan. We expect to continue making equity awards consistent with our practices over the past three years, and to maintain an average annual burn rate over the next three years in line with our average for the 2020-2022 period. On that basis, we expect that the shares currently remaining available for awards under the 2014 Plan plus an additional 370,000 shares of common stock will likely be sufficient to continue making awards for the next three to five years.

Shares available for grant under the 2023 Plan would consist of 370,000 shares of common stock plus (i) any shares remaining available for grant under the 2014 Plan (1,620,316 million shares as of March 30, 2023), (ii) unexercised shares subject to appreciation awards (i.e. stock options or other stock-based awards based on the appreciation in value of a share of the Company’s common stock) granted under the 2014 Plan that expire, terminate, or are canceled for any reason without having been exercised in full, and (iii) shares subject to awards that are not appreciation awards granted under the 2014 Plan that are forfeited for any reason.

Based on 28,375,308 shares outstanding as of March 30, 2023, if all 370,000 new shares under the 2023 Plan, all 374,686 shares subject to outstanding awards under the 2014 Plan and all 1,620,316 shares available for future awards under the 2014 Plan are ultimately issued, the shareholder dilution would be 6.6%. We define dilution as the sum of the total number of shares available

78	2023 Proxy Statement	Proposal 5 – Approval of our 2023 Omnibus Incentive Plan

for future grants under the 2014 Plan plus 370,000 shares of our common stock, divided by the fully diluted number of our common shares outstanding. The Board believes that this level of potential dilution is reasonable for a company of our size in our industry while still giving the Company the ability to retain and motivate key employees and service providers. Expectations regarding future share usage under the 2023 Plan are naturally based on a number of assumptions regarding factors such as future growth in the population of eligible participants, the rate of future compensation increases, the rate at which shares are returned to the 2023 Plan through forfeitures, cancellations and the like, the level at which performance-based awards pay out, and our future stock price performance. While the Compensation and Human Capital Committee believes that the assumptions utilized are reasonable, future share usage will differ from current expectations to the extent that actual events differ from the assumptions utilized.

Summary of the 2023 Plan

The following is a summary of the material terms of the 2023 Plan. This summary does not purport to be a complete description of all provisions of the 2023 Plan and is qualified in its entirety by reference to the complete text of the 2023 Plan, a copy of which is attached as Appendix A to this Proxy Statement. You may also obtain a copy of the 2023 Plan, free of charge, by writing to the Company, Installed Building Products, Inc., at 495 South High Street, Suite 50, Columbus, Ohio 43215; Attention: Investor Relations.

Corporate Governance Provisions

The 2023 Plan contains several provisions intended to make awards under the 2023 Plan comply with established principles of good corporate governance. These provisions include:

•

No Discounted Stock Options. Except for certain substitute awards, stock options may not be granted with an exercise price of less than the fair market value of our common stock on the date the stock option is granted (or in the case of an incentive stock option, the exercise price may not be less than 110% of the fair market value of our common stock on the date the stock option is granted). This restriction may not be changed without stockholder approval.

•

No Stock Option Repricings. Stock options may not be repriced without stockholder approval, whether by lowering the exercise price of an outstanding option or by cancelling an outstanding option and granting a replacement stock option with a lower exercise price.

•

No Liberal Share Recycling. The 2023 Plan allows shares to be recycled only if an award terminates or is canceled (in the case of stock options, without having been exercised in full) or forfeited for any reason.

•

Cap on Non-Employee Director Compensation. The total compensation paid to a single non-employee director in any calendar year, including the cash compensation and cash value of all equity awards granted to such non-employee director, cannot exceed $400,000.

•	No Evergreen Provision. The 2023 Plan does not contain an automatic provision to replenish the shares of common stock authorized for issuance.

•	No Reload Options. Stock options issued under the 2023 Plan do not provide for the automatic grant of the same number of stock options used to pay for the exercise price of the stock options

•	Clawback Policies. Awards made under the 2023 Plan will be subject to the Company’s clawback or recoupment policies.

Proposal 5 – Approval of our 2023 Omnibus Incentive Plan	2023 Proxy Statement	79

Administration

The Board appointed the Compensation and Human Capital Committee to administer the 2023 Plan. The Compensation and Human Capital Committee is authorized to grant awards to eligible employees, consultants and non-employee directors. All members of the Compensation and Human Capital Committee are “non-employee directors” within the meaning of Rule 16b-3 under the Exchange Act, and “independent directors” under applicable NYSE rules. The Compensation and Human Capital Committee has the full authority and discretion to grant and administer awards under the 2023 Plan, including, but not limited to, the authority to: select eligible employees, consultants and non-employee directors to whom awards may from time to time be granted; determine the number of shares of common stock to be covered by each award; determine the type and terms and conditions of each award; condition the grant, vesting or payment of any award on the attainment of performance criteria over a performance period, set such goals and certify the attainment of such goals; and construe and interpret the terms and provisions of the 2023 Plan and any award agreements thereunder.

Eligibility

Awards under the 2023 Plan, including performance-based awards, may be made to consultants, non-employee directors, and eligible employees. As of December 31, 2022, there were approximately 10,300 employees and six non-employee directors eligible to participate in the 2023 Plan.

Award Types, Available Shares, and Award Limits

Stock options (both incentive stock options and non-qualified stock options), restricted stock, other stock-based awards, and performance-based cash awards are available for grant under the 2023 Plan. The maximum number of shares of Company common stock that may be issued in connection with awards made under the 2023 Plan is 370,000 shares plus (i) any shares remaining available for grant under the 2014 Plan (1,620,316 million shares as of March 30, 2023), (ii) unexercised shares subject to appreciation awards (i.e. stock options or other stock-based awards based on the appreciation in value of a share of the Company’s common stock) granted under the 2014 Plan that expire, terminate, or are canceled for any reason without having been exercised in full, and (iii) shares subject to awards that are not appreciation awards granted under the 2014 Plan that are forfeited for any reason. No eligible employee or consultant may be granted awards (other than stock options or other stock-based awards in the form of stock appreciation rights) in respect of more than 500,000 shares of common stock in any fiscal year.

Adjustments

The number and kind of shares authorized for grant under the 2023 Plan, the number of shares subject to an award, the exercise price of awards, and the individual participant award limits (other than the cash limits) shall be adjusted by the Compensation and Human Capital Committee as the committee determines, in good faith, to be necessary or advisable to prevent substantial dilution or enlargement of the rights of participants under the 2023 Plan in the event of any change in the capital structure or business of the Company by reason of any stock split, reverse stock split, stock dividend, combination or reclassification of shares, recapitalization, merger, consolidation, spin-off, split-off, reorganization or partial or complete liquidation, issuance of rights or warrants to purchase common stock or securities convertible into common stock, sale or transfer of all or part of the Company’s assets or business, or other corporate transaction or event that would be considered an “equity restructuring” for purposes of FASB ASC Topic 718.

Non-Transferability of Awards

Except as the Compensation and Human Capital Committee may permit, at the time of grant or thereafter, awards granted under the 2023 Plan are generally not transferable by a participant other than by will or the laws of descent and distribution. Shares of our common stock acquired by a permissible transferee will continue to be subject to the terms of the 2023 Plan and the applicable award agreement.

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Effect of Certain Transactions; Change in Control

In the event of a change in control, except as otherwise provided by the Compensation and Human Capital Committee in an award agreement, unvested awards will not vest. Instead, the Compensation and Human Capital Committee may, in its sole discretion provide for outstanding awards to be treated in accordance with one of the following methods: (i) awards (whether or not vested) may be continued, assumed or substituted for; (ii) awards may be purchased for an amount of cash equal to the change in control price per share; and/or (iii) stock options or other stock-based appreciation awards may be cancelled if the change in control price is less than the applicable exercise price. However, the Compensation and Human Capital Committee may in its sole discretion provide for the acceleration of vesting and lapse of restrictions of an award at any time. For the purposes of the foregoing, a “change in control” generally means the occurrence of one of the following events: (i) the acquisition (including through purchase, reorganization, merger or consolidation) by a person or entity of 45% or more of the voting power of the securities entitled to vote to elect our Board; (ii) an election of individuals to our Board that causes a change in two-thirds of the Board, unless the individuals elected are approved by a vote of at least two-thirds of the directors then in office who either were directors as of the effective date of the 2023 Plan or whose election or nomination for election was previously so approved; or (iii) the sale or other disposition of all or substantially all of our assets.

In addition, upon the occurrence of an “acquisition event” (as defined below), the Compensation and Human Capital Committee may terminate all outstanding and unexercised options (or any other stock-based awards that are subject to exercise by the holder thereof) (referred to as the “exercisable awards”), effective as of the date of the acquisition event, by delivering a termination notice to each participant at least 20 days prior to the date of the acquisition event. During the period after which notice is provided, each participant may exercise all of his or her then outstanding and vested exercisable awards, subject to the occurrence of the acquisition event. Any exercisable award that has an exercise price that is equal to or greater than the fair market value of our common stock on the date of the acquisition event may be canceled by the Compensation and Human Capital Committee without consideration. Under the 2023 Plan, an “acquisition event” means (i) a merger or consolidation in which the Company is not the surviving entity, (ii) any transaction that results in the acquisition of all or substantially all of the Company’s outstanding common stock by a single person or group of persons, or (iii) the sale or transfer of all or substantially all of the Company’s assets.

Term

Assuming that the 2023 Plan is approved by the stockholders at the Annual Meeting, awards under the 2023 Plan may not be made after May 26, 2033, but awards granted prior to such date may extend beyond that date.

Amendment and Termination

The Board may at any time amend, in whole or in part, any or all of the provisions of the 2023 Plan, or suspend or terminate it entirely, retroactively or otherwise. Except as required to comply with applicable law, no such amendment may reduce the rights of a participant with respect to awards previously granted without the consent of such participant. In addition, without the approval of our stockholders, no amendment may be made that would: increase the aggregate number of shares of our common stock that may be issued under the 2023 Plan; increase the maximum individual participant share limitations for a fiscal year or year of a performance period; change the classification of individuals eligible to receive awards under the 2023 Plan; extend the maximum option term; alter the performance criteria; amend the terms of any outstanding stock option or other stock appreciation award to reduce the exercise price thereof (i.e., reprice); cancel any outstanding “in-the-money” stock option or other stock appreciation award in exchange for cash, other awards or stock option or other stock appreciation award with a lower exercise price; or require stockholder approval under the rules of any exchange or system on which the Company’s securities are listed or traded.

U.S. Federal Income Tax Considerations

The following is a summary of the principal United States federal income tax consequences to the Company and to participants subject to U.S. taxation with respect to awards granted under the 2023 Plan. This summary is not intended to be exhaustive and

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does not discuss the income tax laws of any city, state or foreign jurisdiction in which a participant may reside. Participants are advised to consult with their own tax advisors with respect to the tax consequences inherent in the ownership and/or exercise of the awards, and the ownership and disposition of any underlying securities.

Non-Qualified Stock Options. A participant who is granted a nonqualified stock option under the 2023 Plan will not recognize any income for federal income tax purposes on the grant of the option. Generally, on the exercise of the option, the participant will recognize taxable ordinary income equal to the excess of the fair market value of the shares on the exercise date over the option price for the shares. Upon disposition of the shares purchased pursuant to the stock option, the participant will recognize long-term or short-term capital gain or loss, as the case may be, equal to the difference between the amount realized on such disposition and the basis for such shares, which basis includes the amount paid for the shares and the amount previously recognized by the participant as ordinary income. If the common stock received upon exercise of an option is restricted stock, the rules regarding restricted stock will apply.

Incentive Stock Options. A participant who is granted an incentive stock option, or ISO, will not recognize any taxable income for federal income tax purposes either on the grant or exercise of the ISO. The aggregate fair market value of common stock (determined at the grant date) with respect to which ISOs can be exercisable for the first time during any calendar year cannot exceed $100,000. Any excess will be treated as a non-qualified stock option. If the participant disposes of the shares purchased pursuant to the ISO more than two years after the date of grant and more than one year after the issuance of the shares to the participant (the required statutory “holding period”), (a) the participant will recognize long-term capital gain or loss, as the case may be, equal to the difference between the selling price and the option price; and (b) the Company will not be entitled to a deduction with respect to the shares of stock so issued. If the holding period requirements are not met, any gain realized upon disposition will be taxed as ordinary income to the extent of the excess of the lesser of (i) the excess of the fair market value of the shares at the time of exercise over the option price, and (ii) the gain on the sale. Also in that case, the Company will be entitled to a deduction in the year of disposition in an amount equal to the ordinary income recognized by the participant. Any additional gain will be taxed as short-term or long-term capital gain depending upon the holding period for the stock. A sale for less than the option price results in a capital loss. The excess of the fair market value of the shares on the date of exercise over the option price is, however, includable in the option holder’s income for alternative minimum tax purposes.

Restricted Stock. A participant will not be taxed at the date of grant of an award of restricted stock, but will be taxed at ordinary income rates on the fair market value of any shares of restricted stock as of the date that the restrictions lapse and the shares vest, unless the participant elects under Section 83(b) of the Internal Revenue Code to include in income the fair market value of the restricted stock as of the date of such grant. Any disposition of shares after restrictions lapse will be subject to the regular rules governing long-term and short-term capital gains and losses, with the basis for this purpose equal to the fair market value of the shares at the end of the restricted period (or on the date of the grant of the restricted shares, if the participant has made an election under Section 83(b) of the Internal Revenue Code). To the extent unrestricted dividends are paid during the restricted period under the applicable award agreement, any such dividends will be taxable to the participant at ordinary income tax rates and will be deductible by the company unless the participant has made a Section 83(b) election, in which case the dividends will thereafter be taxable to the participant as dividends and will not be deductible by the Company.

Other Stock-Based Awards. A participant generally will not recognize taxable income upon the grant of another stock-based award. When the conditions and requirements for the grants have been satisfied and the award is settled, any cash received or the fair market value of any common stock received will constitute ordinary income to the participant. If a participant sells any shares of stock acquired pursuant to the grant of another stock-based award, the difference between the amount realized on the sale and the participant’s tax basis with respect to those shares (which, generally, will be equal to the amount of income the participant reported with respect to the payment of the shares of common stock) will be taxed as short- or long-term capital gain or loss, depending on whether the one-year capital gain holding period is met.

Performance-Based Cash Awards. A participant generally will not recognize taxable income upon the grant of a performance-based cash award. When the conditions and requirements for the awards have been satisfied and the award is settled, the cash received will constitute ordinary income to the participant.

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Company Tax Deduction. To the extent that a participant recognizes ordinary income in the circumstances described above, the Company or affiliate for which the participant performs services will generally be entitled to a corresponding federal income tax deduction, provided that, among other things, the income meets the test of reasonableness, is an ordinary and necessary business expense, is not an “excess parachute payment” within the meaning of Internal Revenue Code Section 280G.

Effective Date

The 2023 Plan will become effective on the day immediately following its approval by the Company’s stockholders (the “Effective Date”). Assuming that the 2023 Plan is approved by the stockholders at the Annual Meeting, the Effective Date of the 2023 Plan will be May 26, 2023.

New Plan Benefits

Future grants under the 2023 Plan will be made at the discretion of the 2023 Plan administrator and, accordingly, are not yet determinable. In addition, benefits under the 2023 Plan will depend on a number of factors, including the fair market value of our common stock on future dates and the exercise decisions made by participants. Consequently, at this time, it is not possible to determine the future benefits that might be received by participants receiving discretionary grants under the 2023 Plan.

Required Vote and Recommendation of the Board

The affirmative vote of a majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote is required for approval of our 2023 Omnibus Incentive Plan. Abstentions will have the same effect as votes “AGAINST” this proposal. Broker non-votes will have no effect on the outcome of this proposal. Unless otherwise instructed, the persons named as proxies will vote “FOR” this proposal.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF OUR 2023 OMNIBUS INCENTIVE PLAN.

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STOCK OWNERSHIP INFORMATION

Stock Ownership Table

The following table shows the beneficial ownership of our common stock as of March 30, 2023 held by:

•	each person whom we know to beneficially own more than 5% of our outstanding common stock;

•	each director;

•	each director nominee;

•	each named executive officer; and

•	all directors and executive officers as a group.

Unless otherwise indicated, the address of each executive officer and director is c/o Installed Building Products, Inc., 495 South High Street, Suite 50, Columbus, Ohio 43215.

The number of shares of common stock “beneficially owned” is determined under certain SEC rules and is not necessarily indicative of ownership for any other purpose. Under these rules, beneficial ownership includes shares as to which the stockholder has sole or shared voting power or investment power and shares as to which the stockholder has the right to acquire beneficial ownership within 60 days after March 30, 2023, including shares that could be purchased by the exercise of options or warrants. Unless otherwise indicated, to our knowledge all persons named in the table have sole voting and investment power with respect to their shares of our common stock. Each stockholder’s percentage ownership is based on 28,375,308 shares of common stock outstanding as of March 30, 2023.

	Shares of Common Stock Beneficially Owned

Name of Beneficial Owner	Number	Percent

5% Stockholders:

BlackRock, Inc.(1)	4,049,280	14.3

PJAM IBP Holdings, Inc.(2)	2,797,819	9.9

The Vanguard Group, Inc.(3)	2,563,829	9.0

Findlay Park Partners LLP(4)	1,486,220	5.2

Installed Building Systems, Inc.(2)	1,516,194	5.3

Director Nominee:

Marchelle E. Moore	-	-

Directors and Named Executive Officers:

Margot L. Carter(5)	7,106	*

Jeffrey W. Edwards(2)(6)	4,662,602	16.4

Jay P. Elliott(7)	31,990	*

W. Jeffrey Hire(8)	47,466	*

Lawrence A. Hilsheimer(5)	25,616	*

Janet E. Jackson(5)	9,110	*

David R. Meuse(5)	3,440	*

Michael T. Miller(9)	70,092	*

Jason R. Niswonger(10)	23,006	*

Robert H. Schottenstein(11)	970	*

Michael H. Thomas(5)	8,669	*

Vikas Verma(12)	22,643	*

Directors and Executive Officers as a Group (13 persons)	4,919,742	17.3

*	Less than 1%

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(1)

Information reported is based on a Schedule 13G/A, as filed with the SEC on January 26, 2023, reporting beneficial ownership as of December 31, 2022, in which BlackRock, Inc. reported sole voting power over 4,001,737 shares of our common stock and sole dispositive power over 4,049,280 shares of our common stock. The address for BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(2)

Information reported is based on a Schedule 13G/A as filed with the SEC on January 27, 2023, reporting beneficial ownership as of December 31, 2022, as updated by Form 4s as filed with the SEC on February 22, 2023, March 9, 2023 and March 15, 2023 in which PJAM IBP Holdings, Inc. (“PJAM”) and IBP Holding Company, the sole shareholder of PJAM, reported shared voting and dispositive power over 2,797,819 shares of our common stock, Installed Building Systems, Inc. (“IBS”) reported shared voting and dispositive power over 1,516,194 shares of our common stock and Jeffrey W. Edwards reported (i) sole voting and dispositive power over 175,181 shares of our common stock, (ii) shared voting and dispositive power over 4,314,013 shares of our common stock directly held by PJAM and IBS, and (iii) shared voting and dispositive power over 173,408 shares of our common stock held by Tremont FT, Inc. as trustee. Mr. Edwards disclaims any beneficial ownership of shares in which he does not have a pecuniary interest. The address for PJAM, IBP Holding Company, IBS and Jeffrey W. Edwards is 495 South High Street, Suite 150, Columbus, OH 43215.

(3)

Information reported is based on a Schedule 13G/A as filed with the SEC on February 9, 2023, reporting beneficial ownership as of December 31, 2022, in which The Vanguard Group reported shared voting power over 40,797 shares of our common stock, sole dispositive power over 2,499,683 shares of our common stock and shared dispositive power over 64,146 shares of our common stock. The address for The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(4)

Information reported is based on a Schedule 13G/A as filed with the SEC on February 9, 2023, reporting beneficial ownership as of December 31, 2022, in which Findlay Park Partners LLP and Findlay Park Funds ICAB – Findlay Park American Fund reported shared voting and dispositive power over 1,486,220 shares of our common stock. Findlay Park American Fund is a sub-fund of Findlay Park Funds ICAV. The address for Findlay Park Partners LLP is Almack House, 4th Floor, 28 King Street, London, SW1Y 6QW, United Kingdom and the address for Findlay Park American Fund is 30 Herbert Street, Dublin 2, D02 W329, Ireland.

(5)	Includes 1,067 shares of restricted stock that vest on May 26, 2023.

(6)

Includes 16,192 shares of restricted stock that vest on April 20, 2023, 21,919 shares of restricted stock that vest in equal installments (rounded to the nearest whole share) on each of April 20, 2023 and 2024, and 32,802 shares of restricted stock that vest in equal installments (rounded to the nearest whole share) on each of April 20, 2024 and 2025, generally subject to Mr. Edwards’ continued employment on the applicable vesting date. These shares of restricted stock are included in the 175,181 shares reflected in note (2) with respect to which Mr. Edwards has sole voting and dispositive power.

(7)

Includes 6,071 shares of restricted stock that vest on April 20, 2023, 8,141 shares of restricted stock that vest in equal installments (rounded to the nearest whole share) on each of April 20, 2023 and 2024, and 10,933 shares of restricted stock that vest in equal installments (rounded to the nearest whole share) on each of April 20, 2024 and 2025, generally subject to Mr. Elliott’s continued employment on the applicable vesting date.

(8)

Includes 11,506 shares of restricted stock that vest on April 20, 2023, 1,174 shares of restricted stock that vest in equal installments (rounded to the nearest whole share) on April 20, 2023 and 2024 and 2,187 shares of restricted stock that vest in equal installments (rounded to the nearest whole share) on each of April 20, 2024 and 2025, generally subject to Mr. Hire’s continued employment on the applicable vesting date.

(9)

Includes 5,667 shares of restricted stock that vest on April 20, 2023, 7,554 shares of restricted stock that vest in equal installments (rounded to the nearest whole share) on each of April 20, 2023 and 2024, and 10,551 shares of restricted stock that vest in equal installments (rounded to the nearest whole share) on each of April 20, 2024 and 2025, generally subject to Mr. Miller’s continued employment on the applicable vesting date. Includes 46,320 shares of common stock held by a trust of which Mr. Miller is the sole trustee and sole beneficiary and exercises sole voting and investment power.

(10)

Includes 14,565 shares of restricted stock that vest on April 20, 2023, 1,174 shares of restricted stock that vest in equal installments (rounded to the nearest whole share) on each of April 20, 2023 and 2024 and 3,060 shares of restricted stock that vest in equal installments (rounded to the nearest whole share) on each of April 20, 2024 and 2025, generally subject to Mr. Niswonger’s continued employment on the applicable vesting date.

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(11)	Includes 970 shares of restricted stock that vest on May 26, 2023.

(12)

Includes 1,127 shares of restricted stock that vest on April 20, 2023, 836 shares of restricted stock that vest in equal installments (rounded to the nearest whole share) on each of April 20, 2023 and 2024, and 2,061 shares of restricted stock that vest in equal installments (rounded to the nearest whole share) on each of April 20, 2023, 2024 and 2025.

Securities Authorized for Issuance under Equity Compensation Plans

The following table sets forth information regarding the shares of our common stock issuable under our 2014 Omnibus Incentive Plan as of December 31, 2022. The plan authorizes the grant of stock options, stock appreciation rights, stock equivalent units, restricted stock, restricted stock units, bonus awards, performance shares, performance units and other stock-based awards. The aggregate number of shares of our common stock initially reserved for issuance under the plan was 3,000,000. As of December 31, 2022, there were 298,811 shares issuable pursuant to outstanding restricted stock awards granted under the plan, and 15,711 shares issuable pursuant to outstanding restricted stock units granted under the plan. No other equity-based awards have been issued.

Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (#)

Equity compensation plans approved by security holders:

2014 Omnibus Incentive Plan	1,689,231

Equity compensation plans not approved by stockholders	-

Total	1,689,231

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CERTAIN RELATIONSHIPS AND RELATED-PARTY

TRANSACTIONS

Jeff Edwards, Peter Edwards Jr., Anne Edwards and Michael Edwards, and the investment entities through which they directly and indirectly beneficially own shares of our common stock, are referred to throughout this section as the Edwards Investors. Peter Edwards Jr., Anne Edwards and Michael Edwards are the siblings of Jeff Edwards.

Affiliate Sales

Our operating subsidiaries install building products in the ordinary course of their businesses to entities affiliated with certain of our directors and executive officers. These transactions are performed on terms comparable to those that could be obtained in an arm’s-length transaction with an unrelated third party. In 2022, these sales were to:

•	Edwards Investors affiliates: $1,612,521

•	Vikas Verma related entities: $668,854

•	Robert H. Schottenstein affiliates: $10,501,651

Real Property Leases

Prior to May 2017, we leased our headquarters in Columbus, Ohio from an entity affiliated with the Edwards Investors. In May 2017, the property was sold to an unrelated third party and our headquarters building is now under a master lease between the new owner and The Edwards Companies, LLC, an entity affiliated with the Edwards Investors, to which we pay rent payments. Base rent payments for 2022 were $606,776.

We lease two branch locations in Columbus, Ohio from Peter H. Edwards, an immediate family member of the Edwards Investors. Base rent payments for 2022 were $229,601 and $124,446, respectively.

We lease four locations – two in Marietta, Georgia, one in Charlotte, North Carolina and one in Universal City, Texas — from entities in which Vikas Verma, one of our directors, has a 75% interest. Base rent payments for 2022 were $69,556, $69,556, $84,949 and $173,028, respectively. One of the properties in Marietta, Georgia was sold to a third party unaffiliated with Mr. Verma in February 2022 and we vacated the other property located in Marietta, Georgia on December 31, 2022.

In each case under the applicable lease, we are also obligated to pay our proportionate share of certain common area maintenance charges, taxes, insurance premiums and other costs of operation, depending on the terms of the lease.

Estimating Agreement

Alpha Insulation and Water Proofing Company and Alpha Insulation and Water Proofing, Inc., two of our subsidiaries, are parties to an Independent Contract Agreement for job estimating services with an entity in which Vikas Verma, one of our directors, has a 75% interest. In 2022, the annual fee under this agreement was $667,440, subject to adjustment if the number of estimating jobs exceeded a prescribed amount. Payments in 2022 under this contract totaled $667,440. The contract automatically renews from year to year unless either party provides notice of termination at least 180 days in advance of the expiration date.

Aircraft Lease

In 2019, we entered into an aircraft lease agreement with an affiliate of the Edwards Investors, pursuant to which we lease the use of an aircraft for business travel on a non-priority basis. The lease agreement automatically renews every 29 days unless terminated on ten days’ notice by either party and is updated for current rental rate charges each year. In 2022, lease payments, including operating expenses, totaled $359,749.

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Policies and Procedures for Related-Party Transactions

Our Board of Directors has adopted a Related-Party Transaction Policy (“Policy”) for the review and approval or ratification of certain related-party transactions. The Policy is administered by the Audit Committee with the assistance of our General Counsel, Chief Financial Officer and Chief Accounting Officer.

The Policy applies to any transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which:

◾	the Company or one of our subsidiaries is a participant;
◾	the amount involved exceeds $120,000; and
◾	a Related Party (as defined below) had, has or will have a direct or indirect material interest.

Any transaction meeting these criteria is a “Related-Party Transaction.”

Under the Policy, a “Related Party” is any person who: (i) is, or, at any time since the beginning of our last fiscal year, was, a director, executive officer or director nominee, or an immediate family member of any such person; or (ii) is known by us to be the beneficial owner of more than 5% of our common stock, or an immediate family member of such person.

Prior to entering into a potential Related-Party Transaction, the Related Party (or the person whose immediate family member is the Related Party) or any member of management aware of the transaction must provide notice of the facts and circumstances of the proposed transaction to our General Counsel, Chief Financial Officer or Chief Accounting Officer, who will assess whether the proposed transaction is subject to the Policy. If it is determined that the proposed transaction is a Related-Party Transaction, it is submitted to the Audit Committee for consideration at its next meeting. If it is not practicable or desirable to wait until the next Audit Committee meeting, the transaction may be submitted to the Chair of the Audit Committee for consideration (with any action taken by the Chair reported to the Audit Committee at its next regular meeting).

When considering a proposed Related-Party Transaction, the Audit Committee reviews all of the relevant available facts and circumstances, including:

◾	the benefits of the transaction to the Company;
◾	any impact on a director’s independence;
◾	the availability of other sellers or purchasers of comparable products or services;
◾	the terms of the transaction;
◾	whether the transaction is on terms comparable to those obtainable in an arm’s-length transaction with an unrelated party; and
◾	the extent of the Related Party’s interest in the transaction.

The Audit Committee will approve a Related-Party Transaction if it determines that the transaction is in, or is not inconsistent with, the best interests of the Company and our stockholders. No member of the Audit Committee may participate in the consideration or approval of a transaction as to which he or she or any member of his or her immediate family is the Related Party, but may participate in the discussion of the transaction at the Audit Committee meeting if requested by the Chair of the Audit Committee.

The Related-Party Transaction Policy prohibits the Company from directly or indirectly extending or maintaining credit to, arranging for the extension of credit for, or renewing an extension of credit, in each case in the form of a personal loan, to any director or executive officer of the Company, except in the case of a trade receivable relating to work performed by the Company for the director or executive officer or an affiliate thereof in the ordinary course of the Company’s business on terms comparable to those that could be obtained in an arm’s length transaction with an unrelated party.

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If a director or a member of management becomes aware of a Related-Party Transaction that has not been approved by the Audit Committee, he or she must promptly notify our General Counsel, Chief Financial Officer or Chief Accounting Officer. If the transaction is pending or ongoing, it is submitted to the Audit Committee for review, and the Audit Committee will consider the relevant facts and circumstances and evaluate all options, including ratification, amendment or termination of the transaction. If the transaction is completed, the Audit Committee will determine if rescission of the transaction and/or disciplinary action is appropriate.

All of the transactions described in this section were approved by the Audit Committee in accordance with the Policy.

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STOCKHOLDER PROPOSALS FOR THE 2024 ANNUAL MEETING

Pursuant to SEC rules, if a stockholder wishes to present a proposal to be included in our proxy statement for our 2024 Annual Meeting of Stockholders (the “2024 Annual Meeting”), the proposal must be received in writing by our Corporate Secretary at Installed Building Products, Inc., 495 South High Street, Suite 50, Columbus, Ohio 43215 no later than December 15, 2023. Any such proposal may be included in our 2024 proxy statement if it complies with SEC rules.

In order to nominate a candidate for director at our 2024 Annual Meeting or to bring any other business before the 2024 Annual Meeting not to be included in our proxy statement, stockholders must comply with our Bylaws, which provide that stockholders wishing to nominate a candidate for director or to bring any other business before the 2024 Annual Meeting must provide notice no earlier than the close of business on January 26, 2024, and no later than the close of business on February 26, 2024. If the 2024 Annual Meeting is more than 30 days before, or more than 70 days after, the anniversary of this Annual Meeting, then notice must be received no earlier than the close of business 120 days prior to the 2024 Annual Meeting and no later than the close of business 90 days prior to the 2024 Annual Meeting (or 10 days following the date on which we publicly disclose the date of the 2024 Annual Meeting). If a stockholder does not meet these deadlines, or does not satisfy the requirements of Rule 14a-4 of the Exchange Act, proxies solicited by the Board for the 2024 Annual Meeting will confer discretionary authority to vote on such proposal if the matter is raised at the Annual Meeting. All stockholder nominations and proposals must set forth the information specified in our Bylaws and must be submitted in writing to our Corporate Secretary, Installed Building Products, Inc., 495 South High Street, Suite 50, Columbus, Ohio 43215.

Under our Bylaws, if the number of directors to be elected at an annual meeting of stockholders is increased and we do not make a public announcement naming the nominees for the additional directorship(s) at least 100 days prior to the anniversary of the previous year’s annual meeting, a stockholder nomination with respect to the additional directorship(s) shall be considered timely if delivered to our Corporate Secretary no later than 10 days following the date when we publicly announce the increase in the number of directors.

In addition to satisfying the foregoing requirements under the Company’s bylaws, to comply with the universal proxy rules stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March 26, 2024.

A copy of our Bylaws may be obtained without charge from our Corporate Secretary at Installed Building Products, Inc., 495 South High Street, Suite 50, Columbus, Ohio 43215, or may be found on our website at www.installedbuildingproducts.com under the “Investors” section. A nomination or proposal that does not comply with our Bylaws and/or applicable SEC rules will be excluded from our proxy materials in accordance with applicable SEC rules. Compliance with the above procedures does not necessarily require us to include the proposed nominee or proposal in our proxy materials. We reserve the right to omit from our proxy statements any proposals that we are not required to include under applicable SEC rules. Please carefully review our Bylaws and applicable SEC rules prior to submitting any nominations or proposals.

90	2023 Proxy Statement	Stockholder Proposals for the 2024 Annual Meeting

ADDITIONAL INFORMATION

Householding of Proxy Materials

The SEC has adopted a “householding” rule concerning the delivery of proxy materials, which reduce printing and postage costs. “Householding” means that stockholders with the same last name and address will receive only one copy of the proxy materials unless we receive instructions to the contrary from any stockholder at that address. We will promptly deliver upon request a separate copy of our proxy materials to a stockholder at a shared address. A stockholder who wishes to receive a separate copy of our proxy materials, or wishes to stop receiving separate copies of such materials, may make a request by writing to Computershare Investor Services, P.O. Box 43006, Providence, Rhode Island 02940-3006 or by calling (781) 575-3100.

A number of brokerage firms have also instituted householding. If you and members of your household have multiple accounts holding shares of our common stock, you may have received a householding notification from your broker, bank or other nominee. Please contact that organization if you have questions, require additional copies of our proxy materials or wish to revoke your decision to household.

Incorporation by Reference

Neither the Compensation and Human Capital Committee Report nor the Audit Committee Report included in this Proxy Statement is “soliciting material,” and is not deemed filed with the SEC. Neither shall be deemed incorporated by reference into any prior or future filings made by us with the SEC irrespective of any general incorporation language, except to the extent that we specifically incorporate such information by reference. This Proxy Statement includes several website addresses, which are intended to provide textual references only. Information contained on our website, or any website that is linked or otherwise referenced herein, is not incorporated into, or a part of this Proxy Statement.

Forward Looking Statements

This Proxy Statement contains forward-looking statements, including with respect to the housing industry, our operations, our ESG initiatives, and our business model. These statements are based on management’s current expectations, beliefs, estimates and projections. These statements are not guarantees and are subject to certain uncertainties and other factors, many of which are beyond the Company’s control, including local, state and federal laws and economic conditions that may impact our operations or ESG-related performance. Please refer to our Annual Report on Form 10-K for the year ended December 31, 2022, including the sections captioned “Risk Factors” and “Information regarding Forward-Looking Statements and Risk Factors Summary” for a description of the risks and uncertainties related to the forward-looking statements included herein. Our actual performance, including the development or of any program or initiative may differ materially in the future. Forward-looking and other statements in this Proxy Statement regarding our ESG and sustainability plans and goals are not an indication that these statements are material to investors or required to be disclosed in our filings with the SEC. Historical, current, and forward-looking ESG and sustainability-related statements may be based on standards for measuring progress that are still developing, internal controls and processes that continue to evolve, and assumptions that are subject to change in the future.

Availability of SEC Filings, Code of Ethics and Committee Charters

Copies of our reports filed with the SEC on Forms 10-K, 10-Q and 8-K, and any amendments to those reports, as well as copies of our Code of Business Conduct and Ethics, the charters of our Board committees and reports of beneficial ownership of our common stock filed by executive officers, directors and beneficial owners of more than 10% of our outstanding common stock are posted on our website at www.installedbuildingsproducts.com under the “Investors” section, or may be requested at no cost by

Additional Information	2023 Proxy Statement	91

telephone at (614) 221-3399, by email at InvestorRelations@installed.net or by mail at Installed Building Products, Inc., 495 South High Street, Suite 50, Columbus, Ohio 43215, Attention: Investor Relations. We will furnish, without charge, a copy of our Form 10-K to our stockholders of record as of the record date upon written request to: Installed Building Products, Inc., 495 South High Street, Suite 50, Columbus, Ohio 43215, Attention: Investor Relations.

Use of Non-GAAP Financial Measures

This Proxy Statement contains the non-GAAP financial measure of Adjusted EBITDA which is not calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). The reasons for the use of this measure to the most directly comparable GAAP measure and other information relating to this measure are included below.

Adjusted EBITDA measures performance by adjusting EBITDA for certain income or expense items that are not considered part of our core operations. We believe that this measure assists both management and the Compensation and Human Capital Committee in analyzing and benchmarking the performance and value of our business and the performance of our executive team.

We believe the Adjusted EBITDA measure is useful to investors and to us as a measure of comparative operating performance from period to period as it measures our changes in pricing decisions, cost controls and other factors that impact operating performance, and removes the effect of our capital structure (primarily interest expense), asset base (primarily depreciation and amortization), items outside our control (primarily income taxes) and the volatility related to the timing and extent of other activities such as asset impairments and non-core income and expenses. Accordingly, we believe that this measure is useful for comparing general operating performance from period to period. In addition, we use various EBITDA-based measures in determining the achievement of awards under certain of our incentive compensation programs. Other companies may define Adjusted EBITDA differently and, as a result, our measure may not be directly comparable to measures of other companies. In addition, Adjusted EBITDA may be defined differently for purposes of covenants contained in our revolving credit facility or any future facility.

($ in thousands)	2022	2021

Adjusted EBITDA

Net income, as reported	$223,428	$118,763

Interest expense	41,574	32,842

Provision for income tax	79,879	36,712

Depreciation and amortization	91,045	80,641

EBITDA	435,926	268,958

Acquisition related expenses	3,000	3,827

Gains on acquisition earnouts	(16,109)	(1,035)

Share based compensation expense	13,818	13,752

COVID-19 expenses(1)	304	437

Gain on sale of assets	—	(499)

Legal reserve	2,345	—

Adjusted EBITDA	$439,284	$285,440

(1)	Addback of employee pay, employee medical expenses and legal fees directly attributable to COVID-19.

92	2023 Proxy Statement	Additional Information

FREQUENTLY ASKED QUESTIONS

Several of the questions and answers below refer to “stockholder of record” or “beneficial owner.” If your shares were registered directly in your name with our transfer agent on the record date, then you are a “stockholder of record” with respect to those shares. If your shares were held in an account at a brokerage firm, bank or other nominee on the record date, then you are a “beneficial owner” of those shares.

Q:	Can I participate in the Annual Meeting in person?

A:

Our Annual Meeting is conducted virtually by a live webcast and online shareholder tools. This format promotes stockholder attendance and participation, enabling stockholders to participate fully and equally from any location. The virtual format results in cost savings to the Company and stockholders and is designed to enhance stockholder access and participation. You will be afforded the same rights and opportunities to participate in the virtual meeting as you would at an in-person meeting. You may participate in the Annual Meeting in the following ways:

Stockholders of Record. You can listen to the Annual Meeting, submit questions and vote by going to www.meetnow.global/MMS997W and clicking on “Join Meeting Now” and then entering your Control Number under the stockholder tab.

Beneficial Owners. You may participate in the Annual Meeting in one of two ways:

•

If you wish to submit questions or vote during the Annual Meeting (rather than instructing your brokerage firm, bank or other nominee how to vote your shares), you must register in advance. See “How do I register to participate in the Annual Meeting?” below. When you receive your registration confirmation, you can listen to the Annual Meeting, submit questions and vote by going to www.meetnow.global/MMS997W and clicking on “Join Meeting Now” and then entering your control number under the stockholder tab.

•

If you wish to listen to the Annual Meeting, but do not wish to submit questions or vote during the Annual Meeting, you may go to www.meetnow.global/MMS997W and click on “Join Meeting Now” and then click on “Guest.”

The virtual meeting platform is fully supported across browsers (MS Edge, Firefox, Chrome and Safari) and devices (desktops, laptops, tablets and cell phones) running the most up-to-date version of applicable software and plugins. Internet Explorer is not a supported browser. Participants should ensure that they have a strong WiFi connection. We encourage you to access the meeting prior to the start time. For further assistance you may call 1-888-724-2416 within the U.S. or 1-781-575-2748 outside of the U.S. An audio replay of the Annual Meeting will be available at https://edge.media-server.com/mmc/p/rsydmucf for one year.

Q:	How do I register to participate in the Annual Meeting?

A:	Stockholders of Record. You do not need to register. Follow the instructions on your Notice or proxy card. See “Can I participate in the Annual Meeting in person?” above.

Beneficial Owners. If you wish to submit questions or vote during the Annual Meeting (rather than directing your brokerage firm, bank or other nominee how to vote your shares), you must register in advance. If you only want to listen to the Annual Meeting, then you do not need to register. See “Can I participate in the Annual Meeting in person?” above.

If you wish to register to participate in the Annual Meeting, you must provide our transfer agent, Computershare Trust Company, N.A. (“Computershare”) with your name, email address and a copy of a legal proxy from your brokerage firm, bank or other nominee reflecting your beneficial ownership. Registration requests must be in writing and mailed to Computershare Investor Services, Installed Building Products, Inc. – Legal Proxy, P.O. Box 43001, Providence, Rhode Island 02940-3001. Alternatively, you may forward a copy of the email from your broker granting you a legal proxy or forward an image of your legal proxy to legalproxy@computershare.com. Requests for registration must be labeled “Legal Proxy” and be received no later than 5:00 p.m., Eastern Time, on May 19, 2023. You will receive an email from Computershare acknowledging your registration and providing you with a Control Number.

Frequently Asked Questions	2023 Proxy Statement	93

Q:	Who is entitled to vote at the Annual Meeting?

A:

Only holders of record of our common stock at the close of business on March 30, 2023, the record date for the Annual Meeting, are entitled to notice of and to vote at the Annual Meeting. Each share of common stock is entitled to one vote for each director nominee and one vote for each other matter to be voted on at the Annual Meeting.

A list of our stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder during ordinary business hours at our principal executive offices at 495 S. High Street, Suite 50, Columbus, Ohio 43215 for a period of ten days prior to the Annual Meeting. During the Annual Meeting, the list will be posted at www.meetnow.global/MMS997W.

Q:	How do I vote?

A.	Stockholders of Record. You may vote in any of the following ways:

Online. You may vote at www.envisionreports.com/IBP, 24 hours a day, seven days a week. Votes must be received no later than the closing of the polls at the Annual Meeting.

By Phone. You may vote by calling 1-800-652-8683, 24 hours a day, seven days a week. Votes must be received no later than the closing of the polls at the Annual Meeting.

By Mail. If you received printed proxy materials, you may vote by completing, signing and dating each proxy card and returning it in the prepaid envelope to Computershare Investor Services. Sign your name exactly as it appears on the proxy card. Proxy cards must be received no later than the closing of the polls at the Annual Meeting.

At the Annual Meeting. Instructions on how to vote during the Annual Meeting are posted at www.meetnow.global/MMS997W. Votes must be received no later than the closing of the polls at the Annual Meeting.

Voting online, by phone or at the Annual Meeting authorizes the persons named as proxies to vote as you direct in the same manner as if you had completed, signed, dated and returned a proxy card. If you vote online or by phone, or plan to vote during the Annual Meeting webcast, do not return your proxy card(s).

Beneficial Owners. If you are a beneficial owner, the organization holding your account is the stockholder of record for purposes of participating in and voting at the Annual Meeting; however, you have the right to direct that organization how to vote the shares in your account by following the instructions provided by the organization. Alternatively, you may vote your shares directly at the Annual Meeting by obtaining a legal proxy from your brokerage firm, bank or other nominee and registering in advance to participate in the Annual Meeting. See “How do I register to participate in the Annual Meeting?” above. When you receive your registration confirmation, you may vote in any of the ways in which a stockholder of record may vote described above (except by mail).

The availability of online and telephone voting will depend on the voting procedures established by your broker, bank or other nominee. If you do not provide voting instructions to the organization holding your account, the organization may nevertheless be able to vote your shares on some, but not all, of the proposals presented at the Annual Meeting. See “What happens if I do not vote my shares?” below.

Q:	What if I received more than one proxy card or Notice?

A:

If you received more than one proxy card or Notice, your shares are registered in more than one name or are registered in multiple accounts. To make certain all of your shares are voted, please complete, sign, date and return each proxy card, or if you vote online, by telephone or at the Annual Meeting, vote once for each Notice you received.

94	2023 Proxy Statement	Frequently Asked Questions

Q:	Can I revoke my proxy or change my vote?

A:	Stockholders of Record. You may revoke your proxy or change your vote at any time before the closing of the polls at the Annual Meeting by:

•	signing and returning a new proxy card with a later date;

•	submitting a later-dated vote online or by phone — only your latest vote will be counted;

•	participating in the Annual Meeting and voting during the meeting; or

•

delivering a written revocation to our Corporate Secretary at Installed Building Products, Inc., 495 South High Street, Suite 50, Columbus, Ohio 43215, which must be received no later than May 24, 2023.

If you participate in the Annual Meeting without voting during the meeting, it will not cause a previously submitted vote to be revoked unless you specifically request that your prior proxy be revoked.

Beneficial Owners. You should contact the broker, bank or other nominee holding your shares to obtain instructions for revoking or changing your vote. If you registered in advance to participate in the Annual Meeting, you may change your vote by submitting a later-dated vote online, by phone or by voting during the meeting.

Q:	What if I do not vote?

A.

Stockholders of Record. If you do not vote by proxy card, online, telephone or during the Annual Meeting, your shares will not be voted. If you submit a proxy but fail to provide voting instructions, your proxy will be voted in the manner recommended by the Board of Directors.

Beneficial Owners. If you do not provide your broker, bank or other nominee with voting instructions, the organization may vote your shares on certain routine, or “discretionary,” matters. The ratification of the appointment of our independent registered public accounting firm is a discretionary matter. On this proposal, the organization holding your account may either vote your shares in the absence of your instructions or may choose not to vote your shares. The remaining proposals are not considered discretionary and cannot be voted without your instructions, which is called a “broker non-vote.” In the case of a broker non-vote, your shares will not have any effect on the outcome of the proposal. If you registered in advance to participate in the Annual Meeting but do not vote your shares online, by phone or during the Annual Meeting, your shares will not be voted.

Q:	How many shares must be present to conduct business at the Annual Meeting?

A:

In order to carry out the business of the Annual Meeting, a quorum must be present. A quorum is present if holders of at least a majority of the outstanding shares entitled to vote are present or represented by proxy at the Annual Meeting. Abstentions and broker non-votes are counted as present and entitled to vote for purposes of determining a quorum, as is virtual attendance at the Annual Meeting. On the record date, we had 28,375,308 shares entitled to vote, meaning that at least 14,187,655 shares must be present or represented by proxy to have a quorum. If a quorum is not present, the Annual Meeting may be adjourned until a quorum is present.

Frequently Asked Questions	2023 Proxy Statement	95

Q:	How many votes are required to approve each proposal?

A.	Proposal	Required Vote

	Proposal 1 – Election of Michael T. Miller, Marchelle E. Moore and Robert H. Schottenstein as directors to serve for three-year terms	Majority of the votes cast at the Annual Meeting

	Proposal 2 – Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for 2023	Majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote

	Proposal 3 – Approval, on an advisory basis, of the compensation of our named executive officers	Majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote

	Proposal 4 – Vote, on an advisory basis, on the frequency (every year, every two years or every three years) of the advisory vote on the compensation of our named executive officers	Whichever choice—every one year, two years or three years—receives the greatest number of votes cast

	Proposal 5 – Approval of our 2023 Omnibus Incentive Plan	Majority of the shares present or represented by proxy at the Annual Meeting and entitled to vote

Q:	Where can I find the voting results?

A:

Preliminary voting results will be announced at the Annual Meeting. Final voting results will be published in a current report on Form 8-K to be filed with the SEC within four business days after the Annual Meeting. If final voting results are not available at that time, we will provide preliminary voting results in the Form 8-K and will provide the final voting results in an amendment to the Form 8-K as soon as they become available.

Q:	Who is conducting this proxy solicitation?

A:

Our Board of Directors is soliciting your vote for the proposals being submitted at the Annual Meeting. Solicitation is being made by mail or internet but could also be made by our directors, officers and select other employees telephonically, electronically or by other means of communication. The Company will bear the cost of soliciting proxies. Directors, officers and employees who help us in the solicitation will not be specially compensated for those services, but may be reimbursed for their out-of-pocket expenses. We are requesting brokers, banks and other nominees to forward our proxy materials to beneficial owners and will reimburse them for their reasonable out-of-pocket expenses.

96	2023 Proxy Statement	Frequently Asked Questions

OTHER MATTERS

We are not aware of any other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, the persons named as proxies will vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

Shelley A. McBride

General Counsel and Secretary

April 13, 2023

Other Matters	2023 Proxy Statement	97

APPENDIX A

INSTALLED BUILDING PRODUCTS, INC.

2023 OMNIBUS INCENTIVE PLAN

2023 Omnibus Incentive Plan	2023 Proxy Statement	A-1

A-2	2023 Proxy Statement	2023 Omnibus Incentive Plan

2023 Omnibus Incentive Plan	2023 Proxy Statement	A-3

A-4	2023 Proxy Statement	2023 Omnibus Incentive Plan

2023 Omnibus Incentive Plan	2023 Proxy Statement	A-5

INSTALLED BUILDING PRODUCTS, INC.

2023 OMNIBUS INCENTIVE PLAN

ARTICLE I

PURPOSE

The purpose of this Installed Building Products, Inc. 2023 Omnibus Incentive Plan is to enhance the profitability and value of the Company for the benefit of its stockholders by enabling the Company to offer Eligible Employees, Consultants and Non-Employee Directors incentive awards to attract, retain and reward such individuals and strengthen the mutuality of interests between such individuals and the Company’s stockholders. The Plan, as set forth herein, is effective as of the Effective Date (as defined in Article XIV).

ARTICLE II

DEFINITIONS

For purposes of the Plan, the following terms shall have the following meanings:

2.1    “2014 Plan” means the Installed Building Products, Inc. 2014 Omnibus Incentive Plan.

2.2    “Acquisition Event” means a merger or consolidation in which the Company is not the surviving entity, any transaction that results in the acquisition of all or substantially all of the Company’s outstanding Common Stock by a single person or entity or by a group of persons or entities acting in concert, or the sale or transfer of all or substantially all of the Company’s assets.

2.3    “Affiliate” means each of the following: (a) any Subsidiary; (b) any Parent; (c) any corporation, trade or business (including a partnership or limited liability company) that is directly or indirectly controlled 50% or more (whether by ownership of stock, assets or an equivalent ownership interest or voting interest) by the Company or any Affiliate; (d) any corporation, trade or business (including a partnership or limited liability company) that directly or indirectly controls 50% or more (whether by ownership of stock, assets or an equivalent ownership interest or voting interest) of the Company; and (e) any other entity in which the Company or any Affiliate has a material equity interest and that is designated as an “Affiliate” by resolution of the Committee.

2.4    “Appreciation Award” means any Stock Option or any Other Stock-Based Award that is based on the appreciation in value of a share of Common Stock in excess of an amount at least equal to the Fair Market Value on the date such Other Stock-Based Award is granted.

2.5    “Award” means any award granted or made under the Plan of any Stock Option, Restricted Stock, Other Stock-Based Award or Performance Based Cash Award.

2.6    “Board” means the Board of Directors of the Company.

A-6	2023 Proxy Statement	2023 Omnibus Incentive Plan

2.7    “Cause” means, with respect to a Participant’s Termination of Employment or Termination of Consultancy: unless otherwise determined by the Committee at the time of the grant of the Award, termination due to (a) the Participant’s conviction of, or plea of guilty or nolo contendere to, a felony; (b) perpetration by the Participant of an illegal act, dishonesty or fraud that could have a significant adverse effect on the Company or its assets or reputation; or (c) the Participant’s willful misconduct with regard to the Company, as determined by the Committee. With respect to a Participant’s Termination of Directorship, “cause” means an act or failure to act that constitutes cause for removal of a director under Delaware law.

2.8    “Change in Control” means the occurrence of any of the following:

(a)    the acquisition (including through purchase, reorganization, merger, consolidation or similar transaction), directly or indirectly, in one or more transactions by a Person (other than any Edwards Investors) of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities representing 45% or more of the combined voting power of the securities of the Company entitled to vote generally in the election of directors of the Board (the “Company Voting Securities”), calculated on a fully diluted basis after giving effect to such acquisition;

(b)    an election of Persons to the Board that causes two-thirds of the Board to consist of Persons other than (i) members of the Board on the Effective Date and (ii) Persons who were nominated for election as members of the Board at a time when two-thirds of the Board consisted of Persons who were members of the Board on the Effective Date; provided that any Person nominated for election by a Board at least two-thirds of which consisted of Persons described in clauses (i) or (ii) or by Persons who were themselves nominated by such Board shall be deemed to have been nominated by a Board consisting of Persons described in clause (i);

(c)    the sale or other disposition, directly or indirectly, of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole, to any Person (other than any Edwards Investors).

2.9    “Change in Control Price” has the meaning set forth in Section 10.1.

2.10    “Code” means the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code shall also be a reference to any successor provision and any Treasury Regulation promulgated thereunder.

2.11    “Committee” means: (a) with respect to the application of the Plan to Eligible Employees and Consultants, a committee or subcommittee of the Board consisting of two or more non-employee directors, each of whom is intended to be (i) to the extent required by Rule 16b-3, a “nonemployee director” as defined in Rule 16b-3; and (ii) as applicable, an “independent director” as defined under the Nasdaq Listing Rules, the NYSE Listed Company Manual or other applicable stock exchange rules; and (b) with respect to the application of the Plan to Non-Employee Directors, the Board. To the extent that no Committee exists that has the authority to administer the Plan, the functions of the Committee shall be exercised by the Board and all references herein to the Committee shall be deemed references to the Board. If for any reason the appointed Committee does not meet the requirements of Rule 16b-3, such noncompliance shall not affect the validity of Awards, grants, interpretations or other actions of the Committee.

2.12    “Common Stock” means the common stock of the Company, par value $0.01 per share.

2023 Omnibus Incentive Plan	2023 Proxy Statement	A-7

2.13    “Company” means Installed Building Products, Inc., a Delaware corporation, and its successors by operation of law.

2.14    “Competitor” unless otherwise defined in an agreement with a Participant containing restrictive covenants, means any Person that is, directly or indirectly, in competition with the business or activities of the Company and its Affiliates.

2.15    “Consultant” means any natural person who provides bona fide consulting or advisory services to the Company or its Affiliates, provided that such services are not in connection with the offer or sale of securities in a capital-raising transaction, and do not, directly or indirectly, promote or maintain a market for the Company’s or its Affiliates’ securities.

2.16    “Detrimental Activity” means:

(a)    without written authorization from the Company, disclosure to any Person outside the Company and its Affiliates, except as necessary in the furtherance of the Participant’s responsibilities to the Company or any of its Affiliates, at any time, of any confidential or proprietary information of the Company or any of its Affiliates acquired by the Participant at any time prior to the Participant’s Termination;

(b)    any activity while employed or performing services that results, or if known could have reasonably been expected to result, in the Participant’s Termination for Cause;

(c)    without written authorization from the Company, directly or indirectly, in any capacity whatsoever, (i) own, manage, operate, control, be employed by (whether as an employee, consultant, independent contractor or otherwise, and whether or not for compensation) or render services to any Competitor; (ii) solicit, aid or induce any customer of the Company or any Subsidiary to curtail, reduce or terminate its business relationship with the Company or any Subsidiary, or in any other way interfere with any such business relationships with the Company or any Subsidiary; (iii) solicit, aid or induce any employee, representative or agent of the Company or any Subsidiary to leave such employment or retention or to accept employment with or render services to or with any other person, firm, corporation or other entity unaffiliated with the Company or hire or retain any such employee, representative or agent or take any action to materially assist or aid any other person, firm, corporation or other entity in identifying, hiring or soliciting any such employee, representative or agent; or (iv) interfere, or aid or induce any other person or entity in interfering, with the relationship between the Company, its Subsidiaries and any of their respective vendors, joint venturers or licensors;

(d)    a material breach of any restrictive covenant contained in any agreement between the Participant and the Company or an Affiliate.

Only the Chief Executive Officer or the Chief Financial Officer of the Company (or his or her designee, as evidenced in writing) shall have the authority to provide the Participant with written authorization to engage in the activities contemplated in subsections (a) and (c).

2.17    “Disability” means with respect to a Participant’s Termination, a permanent and total disability as defined in Section 22(e)(3) of the Code. A Disability shall only be deemed to occur at the time of the determination by the Committee of the Disability. Notwithstanding the foregoing, for an Award that provides for payment or settlement triggered upon a Disability and that constitutes a Section 409A Covered Award, the foregoing definition shall apply for purposes of vesting of such Award, provided that for purposes of payment or settlement of such Award, such Award shall not be paid (or otherwise settled) until the earliest

A-8	2023 Proxy Statement	2023 Omnibus Incentive Plan

of: (A) the Participant’s “disability” within the meaning of Section 409A(a)(2)(C)(i) or (ii) of the Code, (B) the Participant’s “separation from service” within the meaning of Section 409A of the Code and (C) the date such Award would otherwise be settled pursuant to the terms of the Award agreement.

2.18    “Edwards Investors” means Jeffrey Edwards, Peter Edwards, Anne Edwards and Michael Edwards, and the investment entities through which any of them directly and indirectly beneficially owns or acquires shares of the Common Stock.

2.19    “Effective Date” means the effective date of the Plan as defined in Article XIV.

2.20    “Eligible Employee” means an employee of the Company or an Affiliate.

2.21    “Exchange Act” means the Securities Exchange Act of 1934, as amended, and all rules and regulations promulgated thereunder. Any references to any section of the Exchange Act shall also be a reference to any successor provision.

2.22    “Exercisable Awards” has the meaning set forth in Section 4.2(d).

2.23    “Fair Market Value” unless otherwise required by any applicable provision of the Code, means as of any date and except as provided below, (a) the closing price reported for the Common Stock on such date: (i) as reported on the principal national securities exchange in the United States on which it is then traded; or (ii) if not traded on any such national securities exchange, as quoted on an automated quotation system sponsored by the Financial Industry Regulatory Authority or (b) if the Common Stock shall not have been reported or quoted on such date, on the first day prior thereto on which the Common Stock was reported or quoted. If the Common Stock is not traded, listed or otherwise reported or quoted, then Fair Market Value means the fair market value of the Common Stock as determined by the Committee in good faith in whatever manner it considers appropriate taking into account the requirements of Section 409A or Section 422 of the Code, as applicable.

2.24    “Family Member” means “family member” as defined in Section A.1.(a)(5) of the general instructions of Form S-8, as may be amended from time to time.

2.25    “Incentive Stock Option” means any Stock Option awarded to an Eligible Employee of the Company, its Subsidiaries or its Parent intended to be and designated as an “Incentive Stock Option” within the meaning of Section 422 of the Code.

2.26    “Individual Target Award” has the meaning in Section 9.1

2.27    “Non-Employee Director” means a director of the Company who is not an active employee of the Company or an Affiliate.

2.28    “Non-Qualified Stock Option” means any Stock Option that is not an Incentive Stock Option.

2.29    “Other Extraordinary Event” has the meaning in Section 4.2(b).

2.30    “Other Stock-Based Award” means an Award under Article VIII that is valued in whole or in part by reference to, or is payable in or otherwise based on, Common Stock.

2023 Omnibus Incentive Plan	2023 Proxy Statement	A-9

2.31    “Parent” means any parent corporation of the Company within the meaning of Section 424(e) of the Code.

2.32    “Participant” means an Eligible Employee, Non-Employee Director or Consultant to whom an Award has been granted pursuant to the Plan.

2.33    “Performance-Based Cash Award” means a cash Award under Article IX that is payable or otherwise based on the attainment of certain pre-established performance goals during a Performance Period.

2.34    “Performance Period” means each fiscal year of the Company or such other period (as specified by the Committee) over which the attainment of performance goals is measured.

2.35    “Performance Share” means a Restricted Stock Award of the right to receive a number of shares of Common Stock or cash of an equivalent value at the end of a specified Performance Period.

2.36    “Performance Unit” means an Other Stock-Based Award of the right to receive a fixed dollar amount, payable in cash or Common Stock or a combination of both, at the end of a specified Performance Period.

2.37    “Person” means any individual, entity (including any employee benefit plan or any trust for an employee benefit plan) or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision).

2.38    “Plan” means this Installed Building Products, Inc. 2023 Omnibus Incentive Plan, as amended from time to time.

2.39     “Restricted Stock” means an Award of shares of Common Stock that is subject to restrictions pursuant to Article VII.

2.40    “Restriction Period” has the meaning set forth in Section 7.3(a).

2.41    “Rule 16b-3” means Rule 16b-3 under Section 16(b) of the Exchange Act as then in effect or any successor provision.

2.42    “Section 4.2 Event” has the meaning set forth in Section 4.2(b).

2.43    “Section 409A” means the nonqualified deferred compensation rules under Section 409A of the Code.

2.44    “Section 409A Covered Award” has the meaning set forth in Section 13.14.

2.45     “Securities Act” means the Securities Act of 1933, as amended and all rules and regulations promulgated thereunder. Any reference to any section of the Securities Act shall also be a reference to any successor provision.

2.46    “Stock Option” or “Option” means any option to purchase shares of Common Stock granted to Eligible Employees, Non-Employee Directors or Consultants pursuant to Article VI.

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2.47    “Subsidiary” means any subsidiary corporation of the Company within the meaning of Section 424(f) of the Code.

2.48    “Ten Percent Stockholder” means a person owning stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, its Subsidiaries or its Parent.

2.49    “Termination” means a Termination of Consultancy, Termination of Directorship or Termination of Employment, as applicable.

2.50    “Termination of Consultancy” means: (a) that the Consultant is no longer acting as a consultant to the Company or an Affiliate; or (b) when an entity that is retaining a Participant as a Consultant ceases to be an Affiliate unless the Participant otherwise is, or thereupon becomes, a Consultant to the Company or another Affiliate at the time the entity ceases to be an Affiliate. In the event that a Consultant becomes an Eligible Employee or a Non-Employee Director upon the termination of his or her consultancy, unless otherwise determined by the Committee no Termination of Consultancy shall be deemed to occur until such time as such Consultant is no longer a Consultant, an Eligible Employee or a Non-Employee Director. Notwithstanding the foregoing, the Committee may otherwise define Termination of Consultancy in the Award agreement or, if no rights of a Participant are reduced, may otherwise define Termination of Consultancy thereafter.

2.51    “Termination of Directorship” means that the Non-Employee Director has ceased to be a director of the Company; except that if a Non-Employee Director becomes an Eligible Employee or a Consultant upon the termination of his or her directorship, his or her ceasing to be a director of the Company shall not be treated as a Termination of Directorship unless and until the Participant has a Termination of Employment or Termination of Consultancy, as the case may be.

2.52    “Termination of Employment” means: (a) a termination of employment (for reasons other than a military or approved personal leave of absence) of a Participant from the Company and its Affiliates; or (b) when an entity that is employing a Participant ceases to be an Affiliate, unless the Participant otherwise is, or thereupon becomes, employed by the Company or another Affiliate at the time the entity ceases to be an Affiliate. In the event that an Eligible Employee becomes a Consultant or a Non-Employee Director upon the termination of his or her employment, unless otherwise determined by the Committee no Termination of Employment shall be deemed to occur until such time as such Eligible Employee is no longer an Eligible Employee, a Consultant or a Non-Employee Director. Notwithstanding the foregoing, the Committee may otherwise define Termination of Employment in the Award agreement or, if no rights of a Participant are reduced, may otherwise define Termination of Employment thereafter.

2.53    “Transfer” means: (a) when used as a noun, any direct or indirect transfer, sale, assignment, pledge, hypothecation, encumbrance or other disposition (including the issuance of equity in a Person), whether for value or no value and whether voluntary or involuntary (including by operation of law), and (b) when used as a verb, to directly or indirectly transfer, sell, assign, pledge, encumber, charge, hypothecate or otherwise dispose of (including the issuance of equity in a Person) whether for value or for no value and whether voluntarily or involuntarily (including by operation of law). “Transferred” and “Transferable” shall have a correlative meaning.

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ARTICLE III

ADMINISTRATION

3.1    The Committee. The Plan shall be administered and interpreted by the Committee.

3.2    Grant and Administration of Awards. The Committee shall have full authority and discretion, as provided in Section 3.6, to grant and administer Awards including the authority to:

(a)    select the Eligible Employees, Consultants and Non-Employee Directors to whom Awards may from time to time be granted;

(b)    determine the number of shares of Common Stock to be covered by each Award;

(c)    determine the type and the terms and conditions, not inconsistent with the terms of the Plan, of each Award (including, but not limited to, the exercise or purchase price (if any), any restriction or limitation or any vesting schedule or acceleration thereof);

(d)    determine whether a Stock Option is an Incentive Stock Option or Non-Qualified Stock Option;

(e)    determine whether to require a Participant, as a condition of the granting of any Award, to refrain from selling or otherwise disposing of Common Stock acquired pursuant to such Award for a period of time as determined by the Committee;

(f)    condition the grant, vesting or payment of any Award on the attainment of performance goals over a Performance Period, set such goals and such period, and certify the attainment of such goals;

(g)    amend, after the date of grant, the terms that apply to an Award upon a Participant’s Termination, provided that such amendment does not reduce the Participant’s rights under the Award;

(h)    determine the circumstances under which Common Stock and other amounts payable with respect to an Award may be deferred automatically or at the election of the Participant, in each case in a manner intended to comply with or be exempt from Section 409A;

(i)    generally, exercise such powers and perform such acts as the Committee deems necessary or advisable to promote the best interests of the Company in connection with the Plan that are not inconsistent with the provisions of the Plan;

(j)    construe and interpret the terms and provisions of the Plan and any Award (and any agreements relating thereto); and

(k)    correct any defect, supply any omission or reconcile any inconsistency in the Plan or in any agreement relating thereto.

3.3    Award Agreements. All Awards shall be evidenced by, and subject to the terms and conditions of, a written notice provided by the Company to the Participant or a written agreement executed by the Company and the Participant.

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3.4    Guidelines. The Committee shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall, from time to time, deem necessary or advisable. The Committee may adopt special guidelines and provisions for persons who are residing in or employed in, or subject to, the taxes of, any domestic or foreign jurisdiction to comply with applicable tax and securities laws and may impose such limitations and restrictions that it deems necessary or advisable to comply with the applicable tax and securities laws of such domestic or foreign jurisdiction.

3.5    Delegation; Advisors. The Committee may, as it from time to time as it deems advisable, to the extent permitted by applicable law and stock exchange rules:

(a)    delegate its responsibilities to officers or employees of the Company and its Affiliates, including delegating authority to officers to grant Awards or execute agreements or other documents on behalf of the Committee; and

(b)    engage legal counsel, consultants, professional advisors and agents to assist in the administration of the Plan and rely upon any opinion or computation received from any such Person. Expenses incurred by the Committee or the Board in the engagement of any such person shall be paid by the Company.

3.6    Decisions Final. All determinations, evaluations, elections, approvals, authorizations, consents, decisions, interpretations and other actions made or taken by or at the direction of the Company, the Board or the Committee (or any of its members) arising out of or in connection with the Plan shall be within the sole and absolute discretion of all and each of them, and shall be final, binding and conclusive on all employees and Participants and their respective beneficiaries, heirs, executors, administrators, successors and assigns.

3.7    Procedures. If the Committee is appointed, the Committee shall hold meetings, subject to the By-Laws of the Company, at such times and places as it shall deem advisable, including by telephone conference or by written consent. The Committee shall keep minutes of its meetings and shall make such rules and regulations for the conduct of its business as it shall deem advisable.

3.8    Liability; Indemnification.

(a)    The Committee, its members and any delegate or Person engaged pursuant to Section 3.5 shall not be liable for any action or determination made in good faith with respect to the Plan. To the maximum extent permitted by applicable law, no officer or employee of the Company or any Affiliate or member or former member of the Committee or of the Board shall be liable for any action or determination made in good faith with respect to the Plan or any Award granted under it.

(b)    To the maximum extent permitted by applicable law and the Certificate of Incorporation and By-Laws of the Company and to the extent not covered by insurance directly insuring such person, each current or former officer or employee of the Company or any Affiliate and member of the Committee or the Board shall be indemnified and held harmless by the Company against any cost or expense (including reasonable fees of counsel reasonably acceptable to the Committee) or liability (including any sum paid in settlement of a claim with the approval of the Committee), and advanced amounts necessary to pay the foregoing at the earliest time and to the fullest extent permitted, arising out of any act or omission to act in connection with the administration of the Plan, except to the extent arising out of such person’s own fraud or bad faith. Such indemnification shall be in addition to any rights of indemnification provided for under applicable law or under the Certificate of Incorporation or By-Laws of the Company or any Affiliate.

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Notwithstanding anything else herein, this indemnification will not apply to the actions or determinations made by an individual with regard to Awards granted to him or her.

ARTICLE IV

SHARE LIMITATIONS

4.1    Shares.

(a)    General Limitations.

(i)    The aggregate number of shares of Common Stock that may be issued or used for reference purposes or with respect to which Awards may be granted over the term of the Plan shall equal the sum of (i) 370,000 shares of Common Stock, plus (ii) the number of shares remaining available for issuance under the 2014 Plan as of the Effective Date, plus (iii) any shares subject to awards granted under the 2014 Plan that are outstanding as of the Effective Date but that expire, terminate, or are cancelled for any reason without being exercised in full (other than shares withheld as a result of net exercise or settlement or shares used to pay any exercise price or tax withholding obligation).

(ii)    If any Appreciation Award expires, terminates or is canceled for any reason without having been exercised in full, the number of shares of Common Stock underlying any unexercised portion shall again be available under the Plan. If shares of Restricted Stock or Other Stock-Based Awards, that are not Appreciation Awards are forfeited for any reason, the number of forfeited shares comprising or underlying the Award shall again be available under the Plan.

(iii)    The number of shares available under the Plan shall be reduced by (A) the total number of Appreciation Awards that have been exercised, regardless of whether any shares of Common Stock underlying such Awards are not actually issued to the Participant as the result of a net exercise or settlement, and (B) all shares of Common Stock used to pay any exercise price or tax withholding obligation with respect to any Award. In addition, the Company may not use the cash proceeds it receives from Stock Option exercises to repurchase shares of Common Stock on the open market for reuse under the Plan. Notwithstanding anything to the contrary herein, Awards that may be settled solely in cash shall not be deemed to use any shares under the Plan.

(iv)    Shares issued under the Plan may be either authorized and unissued Common Stock or Common Stock held in or acquired for the treasury of the Company, or both.

(b)    Individual Participant Limitations. Except as otherwise provided herein, the maximum number of shares of Common Stock that may be made subject to Stock Options, Restricted Stock or Other Stock-Based Awards denominated in shares of Common Stock granted to each Eligible Employee or Consultant during any fiscal year of the Company is 500,000 shares per type of Award (subject to increase or decrease pursuant to Section 4.2); provided that the maximum number of shares of Common Stock for all types of Awards during any fiscal year of the Company that may be granted to each Eligible Employee or Consultant is 500,000 shares (subject to increase or decrease pursuant to Section 4.2); provided further, that the maximum number of shares of Common Stock for all types of Awards during any fiscal year that may be granted to any Non-Employee Director shall be a number of shares of Common Stock for which the grant date fair value, when aggregated with cash compensation for service as a Non-Employee Director of the Company during such period, does not exceed $400,000.

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4.2    Changes.

(a)    The existence of the Plan and the Awards shall not affect in any way the right or power of the Board or the stockholders of the Company to make or authorize (i) any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, (ii) any merger or consolidation of the Company or any Affiliate, (iii) any issuance of bonds, debentures, preferred or prior preference stock ahead of or affecting the Common Stock, (iv) the dissolution or liquidation of the Company or any Affiliate, (v) any sale or transfer of all or part of the assets or business of the Company or any Affiliate, (vi) any Section 4.2 Event or (vii) any other corporate act or proceeding.

(b)    Subject to the provisions of Section 4.2(d), in the event of any change in the capital structure or business of the Company by reason of any stock split, reverse stock split, stock dividend, combination or reclassification of shares, recapitalization, merger, consolidation, spin off, split off, reorganization or partial or complete liquidation, issuance of rights or warrants to purchase Common Stock or securities convertible into Common Stock, sale or transfer of all or part of the Company’s assets or business, or other corporate transaction or event that would be considered an “equity restructuring” within the meaning of FASB ASC Topic 718 (each, a “Section 4.2 Event”), then (i) the aggregate number or kind of shares that thereafter may be issued under the Plan, (ii) the number or kind of shares or other property (including cash) subject to an Award, (iii) the purchase or exercise price of Awards, or (iv) the individual Participant limits set forth in Section 4.1(b) (other than cash limitations) shall be adjusted by the Committee as the Committee determines, in good faith, to be necessary or advisable to prevent substantial dilution or enlargement of the rights of Participants under the Plan. In connection with any Section 4.2 Event, the Committee may provide for the cancellation of outstanding Awards and payment in cash or other property in exchange therefor. In addition, subject to Section 4.2(d), in the event of any change in the capital structure of the Company that is not a Section 4.2 Event (an “Other Extraordinary Event”), then the Committee may make the adjustments described in clauses (i) through (iv) above as it determines, in good faith, to be necessary or advisable to prevent substantial dilution or enlargement of the rights of Participants under the Plan. Notice of any such adjustment shall be given by the Committee to each Participant whose Award has been adjusted and such adjustment (whether or not such notice is given) shall be binding for all purposes of the Plan. Except as expressly provided in this Section 4.2(b) or in the applicable Award agreement, a Participant shall have no rights by reason of any Section 4.2 Event or any Other Extraordinary Event. Notwithstanding the foregoing, (x) any adjustments made pursuant to Section 4.2(b) to Awards that are considered “non-qualified deferred compensation” within the meaning of Section 409A shall be made in a manner intended to comply with the requirements of Section 409A; and (y) any adjustments made pursuant to Section 4.2(b) to Awards that are not considered “non-qualified deferred compensation” subject to Section 409A shall be made in a manner intended to ensure that after such adjustment, the Awards either (A) continue not to be subject to Section 409A or (B) comply with the requirements of Section 409A.

(c)    Fractional shares of Common Stock resulting from any adjustment in Awards pursuant to Section 4.2(a) or (b) shall be aggregated until, and eliminated at, the time of exercise by rounding-down for fractions less than one-half and rounding-up for fractions equal to or greater than one-half. No cash settlements shall be made with respect to fractional shares eliminated by rounding.

(d)    Upon the occurrence of an Acquisition Event, the Committee may terminate all outstanding and unexercised Stock Options or any Other Stock-Based Award that provides for a Participant-elected exercise (collectively, “Exercisable Awards”), effective as of the date of the Acquisition Event, by delivering notice of termination to each Participant at least 20 days prior to the date of consummation of the Acquisition Event, in which case during the period from the date on which such notice of termination is delivered to the consummation of the Acquisition Event, each such Participant shall have the right to

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exercise in full all of such Exercisable Awards that are then outstanding to the extent vested on the date such notice of termination is given (or, at the discretion of the Committee, without regard to any limitations on exercisability otherwise contained in the Award agreements), but any such exercise shall be contingent on the occurrence of the Acquisition Event, and, provided that, if the Acquisition Event does not take place within a specified period after giving such notice for any reason whatsoever, the notice and exercise pursuant thereto shall be null and void and the applicable provisions of Section 4.2(b) and Article XI shall apply. For the avoidance of doubt, in the event of an Acquisition Event, the Committee may terminate any Exercisable Award for which the exercise price is equal to or exceeds the Fair Market Value on the date of the Acquisition Event without payment of consideration therefor. If an Acquisition Event occurs but the Committee does not terminate the outstanding Awards pursuant to this Section 4.2(d), then the provisions of Section 4.2(b) and Article XI shall apply.

4.3    Minimum Purchase Price. Notwithstanding any provision of the Plan to the contrary, if authorized but previously unissued shares of Common Stock are issued under the Plan, such shares shall not be issued for a consideration that is less than permitted under applicable law.

ARTICLE V

ELIGIBILITY

5.1    General Eligibility. All current and prospective Eligible Employees and Consultants, and current Non-Employee Directors, are eligible to be granted Awards. Eligibility for the grant of Awards and actual participation in the Plan shall be determined by the Committee. Notwithstanding anything herein to the contrary, no Award under which a Participant may receive shares of Common Stock may be granted to an Eligible Employee, Consultant or Non-Employee Director of any Affiliate if such shares of Common Stock do not constitute “service recipient stock” for purposes of Section 409A of the Code with respect to such Eligible Employee, Consultant or Non-Employee Director if such shares are required to constitute “service recipient stock” for such Award to comply with, or be exempt from, Section 409A of the Code.

5.2    Incentive Stock Options. Notwithstanding anything herein to the contrary, only Eligible Employees of the Company, its Subsidiaries and its Parent (if any) are eligible to be granted Incentive Stock Options under the Plan. Eligibility for the grant of an Incentive Stock Option and actual participation in the Plan shall be determined by the Committee.

5.3    General Requirement. The grant of Awards to a prospective Eligible Employee or Consultant and the vesting and exercise of such Awards shall be conditioned upon such Person actually becoming an Eligible Employee or Consultant; provided, however, that no Award may be granted to a prospective Eligible Employee or Consultant unless the Company determines that the Award will comply with applicable laws, including the securities laws of all relevant jurisdictions (and, in the case of an Award to an Eligible Employee or Consultant pursuant to which Common Stock would be issued prior to such Person performing services for the Company, the Company may require payment of not less than the par value of the Common Stock by cash or check in order to ensure proper issuance of the shares in compliance with applicable law). Awards may be awarded in consideration for past services actually rendered to the Company or an Affiliate.

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ARTICLE VI

STOCK OPTIONS

6.1    Stock Options. Each Stock Option shall be one of two types: (a) an Incentive Stock Option or (b) a Non-Qualified Stock Option. The Committee shall have the authority to grant to any Eligible Employee Incentive Stock Options, Non-Qualified Stock Options, or both types of Stock Options. The Committee shall have the authority to grant any Consultant or Non-Employee Director Non-Qualified Stock Options. To the extent that any Stock Option does not qualify as an Incentive Stock Option (whether because of its provisions or the time or manner of its exercise or otherwise), such Stock Option or the portion thereof that does not qualify shall constitute a separate Non-Qualified Stock Option.

6.2    Incentive Stock Options. Notwithstanding anything in the Plan to the contrary, no term of the Plan relating to Incentive Stock Options shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be so exercised, so as to disqualify the Plan under Section 422 of the Code, or, without the consent of the Participants affected, to disqualify any Incentive Stock Option under Section 422 of the Code.

6.3    Terms of Stock Options. Stock Options shall be subject to the following terms and conditions and such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem desirable:

(a)    Exercise Price. The exercise price per share of Common Stock subject to a Stock Option shall be determined by the Committee on or before the date of grant, provided that the per share exercise price of a Stock Option shall not be less than 100% (or, in the case of an Incentive Stock Option granted to a Ten Percent Stockholder, 110%) of the Fair Market Value on the date of grant.

(b)    Stock Option Term. The term of each Stock Option shall be fixed by the Committee, provided that no Stock Option shall be exercisable more than ten years after the date such Stock Option is granted (or, in the case of an Incentive Stock Option granted to a Ten Percent Stockholder, five years).

(c)    Exercisability.

(i)    Stock Options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee at grant. Notwithstanding any other provision of the Plan to the contrary, the vesting period applicable to Stock Options shall be no less than one year; provided, that the Committee shall be authorized (at the time of grant or thereafter) to provide for earlier vesting in the event of a Change in Control or a Participant’s retirement, death or Disability; and provided further, that shares underlying Awards with respect to up to 5% of the total number of shares of Common Stock available under the Plan may be exempt from the foregoing limitations. Subject to the immediately preceding sentence, the Committee may waive any limitations on exercisability at any time at or after grant in whole or in part, in its discretion.

(ii)    Unless otherwise determined by the Committee at grant, the Option agreement shall provide that (A) in the event the Participant engages in Detrimental Activity prior to any exercise of the Stock Option, all Stock Options held by the Participant shall thereupon terminate and expire, (B) as a condition of the exercise of a Stock Option, the Participant shall be required to certify in a manner acceptable to the Company (or shall be deemed to have certified) that the Participant is in compliance with the terms and conditions of the Plan and that the Participant has not engaged in, and does not intend to

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engage in, any Detrimental Activity, and (C) in the event the Participant engages in Detrimental Activity during the one-year period commencing on the earlier of the date the Stock Option is exercised or the date of the Participant’s Termination, the Company shall be entitled to recover from the Participant at any time within one year after such date, and the Participant shall pay over to the Company, an amount equal to any gain realized (whether at the time of exercise or thereafter) as a result of the exercise. Unless otherwise determined by the Committee at grant, this Section 6.3(c)(ii) shall cease to apply upon a Change in Control.

(d)    Method of Exercise. To the extent vested, a Stock Option may be exercised in whole or in part at any time during the Option term, by giving written notice of exercise to the Committee (or its designee) specifying the number of shares of Common Stock to be purchased. Such notice shall be in a form acceptable to the Committee and shall be accompanied by payment in full of the purchase price as follows: (i) in cash or by check, bank draft or money order payable to the order of the Company; (ii) solely to the extent permitted by applicable law and authorized by the Committee, if the Common Stock is traded on a national securities exchange or quoted on a national quotation system sponsored by the Financial Industry Regulatory Authority, through a procedure whereby the Participant delivers irrevocable instructions to a broker reasonably acceptable to the Committee to deliver promptly to the Company an amount equal to the purchase price; or (iii) on such other terms and conditions as may be acceptable to the Committee (including the relinquishment of Stock Options or by payment in full or in part in the form of Common Stock owned by the Participant (for which the Participant has good title free and clear of any liens and encumbrances)). No shares of Common Stock shall be issued until payment therefor, as provided herein, has been made or provided for.

(e)    Non-Transferability of Options. No Stock Option shall be Transferable by the Participant other than by will or by the laws of descent and distribution, and all Stock Options shall be exercisable, during the Participant’s lifetime, only by the Participant. Notwithstanding the foregoing, the Committee may determine that a Non-Qualified Stock Option that otherwise is not Transferable pursuant to this section is Transferable to a Family Member in whole or in part, and in such circumstances, and under such conditions as specified by the Committee. A Non-Qualified Stock Option that is Transferred to a Family Member pursuant to the preceding sentence (i) may not be Transferred subsequently other than by will or by the laws of descent and distribution and (ii) remains subject to the terms of the Plan and the applicable Award agreement.

(f)    Termination by Death or Disability. Unless otherwise determined by the Committee at grant (or, if no rights of the Participant (or, in the case of his death, his estate) are reduced, thereafter), if a Participant’s Termination is by reason of death or Disability, all Stock Options that are held by such Participant that are vested and exercisable on the date of the Participant’s Termination may be exercised by the Participant (or, in the case of death, by the legal representative of the Participant’s estate) at any time within a period of one year after the date of such Termination, but in no event beyond the expiration of the stated term of such Stock Options.

(g)    Involuntary Termination Without Cause. Unless otherwise determined by the Committee at grant (or, if no rights of the Participant (or, in the case of his death, his estate) are reduced, thereafter), if a Participant’s Termination is by involuntary termination without Cause, all Stock Options that are held by such Participant that are vested and exercisable on the date of the Participant’s Termination may be exercised by the Participant at any time within a period of 90 days after the date of such Termination, but in no event beyond the expiration of the stated term of such Stock Options.

(h)    Voluntary Termination. Unless otherwise determined by the Committee at grant (or, if no rights of the Participant (or, in the case of his death, his estate) are reduced, thereafter), if a

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Participant’s Termination is voluntary (other than a voluntary Termination described in subsection (i)(ii) below), all Stock Options that are held by such Participant that are vested and exercisable on the date of the Participant’s Termination may be exercised by the Participant at any time within a period of 30 days after the date of such Termination, but in no event beyond the expiration of the stated term of such Stock Options.

(i)    Termination for Cause. Unless otherwise determined by the Committee at grant (or, if no rights of the Participant (or, in the case of his death, his estate) are reduced, thereafter), if a Participant’s Termination (i) is for Cause or (ii) is a voluntary Termination after the occurrence of an event that would be grounds for a Termination for Cause, all Stock Options, whether vested or not vested, that are held by such Participant shall terminate and expire on the date of such Termination.

(j)    Unvested Stock Options. Unless otherwise determined by the Committee, Stock Options that are not vested as of the date of a Participant’s Termination for any reason shall terminate and expire on the date of such Termination.

(k)    Incentive Stock Option Limitations. To the extent that the aggregate Fair Market Value (determined as of the date of grant) with respect to which Incentive Stock Options are exercisable for the first time by an Eligible Employee during any calendar year under the Plan and any other stock option plan of the Company, any Subsidiary or any Parent exceeds $100,000, such Options shall be treated as Non-Qualified Stock Options. In addition, if an Eligible Employee does not remain employed by the Company, any Subsidiary or any Parent at all times from the date an Incentive Stock Option is granted until three months prior to the date of exercise thereof (or such other period as required by applicable law), such Stock Option shall be treated as a Non-Qualified Stock Option. Should any provision of the Plan not be necessary in order for the Stock Options to qualify as Incentive Stock Options, or should any additional provisions be required, the Committee may amend the Plan accordingly, without the necessity of obtaining the approval of the stockholders of the Company.

(l)    Form, Modification, Extension and Renewal of Stock Options. Stock Options may be evidenced by such form of agreement as is approved by the Committee. The Committee may (i) modify, extend or renew outstanding Stock Options (provided that (A) the rights of a Participant are not reduced without his or her consent and (B) such action does not subject the Stock Options to Section 409A or otherwise extend the Stock Options beyond their stated term), and (ii) accept the surrender of outstanding Stock Options and authorize the granting of new Stock Options in substitution therefor. Notwithstanding anything herein to the contrary, an outstanding Option may not be modified to reduce the exercise price thereof nor may a new Option at a lower price be substituted for a surrendered Option (other than adjustments or substitutions in accordance with Section 4.2), unless such action is approved by the stockholders of the Company.

(m)    No Reload Options. Options shall not provide for the grant of the same number of Options as the number of shares used to pay for the exercise price of Options or shares used to pay withholding taxes (i.e., “reloads”).

ARTICLE VII

RESTRICTED STOCK

7.1    Awards of Restricted Stock. The Committee shall determine the Participants, to whom, and the time or times at which, grants of Restricted Stock shall be made, the number of shares to be awarded, the purchase price (if any) to be paid by the Participant (subject to Section 7.2), the time or times

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at which such Awards may be subject to forfeiture or to restrictions on transfer, and all other terms and conditions of the Awards.

Unless otherwise determined by the Committee at grant, each Award of Restricted Stock shall provide that (A) in the event the Participant engages in Detrimental Activity prior to any vesting of Restricted Stock, all unvested Restricted Stock shall be immediately forfeited, and (B) in the event the Participant engages in Detrimental Activity during the one year period after any vesting of such Restricted Stock, the Committee shall be entitled to recover from the Participant (at any time within one year after such engagement in Detrimental Activity) an amount equal to the Fair Market Value as of the vesting date(s) of any Restricted Stock that had vested in the period referred to above. Unless otherwise determined by the Committee at grant, this paragraph shall cease to apply upon a Change in Control.

The Committee may condition the grant or vesting of Restricted Stock upon the attainment of specified performance goals or such other factors as the Committee may determine, and such shares of Restricted Stock shall be designated Performance Shares.

7.2    Awards and Certificates. The Committee may require, as a condition to the effectiveness of an Award of Restricted Stock, that the Participant execute and deliver to the Company an Award agreement or other documentation and comply with the terms of such Award agreement or other documentation. Further, Restricted Stock shall be subject to the following conditions:

(a)    Purchase Price. The purchase price of Restricted Stock, if any, shall be fixed by the Committee. In accordance with Section 4.3, the purchase price for shares of Restricted Stock may be zero to the extent permitted by applicable law, and, to the extent not so permitted, such purchase price may not be less than par value.

(b)    Legend. Each Participant receiving Restricted Stock shall be issued a stock certificate in respect of such shares of Restricted Stock, unless the Committee elects to use another system, such as book entries by the transfer agent, as evidencing ownership of shares of Restricted Stock. Such certificate shall be registered in the name of such Participant, and shall, in addition to such legends required by applicable securities laws, bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award, substantially in the following form:

“The anticipation, alienation, attachment, sale, transfer, assignment, pledge, encumbrance or charge of the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the Installed Building Products, Inc. (the “Company”) 2023 Omnibus Incentive Plan (as amended from time to time, the “Plan”), and an Award Agreement entered into between the registered owner and the Company dated [        ]. Copies of such Plan and Agreement are on file at the principal office of the Company.”

(c)    Custody. If stock certificates are issued in respect of shares of Restricted Stock, the Committee may require that such stock certificates be held in custody by the Company until the restrictions on the shares have lapsed, and that, as a condition of any grant of Restricted Stock, the Participant shall have delivered a duly signed stock power, endorsed in blank, relating to the Common Stock covered by such Award.

7.3    Restrictions and Conditions. Restricted Stock shall be subject to the following restrictions and conditions:

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(a)    Restriction Period.

(i)    The Participant shall not be permitted to Transfer shares of Restricted Stock, and the Restricted Stock shall be subject to a risk of forfeiture (collectively, “restrictions”) during the period or periods set by the Committee (the “Restriction Periods”), as set forth in the Restricted Stock Award agreement. The Committee may provide for the lapse of the restrictions in whole or in part (including in installments) based on service, attainment of performance goals or such other factors or criteria as the Committee may determine, and may waive all or any part of the restrictions at any time subject to Section 7.3(a)(iii).

(ii)    If the grant of Restricted Stock or the lapse of restrictions is based on the attainment of performance goals, such performance goals shall be established by the Committee in writing on or before the date the grant of Restricted Stock is made. Such performance goals may incorporate provisions for disregarding (or adjusting for) changes in accounting methods, corporate transactions (including dispositions and acquisitions) and other similar events or circumstances.

(iii)    Notwithstanding any other provision of the Plan to the contrary, the Restriction Period with respect to any Restricted Stock Award shall be no less than one year; provided, that the Committee shall be authorized (at the time of grant or thereafter) to provide for the earlier lapsing of restrictions in the event of a Change in Control or a Participant’s retirement, death or Disability; and provided further, that shares underlying Awards with respect to up to 5% of the total number of shares of Common Stock reserved for Awards may be exempt from the foregoing limitations.

(b)    Rights as a Stockholder. Except as otherwise determined by the Committee, the Participant shall have all the rights of a holder of shares of Common Stock of the Company with respect to Restricted Stock, subject to the following provisions of this Section 7.3(b). Except as otherwise determined by the Committee, (i) the Participant shall have no right to tender shares of Restricted Stock, (ii) dividends or other distributions (collectively, “dividends”) on shares of Restricted Stock shall be withheld, in each case, while the Restricted Stock is subject to restrictions, and (iii) in no event shall dividends or other distributions payable thereunder be paid unless and until the shares of Restricted Stock to which they relate no longer are subject to a risk of forfeiture. Dividends that are not paid currently shall be credited to bookkeeping accounts on the Company’s records for purposes of the Plan and, except as otherwise determined by the Committee, shall not accrue interest. Such dividends shall be paid to the Participant in the same form as paid on the Common Stock upon the lapse of the restrictions.

(c)    Termination. Upon a Participant’s Termination for any reason during the Restriction Period, all Restricted Stock still subject to restriction will vest or be forfeited in accordance with the terms and conditions established by the Committee at grant, or, if no rights of a Participant are reduced, thereafter.

(d)    Lapse of Restrictions. If and when the Restriction Period expires without a prior forfeiture of the Restricted Stock, the certificates for such shares shall be delivered to the Participant, and any and all unpaid distributions or dividends payable thereunder shall be paid. All legends shall be removed from said certificates at the time of delivery to the Participant, except as otherwise required by applicable law or other limitations imposed by the Committee.

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ARTICLE VIII

OTHER STOCK-BASED AWARDS

8.1    Other Awards. The Committee is authorized to grant Other Stock-Based Awards that are payable in, valued in whole or in part by reference to, or otherwise based on or related to shares of Common Stock, including but not limited to, shares of Common Stock awarded purely as a bonus and not subject to any restrictions or conditions, shares of Common Stock in payment of the amounts due under an incentive or performance plan sponsored or maintained by the Company or an Affiliate, stock appreciation rights, stock equivalent units, restricted stock units, Performance Units and Awards valued by reference to book value of shares of Common Stock.

The Committee shall have authority to determine the Participants, to whom, and the time or times at which, Other Stock-Based Awards shall be made, the number of shares of Common Stock to be awarded pursuant to such Awards, and all other terms and conditions of the Awards.

The Committee may condition the grant or vesting of Other Stock-Based Awards upon the attainment of performance goals or such other factors as the Committee may determine. If the grant or vesting of an Other Stock-Based Award is based on the attainment of performance goals, such performance goals shall be established by the Committee in writing on or before the date the grant of Other Stock-Based Award is made. Such performance goals may incorporate provisions for disregarding (or adjusting for) changes in accounting methods, corporate transactions (including dispositions and acquisitions) and other similar events or circumstances.

8.2    Terms and Conditions. Other Stock-Based Awards made pursuant to this Article VIII shall be subject to the following terms and conditions:

(a)    Non-Transferability. The Participant may not Transfer Other Stock-Based Awards or the Common Stock underlying such Awards prior to the date on which the underlying Common Stock is issued, or, if later, the date on which any restriction, performance or deferral period applicable to such Common Stock lapses.

(b)    Dividends. The Committee shall determine to what extent, and under what conditions, the Participant shall have the right to receive dividends, dividend equivalents or other distributions (collectively, “dividends”) with respect to shares of Common Stock covered by Other Stock-Based Awards. Except as otherwise determined by the Committee, dividends with respect to unvested Other Stock-Based Awards shall be withheld until such Other Stock-Based Awards vest. Dividends that are not paid currently shall be credited to bookkeeping accounts on the Company’s records for purposes of the Plan and, except as otherwise determined by the Committee, shall not accrue interest. Such dividends shall be paid to the Participant in the same form as paid on the Common Stock or such other form as is determined by the Committee upon the lapse of the restrictions.

(c)    Vesting. Other Stock Based Awards and any underlying Common Stock shall vest or be forfeited to the extent set forth in the applicable Award agreement or as otherwise determined by the Committee. At the expiration of any applicable Performance Period, the Committee shall determine the extent to which the relevant performance goals are achieved and the portion of each Other Stock-Based Award that has been earned. The Committee may, at or after grant, accelerate the vesting of all or any part of any Other Stock-Based Award. Notwithstanding any other provision of the Plan to the contrary, the minimum vesting period with respect to any Other Stock-Based Awards shall be no less than one year;

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provided, that, the Committee shall be authorized (at the time of grant or thereafter) to provide for the earlier vesting in the event of a Change in Control or a Participant’s retirement, death or Disability; and provided further, that, subject to the limitations set forth in Section 4.1, shares underlying Awards with respect to up to 5% of the total number of shares of Common Stock reserved for Awards may be exempt from the foregoing limitations.

(d)    Payment. Following the Committee’s determination in accordance with subsection (c) above, shares of Common Stock or, as determined by the Committee, the cash equivalent of such shares shall be delivered to the Eligible Employee, Consultant or Non-Employee Director, or his legal representative, in an amount equal to such individual’s earned Other Stock-Based Award. Notwithstanding the foregoing, the Committee may exercise negative discretion by providing in an Other Stock-Based Award the discretion to pay an amount less than otherwise would be provided under the applicable level of attainment of the performance goals or subject the payment of all or part of any Other Stock-Based Award to additional vesting, forfeiture and deferral conditions as it deems appropriate.

(e)    Detrimental Activity. Unless otherwise determined by the Committee at grant, each Other Stock-Based Award shall provide that (A) in the event the Participant engages in Detrimental Activity prior to any vesting of such Other Stock-Based Award, all unvested Other Stock-Based Award shall be immediately forfeited, and (B) in the event the Participant engages in Detrimental Activity during the one year period after any vesting of such Other Stock-Based Award, the Committee shall be entitled to recover from the Participant (at any time within the one-year period after such engagement in Detrimental Activity) an amount equal to any gain the Participant realized from any Other Stock-Based Award that had vested in the period referred to above. Unless otherwise determined by the Committee at grant, this Section 8.2(e) shall cease to apply upon a Change in Control.

(f)    Price. Common Stock issued on a bonus basis under this Article VIII may be issued for no cash consideration; Common Stock purchased pursuant to a purchase right awarded under this Article VIII shall be priced as determined by the Committee; stock appreciation rights shall have a per share strike price that is not less than 100% of the Fair Market Value on the date of grant and a term of no more than ten years.

(g)    Termination. Upon a Participant’s Termination for any reason during the Performance Period, the Other Stock-Based Awards will vest or be forfeited in accordance with the terms and conditions established by the Committee at grant or, if no rights of the Participant are reduced, thereafter.

ARTICLE IX

PERFORMANCE-BASED CASH AWARDS

9.1    Performance-Based Cash Awards. The Committee shall have authority to determine the Eligible Employees and Consultants to whom, and the time or times at which, Performance-Based Cash Awards shall be made, the dollar amount to be awarded pursuant to such Performance-Based Cash Award, and all other conditions for the payment of the Performance-Based Cash Award.

Except as otherwise provided herein, the Committee shall condition the right to payment of any Performance-Based Cash Award upon the attainment of specified performance goals established pursuant to Section 9.2(c) and such other factors as the Committee may determine. The Committee may establish different performance goals for different Participants.

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For any Participant, the Committee may specify a targeted Performance-Based Cash Award for a Performance Period (each an “Individual Target Award”). An Individual Target Award may be expressed, at the Committee’s discretion, as a fixed dollar amount, a percentage of the Participant’s base pay, as a percentage of a bonus pool funded by a formula based on achievement of performance goals, or an amount determined pursuant to an objective formula or standard. The Committee’s establishment of an Individual Target Award for a Participant for a Performance Period shall not imply or require that the same level or any Individual Target Award be established for the Participant for any subsequent Performance Period or for any other Participant for that Performance Period or any subsequent Performance Period. At the time the performance goals are established (as provided in Section 9.2(c)), the Committee shall prescribe a formula to determine the maximum and minimum percentages (which may be greater or less than 100% of an Individual Target Award) that may be earned or payable based upon the degree of attainment of the performance goals during the Performance Period.

9.2    Terms and Conditions. Performance-Based Cash Awards shall be subject to the following terms and conditions:

(a)    Committee Determination. At the expiration of the applicable Performance Period, the Committee shall determine the extent to which the performance goals established pursuant to Section 9.2(c) are achieved and, if applicable, the percentage of the Performance-Based Cash Award that has been vested and earned.

(b)    Waiver of Limitation. In the event of the Participant’s Disability or death, or in cases of special circumstances, the Committee may waive in whole or in part any or all of the limitations imposed thereunder with respect to any or all of a Performance-Based Cash Award.

(c)    Performance Goals, Formulae or Standards. The performance goals for the earning of Performance-Based Cash Awards shall be established by the Committee on or before the date the grant of Performance-Based Cash Award. Such performance goals may incorporate provisions for disregarding (or adjusting for) changes in accounting methods, corporate transactions (including dispositions and acquisitions) and other similar type events or circumstances.

(d)    Payment. Following the Committee’s determination, the earned Performance-Based Cash Award amount shall be paid to the Participant or his legal representative, in accordance with the terms and conditions set forth in Performance-Based Cash Award agreement, but in no event, except as provided in the next sentence, shall such amount be paid later than the later of: (i) March 15 of the year following the year in which the applicable Performance Period ends (or, if later, the year in which the Award is earned); or (ii) two and one-half months after the expiration of the fiscal year of the Company in which the applicable Performance Period ends. Notwithstanding the foregoing, the Committee may place such conditions on the payment of all or any portion of any Performance-Based Cash Award as the Committee may determine and prior to the beginning of a Performance Period the Committee may (A) provide that the payment of all or any portion of any Performance-Based Cash Award shall be deferred and (B) permit a Participant to elect to defer receipt of all or a portion of any Performance-Based Cash Award. To the extent applicable, any deferral under this Section 9.2(d) shall be made in a manner intended to comply with or be exempt from the applicable requirements of Section 409A. Notwithstanding the foregoing, the Committee may exercise negative discretion by providing in a Performance-Based Cash Award the discretion to pay an amount less than otherwise would be provided under the applicable level of attainment of the performance goals.

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(e)    Termination. Unless otherwise determined by the Committee at the time of grant (or, if no rights of the Participant (or, in the case of his death, his estate) are reduced, thereafter), no Performance-Based Cash Award or pro rata portion thereof shall be payable to any Participant who incurs a Termination prior to the date such Performance-Based Cash Award is paid and the performance-Based Cash Awards only shall be deemed to be earned when actually paid.

ARTICLE X

CHANGE IN CONTROL PROVISIONS

10.1    General Change in Control Treatment. In the event of a Change in Control of the Company, except as otherwise provided by the Committee in an Award agreement or otherwise in writing, a Participant’s unvested Award shall not vest and a Participant’s Award shall be treated in accordance with one of the following methods as determined by the Committee:

(a)    Awards, whether or not then vested, may be continued, assumed, have new rights substituted therefor or be treated in accordance with Section 4.2(d), and Restricted Stock or other Awards may, where appropriate in the discretion of the Committee, receive the same distribution as other Common Stock on such terms as determined by the Committee; provided that, the Committee may decide to award additional Restricted Stock or any other Award in lieu of any cash distribution. Notwithstanding anything to the contrary herein, any assumption or substitution of Incentive Stock Options shall be structured in a manner intended to comply with the requirements of Treasury Regulation §1.424-1 (and any amendments thereto).

(b)    Awards may be canceled in exchange for an amount of cash equal to the Change in Control Price (as defined below) per share of Common Stock covered by such Awards, less, in the case of an Appreciation Award, the exercise price per share of Common Stock covered by such Award. The “Change in Control Price” means the price per share of Common Stock paid in the Change in Control transaction.

(c)    Appreciation Awards may be cancelled without payment, if the Change in Control Price is less than the exercise price per share of such Appreciation Awards.

Notwithstanding anything else herein, the Committee may provide for accelerated vesting or lapse of restrictions, of an Award at any time.

10.2    Terminations in Connection with a Change in Control. Notwithstanding any provision in this Plan or an Award Agreement to the contrary, in the event of a Termination without Cause that occurs in the twenty-four (24)-month period following a Change in Control, such terminated Participant’s unvested Awards shall become fully vested immediately upon such Termination without Cause.

ARTICLE XI

TERMINATION OR AMENDMENT OF PLAN

Notwithstanding any other provision of the Plan, the Board, or the Committee (to the extent permitted by law), may at any time, and from time to time, amend, in whole or in part, any or all of the provisions of the Plan (including any amendment deemed necessary or advisable to ensure that the Company may comply with any regulatory requirement referred to in Article XIII or Section 409A), or suspend or terminate it entirely, retroactively or otherwise; provided, however, that, unless otherwise required by

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law or specifically provided herein, the rights of a Participant with respect to Awards granted prior to such amendment, suspension or termination, may not be reduced without the consent of such Participant and, provided further, without the approval of the holders of the Company’s Common Stock entitled to vote in accordance with applicable law, no amendment may be made that would (a) increase the aggregate number of shares of Common Stock that may be issued under the Plan (except by operation of Section 4.2); (b) change the classification of individuals eligible to receive Awards under the Plan; (c) extend the maximum term of Options; (d) other than adjustments or substitutions in accordance with Section 4.2, amend the terms of outstanding Awards to reduce the exercise price of outstanding Stock Options or Appreciation Awards, or cancel outstanding Stock Options or Appreciation Awards (where, prior to the reduction or cancellation, the exercise price exceeds the Fair Market Value on the date of cancellation) in exchange for cash, other Awards or Stock Options or Appreciation Awards with an exercise price that is less than the exercise price of the original Stock Options or Appreciation Awards; (e) require stockholder approval in order for the Plan to continue to comply with the applicable provisions of, to the extent applicable to Incentive Stock Options, Section 422 of the Code or (f) require stockholder approval under the rules of any exchange or system on which the Company’s securities are listed or traded at the request of the Company.

The Committee may amend the terms of any Award theretofore granted, prospectively or retroactively; provided that no such amendment reduces the rights of any Participant without the Participant’s consent. Actions taken by the Committee in accordance with Article IV shall not be deemed to reduce the rights of any Participant.

Notwithstanding anything herein to the contrary, the Board or the Committee may amend the Plan or any Award at any time without a Participant’s consent to comply with Section 409A or any other applicable law.

ARTICLE XII

UNFUNDED PLAN

The Plan is an “unfunded” plan for incentive and deferred compensation. With respect to any payments as to which a Participant has a fixed and vested interest but which are not yet made to a Participant by the Company, nothing contained herein shall give any such Participant any rights that are greater than those of a general unsecured creditor of the Company.

ARTICLE XIII

GENERAL PROVISIONS

13.1    Legend. The Committee may require each person receiving shares of Common Stock pursuant to an Award to represent to and agree with the Company in writing that the Participant is acquiring the shares without a view to distribution thereof and such other securities law related representations as the Committee shall request. In addition to any legend required by the Plan, the certificates or book entry accounts for such shares may include any legend that the Committee deems appropriate to reflect any restrictions on Transfer.

All certificates or book entry accounts for shares of Common Stock delivered under the Plan shall be subject to such stop transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Common Stock is then listed or any national automated quotation system on which the

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Common Stock is then quoted, any applicable Federal or state securities law, and any applicable corporate law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions. If necessary or advisable in order to prevent a violation of applicable securities laws or to avoid the imposition of public company reporting requirements, then, notwithstanding anything herein to the contrary, any stock-settled Awards shall be paid in cash in an amount equal to the Fair Market Value on the date of settlement of such Awards.

13.2    Other Plans. Nothing contained in the Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required; and such arrangements may be either generally applicable or applicable only in specific cases.

13.3    No Right to Employment/Consultancy/Directorship. Neither the Plan nor the grant of any Award thereunder shall give any Participant or other person any right to employment, consultancy or directorship by the Company or any Affiliate, or limit in any way the right of the Company or any Affiliate by which an employee is employed or a Consultant or Non-Employee Director is retained to terminate his or her employment, consultancy or directorship at any time.

13.4    Withholding of Taxes. The Company shall have the right to deduct from any payment to be made pursuant to the Plan, or to otherwise require, prior to the issuance or delivery of any shares of Common Stock or the payment of any cash thereunder, payment by the Participant of, any Federal, state or local taxes required by law to be withheld. Upon the vesting of Restricted Stock (or other Award that is taxable upon vesting), or upon making an election under Section 83(b) of the Code, a Participant shall pay all required withholding to the Company. Any statutorily required withholding obligation with regard to any Participant may be satisfied, subject to the consent of the Committee, by reducing the number of shares of Common Stock otherwise deliverable or by delivering shares of Common Stock already owned. Any fraction of a share of Common Stock required to satisfy such tax obligations shall be disregarded and the amount due shall be paid instead in cash by the Participant.

13.5    No Assignment of Benefits. No Award or other benefit payable under the Plan shall, except as otherwise specifically provided in the Plan or permitted by the Committee, be Transferable in any manner, and any attempt to Transfer any such benefit shall be void, and any such benefit shall not in any manner be liable for or subject to the debts, contracts, liabilities, engagements or torts of any person who shall be entitled to such benefit, nor shall it be subject to attachment or legal process for or against such person.

13.6    Listing and Other Conditions. If at any time counsel to the Company shall be of the opinion that any offer or sale of Common Stock pursuant to an Award is or may be unlawful or prohibited, or will or may result in the imposition of excise taxes on the Company, under the statutes, rules or regulations of any applicable jurisdiction or under the rules of the national securities exchange on which the Common Stock then is listed, the Company shall have no obligation to make such offer or sale, or to make any application or to effect or to maintain any qualification or registration under the Securities Act or otherwise, with respect to the Common Stock or Awards, and the right to exercise any Option or Exercisable Award shall be suspended until, in the opinion of said counsel, such offer or sale shall be lawful, permitted or will not result in the imposition of excise taxes on the Company.

13.7    Governing Law. The Plan and matters arising under or related to it shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to its principles of conflicts of laws.

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13.8    Construction. Wherever any words are used in the Plan in the masculine gender they shall be construed as though they were also used in the feminine gender in all cases where they would so apply. As used herein, (a) “or” shall mean “and/or” and (b) “including” or “include” shall mean “including, without limitation.” Any reference herein to an agreement in writing shall be deemed to include an electronic writing to the extent permitted by applicable law.

13.9    Other Benefits. No Award, whether at grant or payment, shall be deemed compensation for purposes of computing benefits under any retirement plan of the Company or its Affiliates or shall affect any benefits under any other benefit plan now or subsequently in effect under which the availability or amount of benefits is related to the level of compensation, unless expressly provided to the contrary in such benefit plan.

13.10    Costs. The Company shall bear all expenses associated with administering the Plan, including expenses of issuing Common Stock pursuant to any Awards.

13.11    No Right to Same Benefits. The provisions of Awards need not be the same with respect to each Participant, and each Award to an individual Participant need not be the same.

13.12    Death/Disability. The Committee may require the transferee of a Participant to supply it with written notice of the Participant’s death or Disability and to supply it with a copy of the will (in the case of the Participant’s death) or such other evidence as the Committee deems necessary or advisable to establish the validity of the transfer of an Award. The Committee also may require that the transferee agree to be bound by all of the terms and conditions of the Plan.

13.13    Section 16(b) of the Exchange Act. All elections and transactions under the Plan by persons subject to Section 16 of the Exchange Act involving shares of Common Stock are intended to comply with any applicable exemptive condition under Rule 16b-3. The Committee may establish and adopt written administrative guidelines, designed to facilitate compliance with Section 16(b) of the Exchange Act, as it may deem necessary or advisable for the administration and operation of the Plan and the transaction of business thereunder.

13.14    Section 409A.

(a)    Although the Company does not guarantee to a Participant the particular tax treatment of any Award, all Awards are intended to comply with, or be exempt from, the requirements of Section 409A and the Plan and any Award agreement shall be limited, construed and interpreted in accordance with such intent. To the extent that any Award constitutes “non-qualified deferred compensation” pursuant to Section 409A (a “Section 409A Covered Award”), it is intended to be paid in a manner that will comply with Section 409A. In no event shall the Company be liable for any additional tax, interest or penalties that may be imposed on a Participant by Section 409A or for any damages for failing to comply with Section 409A. Notwithstanding anything in the Plan or in an Award to the contrary, the following provisions shall apply to Section 409A Covered Awards: A termination of employment shall not be deemed to have occurred for purposes of any provision of a Section 409A Covered Award providing for payment upon or following a termination of the Participant’s employment unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of a Section 409A Covered Award, references to a “termination,” “termination of employment” or like terms shall mean separation from service. Notwithstanding any provision to the contrary in the Plan or the Award, if the Participant is deemed on the date of the Participant’s Termination to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code and using the identification methodology

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selected by the Company from time to time, or if none, the default methodology set forth in Section 409A, then with regard to any such payment under a Section 409A Covered Award, to the extent required to be delayed in compliance with Section 409A(a)(2)(B) of the Code, such payment shall not be made prior to the earlier of (i) the expiration of the six-month period measured from the date of the Participant’s separation from service, and (ii) the date of the Participant’s death. All payments delayed pursuant to this Section 13.14(a) shall be paid to the Participant on the first day of the seventh month following the date of the Participant’s separation from service or, if earlier, on the date of the Participant’s death.

(b)    With respect to any payment pursuant to a Section 409A Covered Award that is triggered upon a Change in Control, the settlement of such Award shall not occur until the earliest of (i) the Change in Control if such Change in Control constitutes a “change in the ownership of the corporation,” a “change in effective control of the corporation” or a “change in the ownership of a substantial portion of the assets of the corporation,” within the meaning of Section 409A(a)(2)(A)(v) of the Code, (ii) the date such Award otherwise would be settled pursuant to the terms of the applicable Award agreement and (iii) the Participant’s “separation from service” within the meaning of Section 409A, subject to Section 13.14(a).

(c)    For purposes of Code Section 409A, a Participant’s right to receive any installment payments under the Plan or pursuant to an Award shall be treated as a right to receive a series of separate and distinct payments.

(d)    Whenever a payment under the Plan or pursuant to an Award specifies a payment period with reference to a number of days (e.g., “payment shall be made within 30 days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

13.15    Successor and Assigns. The Plan shall be binding on all successors and permitted assigns of a Participant, including the estate of such Participant and the executor, administrator or trustee of such estate.

13.16    Severability of Provisions. If any provision of the Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and the Plan shall be construed and enforced as if such provisions had not been included.

13.17    Payments to Minors, Etc. Any benefit payable to or for the benefit of a minor, an incompetent person or other person incapable of receipt thereof shall be deemed paid when paid to such person’s guardian or to the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge the Committee, the Board, the Company, its Affiliates and their employees, agents and representatives with respect thereto.

13.18    Headings and Captions. The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.

13.19    Recoupment. All Awards granted or other compensation paid by the Company under the Plan, including any shares of Common Stock issued under any Award thereunder, will be subject to: (i) any compensation recapture policies established by the Board or the Committee from time to time and in effect at the time of grant of the Award, and (ii) any compensation recapture policies to the extent required pursuant to any applicable law (including, without limitation, the Dodd-Frank Act) or the rules and regulations of any national securities exchange on which the shares of Common Stock are then traded.

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13.20    Reformation. If any provision regarding Detrimental Activity or any other provision set forth in the Plan or an Award agreement is found by any court of competent jurisdiction or arbitrator to be invalid, void or unenforceable or to be excessively broad as to duration, activity, geographic application or subject, such provision or provisions shall be construed, by limiting or reducing them to the extent legally permitted, so as to be enforceable to the maximum extent compatible with then applicable law.

13.21    Electronic Communications. Notwithstanding anything else herein to the contrary, any Award agreement, notice of exercise of an Exercisable Award, or other document or notice required or permitted by the Plan or an Award that is required to be delivered in writing may, to the extent determined by the Committee, be delivered and accepted electronically. Signatures also may be electronic if permitted by the Committee. The term “written agreement” as used in the Plan shall include any document that is delivered and/or accepted electronically.

13.22    Agreement. As a condition to the grant of an Award, if requested by the Company and the lead underwriter of any public offering of the Common Stock (the “Lead Underwriter”), a Participant shall irrevocably agree not to sell, contract to sell, grant any option to purchase, transfer the economic risk of ownership in, make any short sale of, pledge or otherwise transfer or dispose of, any interest in any Common Stock or any securities convertible into, derivative of, or exchangeable or exercisable for Common Stock, or any other rights to purchase or acquire Common Stock (except Common Stock included in such public offering or acquired on the public market after such offering) during such period of time following the effective date of a registration statement of the Company filed under the Securities Act that the Lead Underwriter shall specify (the “Lock-up Period”). The Participant shall further agree to sign such documents as may be requested by the Lead Underwriter to effect the foregoing and agree that the Company may impose stop-transfer instructions with respect to Common Stock acquired pursuant to an Award until the end of such Lock-up Period.

ARTICLE XIV

EFFECTIVE DATE OF PLAN

The Plan was adopted by the Board on March 14, 2023. The Plan was approved by the stockholders of the Company on [                            ], 2023, effective on the day immediately following such date (the “Effective Date”).

ARTICLE XV

TERM OF PLAN

No Award shall be granted on or after the tenth anniversary of the earlier of (a) the date the Plan is adopted or (b) the date of stockholder approval of the Plan, provided that Awards granted prior to such tenth anniversary may extend beyond that date in accordance with the terms of the Plan.

A-30	2023 Proxy Statement	2023 Omnibus Incentive Plan

495 South High Street, Suite 50 Columbus, OH 43215 (614) 221-3399

Using a black ink pen, mark your votes with an X as shown in this example.
Please do not write outside the designated areas.

2023 Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals – The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposals 2, 3 and 5 and for ONE YEAR on Proposal 4.

1. Election of Directors to serve for three-year terms:
	For	Against	Abstain
01 - Michael T. Miller	☐	☐	☐
02 - Marchelle E. Moore	☐	☐	☐
03 - Robert H. Schottenstein	☐	☐	☐

	For	Against	Abstain		1 Year	2 Years	3 Years	Abstain
2. Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023.	☐	☐	☐	4. Vote, on an advisory basis, on the frequency of the advisory vote on the compensation of our named executive officers.	☐	☐	☐	☐
						For	Against	Abstain
3. Approval, on an advisory basis, of the compensation of our named executive officers.	☐	☐	☐	5. Approval of our 2023 Omnibus Incentive Plan.		☐	☐	☐

B	Authorized Signatures – This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
/ /

1 U P X

03RXHD

The 2023 Annual Meeting of Stockholders of Installed Building Products, Inc. will be held on Thursday, May 25, 2023 at 10:00 a.m. Eastern Time.

The Annual Meeting will be a virtual meeting hosted by a live webcast at meetnow.global/MMS997W

To access the virtual meeting, please refer to the “Frequently Asked Questions” section of the proxy statement.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders.

The material is available at: www.edocumentview.com/IBP

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy – Installed Building Products, Inc.

Notice of 2023 Annual Meeting of Stockholders

Proxy Solicited by Board of Directors

Jeffrey W. Edwards and Michael T. Miller, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Installed Building Products, Inc. to be held on May 25, 2023 or at any postponement or adjournment thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the stockholder. If no direction is made, this proxy will be voted:

•	FOR the election of Michael T. Miller, Marchelle E. Moore and Robert H. Schottenstein as directors to serve for three-year terms;
•	FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023;
•	FOR the approval, on an advisory basis, of the compensation of our named executive officers;
•	FOR a vote of ONE YEAR, on an advisory basis, on the frequency of the advisory vote on the compensation of our named executive officers; and
•	FOR the approval of our 2023 Omnibus Incentive Plan.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side)

Your vote matters – here’s how to vote!
You may vote online or by phone instead of mailing this card.
Online
Go to www.envisionreports.com/IBP or scan the QR code – You will need the number in the shaded bar below.
Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada
Using a blackink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/IBP

2023 Annual Meeting Proxy Card

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals – The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposals 2, 3 and 5 and for ONE YEAR on Proposal 4.

1. Election of Directors to serve for three-year terms:

	For	Against	Abstain

01 - Michael T. Miller	☐	☐	☐

02 - Marchelle E. Moore	☐	☐	☐

03 - Robert H. Schottenstein	☐	☐	☐

	For	Against	Abstain		1 Year	2 Years	3 Years	Abstain
2. Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023.	☐	☐	☐	4. Vote, on an advisory basis, on the frequency of the advisory vote on the compensation of our named executive officers.	☐	☐	☐	☐
						For	Against	Abstain
3. Approval, on an advisory basis, of the compensation of our named executive officers.	☐	☐	☐	5. Approval of our 2023 Omnibus Incentive Plan.		☐	☐	☐

B	Authorized Signatures – This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.

/ /

1 U P X

03RXGD

The 2023 Annual Meeting of Stockholders of Installed Building Products, Inc. will be held on Thursday, May 25, 2023 at 10:00 a.m. Eastern Time.

The Annual Meeting will be a virtual meeting hosted by a live webcast at meetnow.global/MMS997W

To access the virtual meeting, vote your shares or submit questions during the virtual meeting,

you must have the information that is printed in the shaded bar located on the reverse side of this form.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders.

The material is available at: www.envisionreports.com/IBP

Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/IBP

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy – Installed Building Products, Inc.

Notice of 2023 Annual Meeting of Stockholders

Proxy Solicited by Board of Directors

Jeffrey W. Edwards and Michael T. Miller, or either of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Stockholders of Installed Building Products, Inc. to be held on May 25, 2023 or at any postponement or adjournment thereof.

This proxy, when properly executed, will be voted in the manner directed herein by the stockholder. If no direction is made, this proxy will be voted:

•	FOR the election of Michael T. Miller, Marchelle E. Moore and Robert H. Schottenstein as directors to serve for three-year terms;
•	FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023;
•	FOR the approval, on an advisory basis, of the compensation of our named executive officers;
•	FOR a vote of ONE YEAR, on an advisory basis, on the frequency of the advisory vote on the compensation of our named executive officers; and
•	FOR the approval of our 2023 Omnibus Incentive Plan.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side)

C	Non-Voting Items

Change of Address – Please print new address below.	Comments – Please print your comments below.